UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                      FIRST AMERICAN HEALTH CONCEPTS, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

     Common Stock, No par value
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2)   Aggregate number of securities to which transaction applies:

     2,862,638 shares
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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     $9.06 per share x 2,862,638 securities =
       $25,935,500.28 x 1% x 1/50th = $5,187.10
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4)   Proposed maximum aggregate value of transaction:

     $25,935,500.28
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5)   Total fee paid:

     $5,187.10
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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
                    ------------------------------------------------------
Notes:

                                 PROXY STATEMENT

                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                     7776 S. Pointe Parkway West, Suite 150
                           Phoenix, Arizona 85044-5424

                               _____________, 2001

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of First American Health Concepts, Inc. to be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044-5424 on _______________, May ____, 2001, at 2:00 P.M., Arizona
time. At the special meeting, we will ask you to consider and vote to adopt the Agreement and Plan of Merger that we entered into on February 26, 2001 with EyeMed Vision Care LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Luxottica Group S.p.A. ("EyeMed"), under which a wholly owned subsidiary of EyeMed, SAX Corp., an Arizona corporation ("SAX"), will be merged into our company.

     Our Board of Directors carefully considered and reviewed the terms and conditions of the proposed merger. In connection with its evaluation of the merger, our Board of Directors engaged BCC Capital Partners LLC to act as its financial advisor. BCC Capital Partners LLC rendered its opinion on February 26, 2001, that, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $9.06 per share of common stock to be received in the merger is fair to you from a financial point of view. The written opinion of BCC Capital Partners LLC, dated February 26, 2001, is attached as Appendix B to the proxy statement and should be read carefully and in its entirety by the shareholders.

     Based on its review, our Board of Directors has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of First American Health Concepts and its shareholders.

     Our Board of Directors, based on its determination that the merger agreement and the merger are advisable and are fair to and in the best interest of First American Health Concepts and its shareholders, has approved the merger agreement and the merger. Accordingly, our Board of Directors recommends that you vote "FOR" adoption of the merger agreement.

     Approval of the merger agreement at the special meeting will require the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting.

     The accompanying proxy statement provides you with a summary of the proposed merger agreement and additional information about the parties involved and their interests. If the merger agreement is adopted by the holders of First American Health Concepts common stock, the closing of the merger will occur after the special meeting as soon as all of the other conditions to closing the merger are satisfied.

     Please give the accompanying proxy statement, including all of the attached appendices, your careful attention. You are entitled to vote at the special meeting all shares of First American Health Concepts common stock you held of record at the close of business on March 12, 2001, the record date for the special meeting. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger agreement. Accordingly, you are requested to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

                                        Sincerely,


                                        James D. Hyman
                                        President, Chief Executive Officer


     This proxy statement is dated ___________, 2001 and was first mailed to First American Health Concepts' shareholders on or about ___________, 2001.

                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                     7776 S. POINTE PARKWAY WEST, SUITE 150
                             PHOENIX, ARIZONA 85044

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY ____, 2001

     Notice is hereby given that a Special Meeting of Shareholders of First American Health Concepts, Inc., an Arizona corporation, will be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044 on _______________, May ____, 2001, at 2:00
P.M., Arizona time, for the following purposes:

     (1) To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of February 26, 2001, pursuant to which SAX Corp., an Arizona corporation and a wholly owned subsidiary of EyeMed Vision Care LLC, will merge with and into First American Health Concepts and each shareholder of First American Health Concepts will become entitled to receive $9.06 in cash for each outstanding share of common stock, no par value, of First American Health Concepts owned at the effective time of the merger. A copy of the merger agreement is attached as Appendix A to and is described in the accompanying proxy statement.

     (2) To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

     Our Board of Directors has determined that only holders of common stock of record at the close of business on March 12, 2001 will be entitled to notice of, and to vote at, the special meeting or any adjournment or adjournments of the special meeting. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice.


                                        By order of the Board of Directors,


                                        Robert J. Delsol
                                        Chairman of the Board

Phoenix, Arizona
__________, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     First American Health Concepts, Inc. files periodic reports, proxy statements and other information with the SEC. Those filings are available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or other SEC public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference facilities. The address of First American Health Concepts, Inc.'s Internet web site is http://www.ecpa.com.

     You may obtain copies of our periodic reports and other public filings or additional copies of this document by requesting them in writing or by telephone from:

          Carolyn Hall, Secretary
          First American Health Concepts, Inc.
          7776 S. Pointe Parkway West
          Suite 150
          Phoenix, AZ 85044-5424
          (602) 414-1281

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM FIRST AMERICAN HEALTH CONCEPTS, INC., PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SHAREHOLDERS' MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SHAREHOLDERS' MEETING.

     Reports, proxy statements, and other information concerning us may also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, Floor 8, New York, New York 10006.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. First American Health Concepts, Inc. has not authorized anyone to provide you with information that is different from the information contained in this document. This document is dated ___________, 2001. You should not assume that the information contained in this document is accurate as of any other date.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY FIRST AMERICAN HEALTH CONCEPTS, INC. AND ITS AFFILIATES OR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS, CONTINGENCIES AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS, CONTINGENCIES AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, COSTS RELATED TO THE MERGER; SIGNIFICANT QUARTERLY AND OTHER FLUCTUATIONS IN REVENUES AND RESULTS OF OPERATIONS; RELIANCE ON THE TIMELY DEVELOPMENT, PRODUCTION, MARKETING AND DELIVERY OF NEW PRODUCTS AND SERVICES; FIRST AMERICAN HEALTH CONCEPTS' ABILITY TO IMPLEMENT ITS BUSINESS STRATEGY; RISKS ASSOCIATED WITH CONDUCTING A PROFESSIONAL SERVICES BUSINESS; CHANGES IN THE FIRST AMERICAN HEALTH CONCEPTS' PRODUCT AND SERVICE MIX AND PRODUCT AND SERVICE PRICING; RISKS OF PROTECTING INTELLECTUAL PROPERTY RIGHTS AND LITIGATION; DEPENDENCE ON THIRD-PARTY RELATIONSHIPS; FIRST AMERICAN HEALTH CONCEPTS' ABILITY TO ADJUST TO CHANGES IN TECHNOLOGY, CUSTOMER PREFERENCES, ENHANCED COMPETITION AND NEW COMPETITORS IN MANAGED VISION CARE PROVIDER MARKETS, MAINTAIN AND ENHANCE ITS RELATIONSHIPS WITH PROVIDER NETWORKS AND INSURANCE CARRIERS AND OTHER THIRD PARTIES AND ATTRACT AND RETAIN KEY EMPLOYEES; AND GENERAL ECONOMIC AND BUSINESS CONDITIONS.

OTHER FACTORS AND ASSUMPTIONS NOT IDENTIFIED ABOVE COULD ALSO CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS, OR CHANGES IN OTHER FACTORS AFFECTING THESE FORWARD-LOOKING STATEMENTS.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY TERM SHEET.............................................................1
THE SPECIAL MEETING............................................................9
  Date, Time and Place of the Special Meeting..................................9
  Purpose of the Special Meeting...............................................9
  Proxy Solicitation...........................................................9
  Record Date and Quorum Requirement...........................................9
  Voting Procedures............................................................9
  Voting and Revocation of Proxies............................................10
  Other Matters to be Considered..............................................11
THE MERGER....................................................................11
  Background of the Merger....................................................11
  Recommendation of the Board of Directors of First American Health Concepts;
  Reasons for the Merger......................................................14
  Opinion of Financial Advisor................................................15
  Interests of Certain Persons in the Merger..................................17
  Dissenters' Rights..........................................................18
  Indemnification and Insurance...............................................18
  Financing of the Merger.....................................................18
  Federal Income Tax Consequences.............................................18
  Regulatory Matters..........................................................20
THE MERGER AGREEMENT..........................................................20
PARTIES TO THE MERGER.........................................................32
  First American Health Concepts..............................................32
  EyeMed......................................................................34
  SAX.........................................................................34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................34
SHAREHOLDER PROPOSALS.........................................................36
OTHER MATTERS.................................................................36

APPENDIX A -- Agreement and Plan of Merger

APPENDIX B -- Opinion of BCC Capital Partners LLC

APPENDIX C -- First American Health Concepts, Inc.'s annual report on
              Form 10-KSB for the fiscal year ended July 31, 2000.

APPENDIX D -- First American Health Concepts, Inc.'s quarterly report on
              Form 10-QSB for the period ended January 31, 2001

                               SUMMARY TERM SHEET

     This summary term sheet does not contain all the information that is important to consideration of the matters on which you are being asked to vote. You should carefully read the entire proxy statement, including the attached appendices, to fully understand the merger agreement. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

THE PARTIES

FIRST AMERICAN HEALTH CONCEPTS, INC. (PAGE 32)

     We, together with our subsidiaries, are in the business of providing managed vision programs. We, together with our subsidiaries, market and administer three related products under our d.b.a. Eye Care Plan of America or
ECPA: a direct-access, preferred pricing program; an insured program underwritten by various insurance carriers; and a self-funded program.

     The direct-access, preferred pricing program membership accesses providers directly and obtains savings on products and services based upon fee schedule agreements. The insured and self-funded programs are similar. Members access providers directly and pay only a co-payment (if applicable) for scheduled vision care benefits. We perform the claims administration for the underwriting carrier and interact directly with the providers. Insured benefits are principally underwritten by Security Life Insurance Company of America, MEGA Life and Health Insurance Company, the Columbian Life Insurance Company, and Starmount Life Insurance Company.

     The preferred pricing, insured and self-funded products are distributed both directly and through a broker/agent network to employers and other sponsors having access to ten or more employees, clients or customers. Existing and potential sponsors include employer groups, insurance carriers, third party administrators, health maintenance organizations, multiple employer trusts, financial institutions, associations, labor unions, governmental bodies and political subdivisions.

     For selected financial data and historical price information regarding our common stock, you should refer to page 33 in the description of First American Health Concepts under "Parties to the Merger."

     We have attached a copy of our annual report on From 10-KSB for the fiscal year ended July 31, 2000 as Appendix C and our quarterly report on Form 10-QSB for the period ended January 31, 2001 as Appendix D. These documents contain important information about our company that you may want to consider prior to casting your vote. The mailing address of our executive offices is 7776 S. Pointe Parkway West, Suite 150, Phoenix, Arizona 85044 and the telephone number is (602) 414-1281.

EYEMED VISION CARE LLC (PAGE 34)

EyeMed is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Luxottica Group, S.p.A. The mailing address of EyeMed's principal office is 8650 Governor's Hill Drive, Cincinnati, Ohio 45242 and the telephone number is (513) 583-6000.

EyeMed Vision Care is a managed vision care company that offers vision care to over 19 million members nationwide. EyeMed is a division of Luxottica Group, a world leader in eyeglass frame design and quality manufacturing with over 39 years of experience. LensCrafters, the nation's leading optical retailer with over 17 years experience, is also part of the Luxottica Group.

The EyeMed provider panel is a diverse provider network with access to over 8,000 providers, allowing members to choose among private practice Optometrists, Ophthalmologists, Opticians, and the nation's leading optical retailer, LensCrafters. Both quality care and quality products are integral objectives of the EyeMed vision care program.

SAX CORP. (PAGE 34)

     SAX is an Arizona corporation formed solely for the purpose of entering into the merger agreement and performing the transactions contemplated by that agreement. SAX has not engaged in any business activity other than those incident to its formation and the execution, delivery and performance of the merger agreement. The mailing address of SAX's principal office is 8650 Governor's Hill Drive, Cincinnati, OH, 45242 and the telephone number is (513) 583-6000.

THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE (PAGE 9)

     The special meeting will be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044 on _______________, May ____, 2001, at 2:00 p.m. Arizona time.

     You are entitled to vote at the special meeting those shares of First American Health Concepts common stock you held of record at the close of business on March 12, 2001, the record date for the special meeting. You will be entitled to one vote for each share of First American Health Concepts common stock that you owned of record on the record date. On the record date, there were 2,635,691 shares of First American Health Concepts common stock issued and outstanding and entitled to be voted at the special meeting. On the record date, directors and executive officers of First American Health Concepts held of record an aggregate of 901,768 shares of outstanding common stock and options exercisable for 89,974 shares of common stock.

VOTING AND PROXIES (PAGE 9)

     You may vote by returning the enclosed proxy card or by appearing at the special meeting. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies that you have finally submitted will be voted "FOR" the adoption of the merger agreement. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding voting of your shares. If you own First American Health Concepts common stock and fail to vote, fail to instruct your broker to vote or abstain from voting, you will in effect be voting against the adoption of the merger agreement.

     You should not send any stock certificates with your proxy. A letter of transmittal with instructions for the surrender of certificates formerly representing First American Health Concepts common stock will be mailed to you as soon as practicable after completion of the merger.

REQUIRED VOTE (PAGE 9)

     Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of First American Health Concepts common stock entitled to vote at the special meeting. An aggregate of 1,317,846 votes will be required to adopt the merger agreement.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (PAGES 34-36)

     As of March 12, 2001, our directors and executive officers owned 901,768 shares of First American Health Concepts common stock, all of which are entitled to be cast at the special meeting. These shares represent approximately 34.2% of the total votes entitled to be cast at the special meeting. In addition, as of such date, our directors and executive officers held vested and exercisable options to purchase an additional 89,974 shares of our common stock.

REVOCABILITY OF PROXY (PAGE 10)

     If you execute and return a proxy, you may revoke that proxy at any time before it is voted in any one of the following ways:

     * by delivering to our Secretary at our executive offices, 7776 S. Pointe Parkway West, Suite 150, Phoenix, Arizona 85044-5424, at or before the special meeting, a written notice of revocation which is dated a later date than the proxy;

     * by delivering a later-dated proxy relating to the same shares to our Secretary at our executive offices at or before the special meeting; or

     * attending the special meeting and voting in person by ballot. Your attendance at the meeting will not, by itself, revoke your proxy.

     If you are not a holder of record and have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

THE MERGER AND THE MERGER AGREEMENT

     Pursuant to the merger agreement, which is the legal document that governs the merger, a wholly-owned subsidiary of EyeMed Vision Care LLC formed for the purpose of the merger will merge with and into First American Health Concepts. As a result, we will become a wholly-owned subsidiary of EyeMed.

     We have attached a copy of the merger agreement as Appendix A. The summary of the merger agreement set forth in this proxy statement is qualified in its entirety by reference to the full text of the merger agreement.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 20-21)

     You will receive $9.06 per share in cash in exchange for each share of First American Health Concepts common stock that you own at the effective time of the merger. The per share price represents a 17.66% premium over the $7.70 per share closing price of our common stock on February 26, 2001, the last trading day before we announced the signing of the merger agreement, a 16.15% premium to the 52 week high closing price of $7.80 and a 124% premium over the average closing price of $4.04 for the 60 trading days preceding the announcement.

EXCHANGE PROCEDURES (PAGE 21)

     Promptly after completion of the merger, EyeMed will instruct the paying agent to mail to all holders of record of First American Health Concepts common stock who are entitled to merger consideration pursuant to the merger agreement, a letter of transmittal with instructions on how to surrender your stock certificates. You should not surrender your stock certificates until you have received the letter of transmittal and instructions.

BACKGROUND OF THE MERGER (PAGES 11-14)

     For a description of the events leading to the approval of the merger and the merger agreement by the Board of Directors of First American Health Concepts and the reasons for such approval, you should refer to "The Merger--Background of the Merger" and "--Recommendations of the Board of Directors of First American Health Concepts; Reasons for the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST AMERICAN HEALTH CONCEPTS; REASONS FOR THE MERGER (PAGES 14-15).

     Our Board of Directors has determined that the merger agreement and the merger are advisable and are fair to you and in your and First American Health Concepts' best interests and recommends that you vote "FOR" adoption of the merger agreement. In making this determination, our Board of Directors took into account, among other things, the opinion dated February 26, 2001 of our financial advisor BCC Capital Partners LLC that, as of that date and on the basis of and subject to the matters reviewed with our Board of Directors, the $9.06 per share to be received by you in the merger was fair to you from a financial point of view.

OPINION OF BCC CAPITAL PARTNERS LLC (PAGES 15-17)

     BCC Capital Partners LLC delivered its written opinion on February 26, 2001 to our Board of Directors that, as of the date of the opinion and on the basis of and subject to the matters reviewed with our Board of Directors, the consideration equal to $9.06 per share of common stock was fair to you from a financial point of view. We have attached a copy of the opinion as Appendix B to this proxy statement. The summary of the opinion of BCC Capital Partners LLC set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     The opinion of BCC Capital Partners LLC does not constitute a recommendation as to how you should vote at the special meeting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGES 17-18)

     In considering the recommendation of our Board of Directors with respect to the merger, shareholders should be aware that the executive officers and directors of First American Health Concepts have some interests in the merger that may be different from, or in addition to, the interests of shareholders generally. See "The Merger -- Interests of Certain Persons in the Merger." All outstanding and unexpired options granted pursuant to our 1987 Stock Option Plan and 1998 Stock Option Plan will vest in full upon consummation of the merger and will be cancelled in exchange for the difference, if any, between the merger consideration and the applicable exercise price. A description of the payments to be made to holders of stock options can be found in "The Merger Agreement--Terms of the Merger Agreement--Stock Options."

     Our Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation. See "The Merger-- Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER (PAGES 21-23)

     Each party's obligation to complete the merger is subject to a number of conditions, including the following:

     * approval by our shareholders of the transactions contemplated by the merger agreement; and

     * the absence of any action or proceeding by a governmental agency challenging, seeking to make illegal, materially delaying or prohibiting the merger.

     The obligations of EyeMed and SAX to complete the merger are subject to certain additional conditions, including the following:

     * we shall have performed in all material respects all of our obligations under the merger agreement;

     * our representations and warranties in the merger agreement must be true in all material respects as of the date of the merger agreement and at the closing of the merger;

     * all necessary consents and approvals of third parties or governmental entities shall have been obtained; and

     * our attorneys shall have prepared (in a form and substance reasonably satisfactory to EyeMed) and delivered a legal opinion to EyeMed and SAX on certain matters.

     Our obligation to complete the merger is subject to certain additional conditions, including the following:

     * EyeMed and SAX shall have performed in all material respects all of their obligations under the merger agreement; and

     * the representations and warranties of EyeMed and SAX in the merger agreement must be true in all material respects as of the date of the merger agreement and at the closing of the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGES 30-31)

     The merger agreement may be terminated, whether before or after receiving shareholder approval, without completing the merger, under certain circumstances, including the following:

     *    by mutual consent of the parties;

     * by us or EyeMed if the merger is not consummated by December 31, 2001; provided that the party seeking to terminate the merger shall not have breached its obligations under the merger agreement;

     * by us or EyeMed if any law prohibits the merger or if a court order prohibiting the merger becomes final and cannot be appealed;

     * by us if EyeMed or SAX breach any material representation or covenant of the merger agreement that is not cured within 10 days of notice of breach;

     * by EyeMed if we breach any representation or covenant of the merger agreement that is not curable or, if curable, is not cured on the earlier of 10 days after notice of breach or the date on which all other conditions to the merger have been satisfied;

     *    by us or EyeMed if our shareholders do not adopt the merger agreement;

     * by EyeMed if certain events (each a "Company Triggering Event") shall have occurred, including any of the following:

          - our Board of Directors fails to recommend to our shareholders to vote or adopt the merger agreement (or withdraws or modifies its recommendation in a manner adverse to EyeMed);

          - we fail to include in the proxy statement the recommendation of our Board of Directors to vote to approve the merger agreement or a statement to the effect that our Board of Directors believes that the merger is in the best interests of our shareholders;

          - our Board of Directors fails to publicly reaffirm its recommendation to approve the merger or fails to reaffirm its statement that the merger is in the best interests of the shareholders within 10 business days of receiving a written request from EyeMed for a reaffirmation;

          - our Board of Directors approves, endorses or recommends another acquisition proposal;

          - we enter into a letter of intent or other similar document relating to another acquisition proposal or consummate an acquisition transaction with another party;

          - we fail to hold a shareholders meeting within 50 days after our proxy statement is approved by the Securities and Exchange Commission;

          - a tender offer or exchange offer for our shares of common stock is commenced and we do not send a statement to our shareholders recommending rejection of such tender offer or exchange offer within 10 business days thereafter;

          - we fail to issue a press release reaffirming our Board of Directors recommendation to approve the merger within 10 business days after an alternative acquisition proposal is publicly announced;

          - we, any of our subsidiaries or any of our representatives violate the restrictions in the merger agreement concerning discussions, negotiations and other activities with third parties relating to an alternative acquisition proposal; or

          - we, or any of our directors or officers, shall have asserted that any provision of the merger agreement is invalid or unenforceable in any respect; and

     * by EyeMed if we do not provide EyeMed with sufficient access to information, if certain information that we have provided is deemed to be inaccurate in a significant respect or we failed to have achieved performance goals specified in the merger agreement.

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TERMINATION FEE PAYABLE TO EYEMED (PAGE 31)

     We are required to pay to EyeMed a termination fee of $1.25 million and to reimburse EyeMed for fees and expenses incurred by EyeMed and SAX related to the merger agreement up to a maximum of $700,000, if:

     * the merger agreement is terminated because the merger did not occur on or before December 31, 2001;

     * the merger agreement is terminated by EyeMed because we breached any of our representations, warranties, covenants or agreements in the merger agreement which is not curable or, if curable, is not cured on the earlier of 10 days after notice of breach or the date on which all other conditions to the merger have been satisfied;

     * the merger agreement is terminated because our shareholders failed to approve the merger;

     * the merger agreement is terminated by EyeMed because a Company Triggering Event occurs; or

     * the merger agreement is terminated by EyeMed because we fail to provide EyeMed sufficient access to information, certain information that we provide is deemed to be inaccurate in a significant respect, or we failed to have achieved minimum performance goals specified in the merger agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGES 18-20)

     The merger will be treated as a taxable sale of your shares of First American Health Concepts common stock for United States federal income tax purposes. In general, you will recognize a gain or loss equal to the sum of the merger consideration that you receive at the completion of the merger, reduced by the income tax basis in your shares of First American Health Concepts common stock exchanged in the merger. You should consult your own tax advisors regarding the federal income tax consequences of the merger, as well as any tax consequences under state, local, or non-U.S. laws.

ADDITIONAL INFORMATION

     If you have additional questions about the merger or would like additional copies of the proxy statement, you should call Carolyn Hall at (602) 414-1281.

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
                               THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the special meeting of shareholders to be held at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044 on _______________, May ____, 2001, at 2:00 P.M., Arizona time, or any adjournment or adjournments of the special meeting. This proxy statement, the notice of the special meeting and the accompanying form of proxy card are first being mailed to shareholders on or about ___________, 2001.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and to consider and vote upon such other matters as may properly come before the special meeting.

PROXY SOLICITATION

     We will bear the cost of solicitation of proxies. Our officers, directors, and regular employees may solicit proxies by telephone or personal call, but will receive no additional compensation for their services. We have requested brokers and nominees who hold stock in their names to furnish this proxy statement to their customers, and we will reimburse such brokers and nominees for their related out-of-pocket expenses. In addition, we have hired MacKenzie Partners, Inc. to solicit proxies for a fee of $4,000 plus direct cost reimbursement.

RECORD DATE AND QUORUM REQUIREMENT

     The common stock is the only outstanding voting security of First American Health Concepts. Our Board of Directors has fixed the close of business on March 12, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or adjournments thereof. At the close of business on the record date, there were 2,635,691 shares of common stock issued and outstanding held by 99 holders of record.

     The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES

     Adoption of the merger agreement, which is attached as Appendix A, will require the affirmative vote of the holders of a majority of the shares of the issued and outstanding First American Health Concepts common stock entitled to vote at the meeting. An aggregate of 1,317,846 votes will be required to adopt the merger agreement. Each holder of record of First American Health Concepts common stock at the close of business on the record date is entitled to one vote for each share then held on each matter that may properly come before the special meeting. As of March 12, 2001, our directors and executive officers owned 901,768 shares of First American Health Concepts common stock, all of which are entitled to be cast at the special meeting. These shares represent approximately 34.2% of the total votes entitled to be cast at the special meeting. In addition, as of such date, our directors and executive officers held vested and exercisable options to purchase an additional 89,974 shares of common stock.

     Under the Arizona Business Corporation Act, in determining whether the adoption of a merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement. A failure to vote or a vote to abstain will have the same effect as a vote cast against adoption of the merger agreement. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the special meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. If you do not instruct your broker to vote, it will have the same effect as a vote against adoption of the merger agreement.

     If there are insufficient affirmative votes to adopt the merger agreement at the special meeting, proxies voted in favor of the merger agreement and proxies as to which no voting instructions are given may be voted to adjourn the special meeting in order to solicit additional proxies in favor of the proposal to adopt the merger agreement. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

VOTING AND REVOCATION OF PROXIES

     If you are a record holder of shares you may vote those shares either by returning the enclosed proxy card or by appearing at the special meeting. All properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" adoption of the merger agreement in accordance with the recommendation of our Board of Directors.

     If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it at any time before it is voted in any one of the following ways:

     * by delivering to our Secretary at our executive offices in Phoenix, Arizona at or before the special meeting, a written notice of revocation which is dated a later date than the proxy;

     * by delivering a later-dated proxy relating to the same shares to our Secretary at our executive offices at or before the special meeting; or

     * attending the special meeting and voting in person by ballot. Your attendance at the meeting will not, by itself, revoke your proxy.

     If you are not a holder of record and have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

OTHER MATTERS TO BE CONSIDERED

     We are not aware of any other matters which will be brought before the special meeting. If, however, other matters were to be properly presented, proxies would be voted in accordance with the discretion of the holders of such proxies.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Since March 1, 1998, LensCrafters, Inc., EyeMed's parent and an indirect wholly owned subsidiary of Luxottica Group S.p.A. ("Luxottica"), has participated in the First American Health Concepts network as a vision care panel member. In September 1998, representatives of Luxottica met with us to explore ways to strengthen our existing business relationship. The Luxottica representatives indicated a desire to explore a partnership with First American Health Concepts. At that time, the extent and nature of the proposed partnership was undetermined, although Luxottica indicated that it was willing to consider several possibilities, including a potential business combination. We informed Luxottica that we might consider some form of partnership, but, at that time, we were not interested in selling the company.

     On October 15, 1998, Kerry Bradley, Executive Vice President of LensCrafters, wrote a letter to John Raycraft, who was then First American Health Concepts' Chief Executive Officer, indicating Luxottica's interest in entering into serious acquisition discussions. The letter contained a non-binding indication of interest in acquiring all of the equity of First American Health Concepts for cash and disclosed that Luxottica had placed a preliminary valuation on the transaction of between $8 million and $12 million. By a letter dated October 28, 1998, John Behrmann, our former Chairman, rejected this proposal on behalf of the Board, indicating that our Board did not anticipate exploratory acquisition discussions in the foreseeable future. Mr. Behrmann stated, however, that our Board would consider the possibility of forming an alliance of a different nature with LensCrafters as well as any specific, unconditional proposal relating to a business combination from a qualified buyer with demonstrated financing in place. Following our rejection of Luxottica's proposal, we had no further acquisition discussions with Luxottica for over a year and continued to work with LensCrafters as a network provider. In the meantime, Luxottica formed its own vision care company, EyeMed Vision Care LLC.

     In November 1999, LensCrafters provided us with written notice of its intent to withdraw from our provider panel effective February 1, 2001. The notice explained that LensCrafters was developing its own vision care panel through its subsidiary, EyeMed Vision Care. The notice further indicated that, in light of our good working relationship, LensCrafters wanted to give us sufficient advance notice to allow us to develop alternative plans.

     In early April 2000, James Hyman, Chief Executive Officer of First American Health Concepts, met with representatives of LensCrafters to ask them to reconsider their intended withdrawal and discussed the advantages of remaining in our network. Approximately one week later, representatives of Luxottica met with Mr. Hyman and indicated that Luxottica would still be interested in acquiring First American Health Concepts. Mr. Hyman agreed to discuss the possibility of a business combination with Luxottica with our Board of Directors.

     On April 18, 2000, Luxottica delivered a letter to Mr. Behrmann outlining its willingness to consider an acquisition of all the equity of First American Health Concepts for a purchase price in the range of between $16 and $17 million. Chairman Behrmann responded, in a letter dated April 19, 2000, that, at that time, First American Health Concepts was not interested in entering into a business combination with Luxottica. On May 17, 2000, Luxottica increased the proposed purchase price to $18 million. On May 23, Chairman Behrmann, on behalf of our Board, notified Luxottica that the revised offer had been rejected. In a letter delivered to Luxottica on June 14, 2000, Chairman Behrmann reiterated our Board's opposition to Luxottica's earlier proposal. From June until mid-October of 2000 representatives of Luxottica and First American Health Concepts continued to discuss in general terms the possibility of a business combination.

     At a Board meeting in mid-October 2000, members of our Board considered various issues related to negotiating a potential transaction with Luxottica and discussed generally the criteria that it should use in determining whether to consider a merger proposal. Following the Board meeting, Robert J. Delsol, a member of our Board and a significant shareholder, and Mr. Hyman arranged to meet with representatives of Luxottica to engage in further discussions. On October 20, 2000, Messrs. Delsol and Hyman met with representatives of Luxottica, at which meeting Luxottica agreed to increase its offer for all of our outstanding equity (including the cancellation of stock options) to $25 million, subject to satisfactory and expedited completion of due diligence and the execution of a mutually satisfactory merger agreement containing customary closing conditions. The transaction would be structured as a merger and be subject to the approval of the shareholders of First American Health Concepts.

     Messrs. Delsol and Hyman indicated to Luxottica's representatives that the transaction would likely be acceptable to our Board and agreed, on behalf of First American Health Concepts, to enter into a Confidentiality Agreement with Luxottica so that the due diligence process could proceed promptly. By a letter dated October 21, 2000, Chairman Behrmann, stating that he was speaking on behalf of himself and Directors Thomas B. Morgan and Robert M. Topol, informed Luxottica that the Board had not authorized any director or officer of First American Health Concepts to enter into an agreement in principle or to negotiate a business combination on behalf of First American Health Concepts.

     In a telephone call on October 22, 2000, Luxottica's counsel, Winston & Strawn, informed our counsel, that, in light of the apparent disagreement among our directors, Luxottica would do nothing further until our Board had met again and unanimously agreed to proceed with the proposed transaction, on the general terms outlined in the October 20, 2000 meeting with Messrs. Delsol and Hyman. On October 23, 2000, Luxottica's counsel informed our counsel that Luxottica had decided to terminate its merger discussions with us. Luxottica indicated that it might be willing to resume discussions in the future when our Board's intentions became more settled. Later that day, Cliff Bartow, LensCrafters' Chief Operating Officer, called Mr. Hyman to confirm that Luxottica had withdrawn its offer. Mr. Bartow indicated that Luxottica would consider reopening discussions if it became appropriate. Mr. Bartow indicated that, as a sign of good faith, LensCrafters would extend its time on our panel for an additional year until January 31, 2002.

     In mid-November 2000 and early December 2000, our Board ratified the Confidentiality Agreement with Luxottica and authorized further discussions with Luxottica relating to a definitive acquisition proposal. By letter dated December 12, 2000, Luxottica confirmed and acknowledged that the Confidentiality Agreement was in full force and effect. In late December 2000, Luxottica delivered to us a draft term sheet providing for a merger transaction in which an indirect subsidiary of Luxottica would acquire all of our outstanding common stock for $25 million cash, less any amount required to cancel outstanding options. The term sheet also contained preliminary proposals with regard to timing, covenants, representations and warranties, termination provisions and required voting and stock option agreements. In a letter dated December 29, 2000, Chairman Behrmann responded to Luxottica's term sheet by expressing our willingness to negotiate a merger agreement but informing Luxottica that it would have to delay its due diligence review of confidential information until the Board had reviewed a proposed merger agreement and, thereafter, determined to support the merger.

     On January 23, 2001, our counsel received a draft merger agreement which contemplated that certain of our shareholders, including certain members of our Board, would execute an agreement to vote in favor of the merger and provide Luxottica with the right to purchase their shares at the purchase price per share set forth in the merger agreement.

     At a Board meeting held on January 25, 2001, following our annual meeting of shareholders, Robert Delsol was elected Chairman of the Board and James Hyman was elected to serve as a Director. At that meeting, the Board unanimously resolved to proceed with the transaction contemplated by the draft merger agreement but expressed concerns about the voting and stock option agreements, the amount of the termination fee, and some of the events that would trigger the termination fee. The Board authorized Chairman Delsol and Director Kirkorian to coordinate with our counsel to negotiate the final terms of the proposed merger. Further, the Board provisionally established a committee consisting of disinterested directors to approve the transaction to the extent such a committee was required under the Business Combinations Statute of the Arizona Business Corporation Act. The Board also engaged a financial advisor to evaluate the fairness of the proposed transaction to the shareholders of First American Health Concepts.

     During the period between late January and early February of 2001, Luxottica and its representatives conducted preliminary due diligence. In addition, during this time, representatives of First American Health Concepts and Luxottica negotiated the terms of the merger agreement and discussed the proposed voting and stock option agreements. Ultimately, at the urging of our Board, Luxottica agreed to proceed with the transaction without obtaining a voting or stock option agreement from any shareholder. On or about February 20, 2001, a revised draft of the proposed merger agreement was presented to our Board and to the management of Luxottica, LensCrafters, EyeMed and SAX.

     On February 21, 2001, in the continuation of a meeting that was recessed from February 19, our Board resolved to approve the final merger agreement, substantially in the form presented to the directors, subject to satisfactory resolution of certain remaining issues. Director Behrmann voted against the merger agreement proposal. Based on the advice of outside counsel, the Board determined that approval of the transaction by the committee of disinterested directors or any other Board committee was not necessary under Arizona's Business Combinations Statute or any other applicable takeover or business combination statutes. Following the Board meeting, Mr. Behrmann resigned from our Board.

     On February 26, 2001 EyeMed's sole member, LensCrafters, approved the merger agreement. Shortly thereafter, representatives of EyeMed, Sax Corp. and First American Health Concepts executed the merger agreement and the parties issued a joint press release publicly announcing the transaction at approximately 4:00 p.m., New York City time on February 26th.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST AMERICAN HEALTH CONCEPTS; REASONS FOR THE MERGER

     In determining to approve and recommend the merger, and in reaching its determination that the merger agreement and the merger are advisable and are fair to and in our best interest and the best interest of our shareholders, our Board of Directors consulted with executive officers of First American Health Concepts and our financial and legal advisors, and considered a number of characteristics associated with the merger agreement. In reaching its decision, our Board of Directors considered the following factors that supported the Board's decision:

     * the opinion of BCC Capital Partners LLC, dated February 26, 2001, to the effect that, and on the basis and subject to the matters set forth in that opinion, the $9.06 per share merger consideration was fair from a financial point of view to our shareholders;

     * the fact that the merger consideration on a per share basis represented a significant premium over recently prevailing market prices of our stock;

     * the strategic options available to us and our Board of Directors' assessment that none of these options were reasonably likely to present superior opportunities, nor were they reasonably likely to create greater value for our shareholders, than the value presented by the merger;

     * the terms of the merger agreement, as reviewed by our Board of Directors with our legal advisors, including:

          -- the representations of EyeMed as to the availability of financial resources to consummate the merger; and

          -- the absence of a financing condition and the limited number of other conditions.

          -- the fact that EyeMed did not require voting or similar agreements with any of our directors, officers or shareholders, and the transaction is subject to a meaningful vote of our shareholders.

Our Board of Directors also considered a variety of risks, and possible negative factors, in deliberations considering the merger. In particular our Board of Directors considered:

     * we will no longer exist as an independent company and our shareholders will forgo any upside opportunity that might possibly be achieved in the future under our stand-alone business plan;

     * under the terms of the merger agreement, we cannot solicit other proposals and must pay EyeMed a termination fee of $1.25 million, plus out-of-pocket expenses not to exceed $700,000, if we terminate the merger agreement under certain circumstances, which may prevent others from proposing an alternative transaction that may be more advantageous to our shareholders.

     In addition, our Board of Directors considered the interests of certain directors and executive officers that are different from, or in addition to, the interests of our shareholders generally, as described under "Interests of Certain Persons in the Merger."

     The above discussion concerning the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered by our Board of Directors in making its determination. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the proposed merger, our Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of our Board of Directors may have considered individual factors to have different relative importance. For example, John Behrmann expressed, during the meetings of the Board of Directors and in his resignation letter, concerns with the size of the termination fee and its potential to hinder competing bids. The other board members disagreed with this position, particularly when considered with all the other terms of the merger agreement and the fact that no shares are restricted by any voting agreement and the merger will be subject to a meaningful shareholder vote.

OPINION OF FINANCIAL ADVISOR

     First American Health Concepts retained BCC Capital Partners LLC to act as its financial advisor in connection with the possible transaction involving EyeMed and SAX. BCC Capital Partners LLC will receive a fee for its services.

     BCC Capital Partners LLC is a recognized investment banking and advisory firm. As part of its investment banking services, BCC Capital Partners LLC is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, public and private financing, complex restructurings and recapitalizations. First American Health Concepts selected BCC Capital Partners LLC to act as its financial advisor in connection with a possible transaction involving EyeMed and SAX based upon BCC Capital Partners' qualifications, expertise and reputation.

     On February 26, 2001, BCC Capital Partners LLC rendered its opinion to the First American Health Concepts' Board of Directors that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $9.06 per share to be received in the merger is fair to First American Health Concepts' shareholders from a financial point of view. The full text of the written opinion of BCC Capital

Partners LLC addressed to the Board of Directors is attached as Appendix B to the proxy statement and should be read carefully and in its entirety by our shareholders.

     In connection with rendering its opinion, BCC Capital Partners LLC, among other things:

     * Reviewed certain publicly available business and financial information relating to First American Health Concepts that BCC Capital Partners LLC deemed to be relevant;

     * Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, and prospects of First American Health Concepts that was furnished to them by First American Health Concepts or was publicly available;

     * Conducted discussions with members of senior management of First American Health Concepts concerning our business and future prospects;

     * Reviewed the historical market prices and valuation multiples for First American Health Concepts shares and compared them with those of certain publicly traded companies that BCC Capital Partners LLC deemed to be relevant;

     * Reviewed the results of operations of First American Health Concepts and compared them with those of certain publicly traded companies that BCC Capital Partners LLC deemed to be relevant;

     * Compared the proposed financial terms of the merger with the financial terms of certain other transactions which BCC Capital Partners LLC deemed to be relevant;

     *    Reviewed the merger agreement; and

     * Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as BCC Capital Partners LLC deemed necessary, including its assessment of current general economic, market and monetary conditions.

     BCC Capital Partners LLC relied, with our consent, on the accuracy and completeness of all the information that was publicly available or furnished to it by First American Health Concepts and did not assume any responsibility for independently verifying such information. BCC Capital Partners was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or part of First American Health Concepts. With respect to the financial projections, BCC Capital Partners LLC assumed that they reflected the best available estimates and good faith judgments of our management as to the future performance of First American Health Concepts and provided a reasonable basis upon which they could form an opinion. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of First American Health Concepts, BCC Capital Partners LLC or any other person assumes responsibility if future results are materially different from those projected. BCC Capital Partners LLC has neither made nor obtained an independent appraisal or valuation of any of First American Health Concepts' assets. The opinion provided by BCC Capital Partners LLC speaks only as of February 26, 2001 and does not constitute a recommendation to any of our shareholders, nor should it be relied upon as such, as to how such shareholder should vote on the merger.

     In connection with preparing and rendering its opinion, BCC Capital Partners LLC performed a variety of valuation, financial and comparative analyses. The summary of the material analyses set forth below does not purport to be a complete description. The summary of the opinion of BCC Capital Partners LLC set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to summary description. Selecting portions of the analyses or of the summary, without considering the analysis as a whole, could create an incomplete view of BCC Capital Partners LLC's process for arriving at its opinion.

     (1) Analysis of Selected Publicly Traded Companies--BCC Capital Partners LLC derived an indication of value for First American Health Concepts by calculating ratios of market values to financial variables (such as earnings, cash flow, book value and other financial measures) of publicly-traded companies with investment attributes similar to First American Health Concepts. Publicly-traded companies used for this analysis were: Avesis, Inc. and Safeguard Health.

     (2) Discounted Cash Flow Analysis - BCC Capital Partners calculated a range of theoretical values for First American Health Concepts using the discounted cash flow approach based upon our projected cash flows and discount rates accounting for a lack of marketability discount of five percent.

     (3) Other Analyses - BCC Capital Partners LLC conducted such other analyses as it deemed necessary, including reviewing the nature of the business and history of the enterprise since inception; the economic outlook of the vision care industry; the book value of the stock and the financial condition of First American Health Concepts; our earning capacity; the existence of goodwill or other intangible value; sales of the stock and the size of the block to be valued; and the market price of companies engaged in the same or similar line of business, having their stocks actively traded in a free and open market, either on an exchange or over the counter.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of our Board of Directors with respect to the merger and the merger agreement, you should be aware that certain of our officers and directors have interests in connection with the merger which may present them with actual or potential conflicts of interest as summarized below. Our Board of Directors was aware of these interests and considered them among the other matters described under "--The Recommendation of the Board of Directors of First American Health Concepts; Reasons for the Merger."

     Certain of our executive officers will receive retention bonuses if they stay employed with us until January 24, 2002 or if they are terminated without cause prior to that date. The aggregate amount of bonuses to be paid is $170,000. Of the $170,000 total, $100,000 is allocated to payment of a retention bonus to James Hyman, our Chief Executive Officer.

     In addition, all outstanding and unexpired options granted pursuant to our 1987 Stock Option Plan and 1998 Stock Option Plan will, upon consummation of the merger, be cancelled in exchange for the difference, if any, between the merger consideration and the applicable exercise price. A description of the payments to be made to holders of stock options can be found in "The Merger Agreement--Terms of the Merger Agreement-- Stock Options."

DISSENTERS' RIGHTS

     Under Chapter 13 of the Arizona Business Corporation Act, shareholders are given the right to dissent from and seek payment of the "fair value" of their shares in certain mergers. The dissenters' rights of Chapter 13, however, do not apply to the holders of shares of stock that are registered on a national securities exchange. Because our common stock is registered on the American Stock Exchange, holders of our shares have no dissenters' rights in the proposed merger.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that for six years after the completion of the merger our current and former directors, officers and employees and agents of First American Health Concepts and its subsidiaries will be indemnified, as provided in their respective charters or bylaws, in respect of acts or omissions occurring at or prior to the consummation of the merger. In addition, First American Health Concepts (as the surviving corporation) is required to maintain in effect, for a period of three years after the completion of the merger, directors' and officers' liability insurance not significantly less advantageous than the First American Health Concepts policies in effect on February 26, 2001. However, in no event will First American Health Concepts be required to pay premiums for such insurance in excess of 125% of the premiums paid by First American Health Concepts last year.

FINANCING OF THE MERGER

     It is expected that EyeMed will require approximately $26 million in cash in order to complete the merger, including payments to be made to First American Health Concepts shareholders and holders of First American Health Concepts stock options, payments under certain First American Health Concepts employee benefit plans and contracts, and the payment of fees and expenses. The merger is not subject to any financing condition although EyeMed has represented that it has access to the financial resources from internal sources necessary to consummate the merger.

FEDERAL INCOME TAX CONSEQUENCES

     The following describes the material United States federal income tax consequences of the merger that are generally applicable to holders of First American Health Concepts common stock. This summary does not purport to be a complete analysis of all potential tax considerations. It does not address the consequences of the merger under the tax laws of any state, local, or foreign jurisdiction. In addition, this summary does not address tax considerations applicable to holders of stock options. Special tax consequences not described below also may apply to particular classes of taxpayers, including financial institutions, broker-dealers, tax-exempt organizations, insurance companies, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons who acquired their stock through the exercise of an employee stock option or otherwise as compensation, and persons whose shares of First American Health Concepts common stock otherwise are not held as a "capital asset" within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to you as described herein.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

     GENERAL. In general, the merger will be treated as a taxable sale of your First American Health Concepts common stock for federal income tax purposes, and you will recognize income or loss equal to the difference between your "amount realized" and the income tax basis of your shares of First American Health Concepts common stock exchanged in the merger. For this purpose, your "amount realized" will include the amount of cash that you receive at the closing of the merger ($9.06 per share). If you hold shares of First American Health Concepts common stock as a capital asset, you will recognize capital gain or loss.

     In general, if you are a taxpayer other than a corporation and have held your shares of First American Health Concepts common stock for more than one year at the time of the merger, any capital gain that you recognize in the merger will be subject to federal income tax at a maximum rate of 20%. If you have held your shares for one year or less, or if you are a corporation, any capital gain that you recognize will be subject to federal income tax at the same rate as ordinary income. Any capital loss that you recognize in the merger will be subject to certain limitations on deductibility.

     BACKUP WITHHOLDING. You may be subject to backup withholding at the rate of 31% with respect to amounts received pursuant to the merger, unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be credited against your federal income tax liability, if any, which may entitle you to a refund.

THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, AND IT DOES NOT CONSIDER PROPOSALS TO CHANGE PRESENT LAW. IT DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, AND

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
FOREIGN PERSONS. THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TREATMENT OF HOLDERS OF OPTIONS TO ACQUIRE SHARES OF FIRST AMERICAN HEALTH CONCEPTS COMMON STOCK, AND IT MAY NOT APPLY TO YOU IF YOU ACQUIRED YOUR SHARES OF FIRST AMERICAN HEALTH CONCEPTS COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

REGULATORY MATTERS

     We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes required, we would seek that additional approval or action.

                              THE MERGER AGREEMENT

TERMS OF THE MERGER AGREEMENT

     GENERAL. The merger agreement provides that subject to satisfaction of certain conditions, SAX will be merged with and into First American Health Concepts, and that following the merger, the separate existence of SAX will cease and First American Health Concepts will continue as the surviving corporation. At the effective time of the merger, and subject to the terms and conditions set forth in the merger agreement, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares held by EyeMed, SAX, any wholly owned subsidiary of EyeMed or SAX, in the treasury of First American Health Concepts or by any wholly owned subsidiary of First American Health Concepts, which shares, by virtue of the merger and without any action on part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto), will, by virtue of the merger, be cancelled and converted into the right to receive $9.06 in cash, without interest.

     The terms of and conditions to the merger are contained in the merger agreement which is included in full as Appendix A to this proxy statement and is incorporated herein by reference. The discussion in this proxy statement of the merger and the summary description of the principal terms of the merger agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the merger agreement.

     EFFECTIVE TIME. The merger will become effective upon the filing of articles of merger with the Arizona Corporate Commission.

     MERGER CONSIDERATION. At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time (other than shares held by EyeMed, SAX, any wholly owned subsidiary of EyeMed or SAX, in the treasury of First American Health Concepts or by any wholly owned subsidiary of First American Health Concepts, which shares, by virtue of the merger and without any action on part of the holder thereof shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto), will be converted into the right to receive $9.06 in cash, without interest upon surrender and exchange of the certificate or certificates which formerly represented First American Health Concepts common stock. All such shares of common stock, when converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each certificate previously evidencing such shares will thereafter represent only the right to receive the merger consideration.

     PAYMENT FOR SHARES. Promptly after completion of the merger, EyeMed will instruct the paying agent to mail to each holder of record of a certificate representing First American Health Concepts common stock a letter of transmittal and instructions for use in effecting the surrender of the certificate in exchange for payment. Upon surrender of a certificate for cancellation to the paying agent, together with such duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor cash in an amount equal to the product of $9.06 and the number of shares of First American Health Concepts common stock represented by such certificate.

     One hundred and eighty days after the merger, the paying agent's duties will terminate. Thereafter, each shareholder may surrender the share certificate and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor cash in an amount equal to the product of $9.06 and the number of shares of First American Health Concepts common stock represented by such certificate, without any interest or dividends.

     STOCK OPTIONS. At or immediately prior to the merger, each option outstanding will be cancelled, and each holder of any such option will be paid for each option surrendered cash in an amount equal to the merger consideration (consisting of $9.06) minus the exercise price of the option (net of all applicable withholding taxes) multiplied by the number of shares for which the option was exercisable immediately prior to the effective time of the merger. Prior to the merger, we shall take all action as necessary, or in the reasonable judgment of EyeMed, desirable, so that the First American Health Concepts, Incorporated Employee Stock Ownership Plan and Trust shall formally terminate as of the effective date of the merger.

     PAYMENT FOR STOCK OPTIONS. To receive the cash consideration for cancelled options, holders of such cancelled option shall surrender such certificate or other document evidencing the option to the surviving corporation together with a waiver of all of that holder's right, title and interest in and to his or her option.

     TRANSFER OF SHARES. After the effective time of the merger, there will be no further registration of transfers of shares of First American Health Concepts common stock.

     CONDITIONS TO THE MERGER. Our obligation as well as the respective obligations of EyeMed and SAX to complete the merger are subject to the satisfaction, prior to the date of closing of the merger and at the effective time, of each of the following conditions:

     * the merger agreement shall have been approved and adopted by shareholders in accordance with our articles of incorporation and the Arizona Business Corporation Act;

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
     * no law, regulation, order, injunction or other legal restraint shall be in effect that has the effect of making the merger illegal (if the illegality would reasonably be expected to have a material adverse effect on us or EyeMed and its affiliates) or preventing the completion of the merger; and

     * no action or proceeding by any domestic, foreign or supranational governmental agency shall have been instituted or be pending which challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit completion of the merger or challenges the terms of the provisions of the merger agreement or seeks material damages in connection therewith.

The obligations of EyeMed and SAX to complete the merger also are subject to the satisfaction or waiver of the following conditions:

     * we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the effective time of the merger;

     * our representations and warranties in the merger agreement must be true in all material respects unless such representations and warranties expressly include a standard of materiality, in which case such representations and warranties must be true and correct in all respects, in each case as of the date of the merger agreement and at and as of the effective time as though made on the effective time of the merger, except representations and warranties made as of a specified date which must be true and correct as of such specified date.

     * receipt of all consents required by third parties or governmental entities, unless the failure to obtain such consents would not in the aggregate have a material adverse effect on the business, results of operations, assets, liabilities, prospects or condition (financial or otherwise) of us and our subsidiaries taken as a whole; and

     * our attorneys shall have prepared (in a form and substance reasonably satisfactory to EyeMed) and delivered a written legal opinion to EyeMed and SAX on certain matters.

Our obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

     * EyeMed and SAX shall have performed in all material respects all of their obligations under the merger agreement; and

     * the representations and warranties of EyeMed and SAX in the merger agreement must be true in all material respects, unless such representations and warranties expressly include a standard of materiality, in which case such representations and warranties must be true and correct in all respects, in each case as of the date of the merger agreement and at and as of the effective time as though made on the effective time of the merger, except representations and warranties made as of a specific date which must be true and correct as of such specific date.

     REPRESENTATIONS AND WARRANTIES. The merger agreement contains representations and warranties with respect to us and our subsidiaries relating to, among other things:

     * incorporation, qualification, capitalization and similar corporate matters;

     * the absence of violation of organizational documents, laws or contracts and the non-existence of liens resulting from our entering into the merger agreement or the performance or consummation of the transactions contemplated by the merger agreement;

     * authorization, execution, delivery and performance, and the validity and binding effect of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

     * our material contracts, the financial terms of our material contracts and the absence of any default on these contracts;

     * the accuracy of the reports, proxy statements, schedules and other documents that we have filed and will file with the Securities and Exchange Commission and other governmental authorities;

     * the accuracy of our audited consolidated financial statements and our unaudited consolidated interim financial statements;

     * the accuracy of this proxy statement and any amendments or supplements;

     * the absence of legal proceedings that could have a material adverse effect on us or could prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

     *    compliance with applicable laws;

     * environmental, intellectual property, employee welfare and benefit plans and tax matters;

     * the absence of material adverse changes since July 31, 2000, including the absence of certain liens, indebtedness, contracts or other actions not in the ordinary course of business;

     * affiliate transactions, certain approvals, labor matters, relationships with customers and panel members and contracts;

     * opinion of financial advisor, the adequacy of our books and records, the absence of undisclosed liabilities and real property matters;

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
     *    the absence of undisclosed broker's fees;

     * the non-application of certain statutes under the Arizona Business Corporation Act; and

     * our possession of all necessary insurance, fidelity bonds and licenses.

The merger agreement contains customary representations and warranties by EyeMed and SAX relating to, among other things:

     *    organization and similar corporate matters;

     * authorization, execution, delivery and performance, and the validity and binding effect of, and required consents, approvals and authorizations relating to the merger agreement and related matters;

     * the absence of violation of organizational documents, laws or contracts as a result of entering into the merger agreement or completion of the merger;

     * the accuracy of information provided for purposes of this proxy statement and any amendment or supplement;

     *    the absence of any undisclosed broker's fees; and

     * the sufficiency of funds available to EyeMed to pay the merger consideration.

The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications.

     COVENANTS. Under the merger agreement, we have agreed that from the date of the merger agreement until the effective time of the merger, we and our subsidiaries will conduct business in the ordinary and usual course of business consistent with past practice, including preserving intact our business organization and maintaining the services of our present officers, consultants and employees, and our relationships with customers, vision care plan sponsors, retailers, insurers, panel members and others with whom we have business relationships. In addition, we have agreed that we will not, and will not permit any of our subsidiaries to, take any of the following actions, except for actions specifically contemplated by the merger agreement, without EyeMed's prior written consent:

     *    adopt any amendment to our articles of incorporation or bylaws;

     * sell, pledge or encumber any stock or other assets owned by us in any of our subsidiaries;

     * except for issuances of capital stock of our subsidiaries to us or a wholly-owned subsidiary of ours, (i) issue, reissue, sell or convey, or authorize the issuance, reissuance, sale or conveyance of (A) shares of capital stock (or other ownership interests) of any class (including shares held in treasury), or securities convertible or exchangeable into capital stock (or other ownership interests) of any class, or any rights, warrants or options to acquire any such convertible or exchangeable securities or capital stock (or other ownership interests), or any voting debt, other than the issuance of shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of options outstanding on the date of the merger agreement and disclosed to EyeMed, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date of the merger agreement; or (ii) make any other changes in our capital structure, or in the case of clauses (i) and (ii) propose or agree to do any of the foregoing;

     * declare, set aside or pay any dividend or other actual, constructive or deemed distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of capital stock of ours or our subsidiaries or otherwise make any payments to shareholders in their capacity as shareholders, other than any distribution by a subsidiary of ours to us.

     * split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of capital stock of ours or our subsidiaries, or any other securities;

     * increase the compensation or fringe benefits payable or to become payable to present or former directors, officers, consultants or employees of ours or our subsidiaries (whether from us or any of our respective subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the option plans or otherwise) or grant any severance or termination pay to, or enter into any employment, severance or other compensation agreement with, any director, officer, consultant or employee of ours or any of our subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting or exercisability under any collective bargaining, bonus profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any present or former director, officer, consultant or employee;

     * acquire, mortgage, encumber, license, sell, lease or dispose of any material assets or securities, or enter into any commitment to do any of the foregoing or enter into any commitment or transaction outside the ordinary course of business;

     * (i) incur, assume, guarantee or prepay any indebtedness, except that we and our subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise becomes liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the most recent financial statements contained in our Form 10-QSB for the fiscal quarter ended October 31, 2000, (iv) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between us and any wholly owned subsidiary of ours or another wholly owned subsidiary of ours, (v) authorize or make capital expenditures not provided for in our capital budget which are, individually or in the aggregate, in excess of $50,000 or (vi) vary our business practices in any respect from our past practices;

     * initiate, settle or compromise any suit or claim or threatened suit or claim where the amount involved is, individually or in the aggregate, greater than $25,000;

     * authorize, recommend, propose or announce an intention to adopt a plan for us or any of our subsidiaries of complete or partial liquidation or dissolution;

     * make any tax election not required by law or settle or compromise any material tax liability;

     * (i) waive any rights of value, (ii) cancel or forgive any indebtedness owed to us or any of our subsidiaries or (iii) make any payment, direct or indirect, of our or our subsidiaries' material liability before the same becomes due in accordance with its terms;

     * permit any insurance policy naming us or any of our subsidiaries as a beneficiary or a loss payee to be cancelled or terminated;

     * enter into or amend any contract or agreement other than in the ordinary course of business consistent with past practice; provided, however, that we may not under any circumstances (y) waive or release any of our rights under any confidentiality or standstill agreement to which we are a party or (z) amend or modify in any respect any Vision Care Contract (including, without limitation, any related third party administrator or reinsurance agreement) to which we or any of our subsidiaries is a party, in each case without EyeMed's prior consent;

     * enter into any agreement with any customer, vision care plan sponsor, retailer, insurer, panel member or provider of vision care services either (A) covering more than 100 persons or (B) resulting in or requiring aggregate payments by either party over the term of the contract in excess of $100,000, or amend or modify any such existing agreements, in each case whether or not such action is taken in the ordinary course of business;

     * alter or modify in any significant respect any vision care plan, plan or program offered by us or any of our subsidiaries;

     * except as may be required as a result of a change in law or under GAAP, make any change in our methods, principles and practices of accounting, including tax accounting policies and procedures;

     * acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, any assets;

     * enter into any joint venture, partnership, reinsurance or similar agreement;

     * make any application or filing with any governmental entity outside the ordinary course of business consistent with past practice; or

     * agree in writing or otherwise to take any of the foregoing actions or any action which could cause any representation or warranty in the merger agreement to be or become untrue or incorrect or could cause any condition to the consummation of the transactions contemplated thereby not to be satisfied.

     OTHER AGREEMENTS OF THE PARTIES. In addition to our agreements regarding the conduct of our business, we and EyeMed have also agreed, among other things, to take the following actions:

     * we have agreed to cause the shareholders meeting to be duly called and held within thirty (30) but no later than fifty (50) days after this Proxy Statement is mailed to shareholders;

     * subject to the satisfaction of its fiduciary duties, our Board of Directors has agreed to recommend that our shareholders approve and adopt the merger agreement;

     * we have agreed to give EyeMed, SAX and their respective representatives reasonable access to our offices, properties, books and records and to furnish to them financial and operating data and other information that is reasonably requested;

     * we have agreed, along with EyeMed, to, and to cause each of our subsidiaries to, cooperate and use reasonable best efforts to take all actions and to do (in our case consistent with the fiduciary duties of our Board of Directors), and to assist and cooperate with each other in doing, all things necessary, proper and advisable under applicable laws and regulations to satisfy all conditions to the merger and to consummate the merger;

     * we have agreed, along with EyeMed, to cooperate in identifying and making any other necessary governmental filings and obtaining required third-party consents;

     * we have agreed, along with EyeMed, to consult with each other before issuing any press release or other public statements relating to the merger agreement, the merger or related transactions;

     * we have agreed to engage a consultant designated by EyeMed for a monthly retainer not to exceed $10,000 plus reimbursement of reasonable expenses to provide recommendations to us pertaining to our operations and those of our subsidiaries up to the time of the merger;

     * EyeMed and SAX have agreed to arrangements regarding liability, indemnification and insurance matters with respect to our officers and directors;

     * we have agreed, along with EyeMed, to give each other prompt notice of any communication alleging that a consent may be required for completion of the merger and related transaction, any communication from a governmental agency in connection with the merger or related transactions, or threatened or commenced proceedings which would have required disclosure under the merger agreement;

     * we have agreed that we will not take any action that would make the Business Combination Statute inapplicable to an acquisition proposal (as further defined below) other than the merger with SAX, unless (x) the board determines in good faith, upon written advice of its outside legal counsel, that failing to take such action would result in a breach of their fiduciary duties and (y) prior to such action shall have paid EyeMed a termination fee of $1.25 million plus the expenses of EyeMed and SAX;

     * we have agreed, upon EyeMed's request, to assist in any challenge by EyeMed or SAX to the validity or applicability to the transactions contemplated by the merger agreement of any state takeover law;

     * we have agreed to give EyeMed the opportunity to participate in the defense of any stockholder litigation against us and/or our officers or directors relating to the merger; and

     * we have agreed to timely file with the Securities Exchange Commission all documents required under the Securities Exchange Act and to furnish copies to EyeMed.

     NO SOLICITATION OF ACQUISITION PROPOSALS. The merger agreement provides that we may not directly or indirectly, nor shall we permit any of our subsidiaries to, nor shall we authorize or permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, ours or any of our subsidiaries to, directly or indirectly through another person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal. (You can read more about what would constitute an acquisition proposal below). We cannot participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal, or approve, endorse or recommend any acquisition proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an acquisition proposal. Prior to the approval of the merger by our shareholders, we may, however, upon receipt of an unsolicited bona fide acquisition proposal which our Board of Directors (or any committee thereof considering such proposal) in good faith reasonably determines is likely to be more favorable to our shareholders than the transactions contemplated by the merger agreement, at any time prior to the approval of the merger agreement by our shareholders, participate in discussions and may withdraw or modify our recommendation to our shareholders, as long as:

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
     * prior to furnishing any information to, or entering into discussions or negotiations with, such person, we provide at least 48 hours' advance written notice to EyeMed to the effect that we are furnishing information to, or entering into substantive discussions or negotiations with, a person from whom we have received an executed confidentiality agreement in form and substance similar to, and containing provisions that are not less restrictive than those in the confidentiality agreement with EyeMed and SAX prior to furnishing such information, provided that such confidentiality agreement shall not contain any exclusivity provision or other term that would restrict, in any manner, our ability to consummate the transactions contemplated under the merger agreement;

     * notify EyeMed of the terms and conditions of the superior proposal and such agreement proposed by, or any information supplied to, any such person;

     * prior to supplying any non-public information to any such person, provide such non-public information to EyeMed to the extent the information has not previously been furnished to EyeMed;

     * neither we, nor any of our subsidiaries nor any of our or their respective representatives, shall have not violated the non-solicitation provisions of the merger agreement;

     * we determine in good faith that the third party offeror has the good faith intent to proceed with negotiations to consider a superior proposal;

     * after considering the written advice of outside legal counsel, we determine in good faith that our failure to authorize consideration of the superior proposal would result in a breach of our directors' fiduciary duties to our shareholders under applicable law; and

     * we use all reasonable efforts to keep EyeMed informed in all material respects of the status and terms of any such negotiations and provide copies of written proposals and any amendment or revisions thereto and any correspondence relating thereto.

     We have agreed to notify EyeMed orally and in writing of the fact that we have received inquiries, offers or proposals that we reasonably believe to be bona fide with respect to an acquisition proposal within 24 hours after we obtain knowledge of our receipt.

     We have agreed not to grant any wavier or release of any confidentiality, "standstill" or similar agreement or any provision thereof to which we or any of our subsidiaries is a party.

     We have also agreed that our Board of Directors will not

     * withdraw, modify or change, or propose publicly to withdraw our recommendation in favor of this merger;

     * approve or recommend, or propose publicly to approve or recommend any alternative acquisition proposal; or

     * cause us to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an acquisition proposal unless it determines in good faith, after duly considering the written advice of outside legal counsel, that the failure to do any of the above would result in a breach of our Board's fiduciary duties under applicable law. Furthermore, the Board of Directors can only withdraw, modify or change its recommendation in favor of the merger after providing EyeMed 48 hours advance written notice of its intent to change such recommendation and, during such 48 hours, the Board negotiates in good faith with EyeMed to adjust the terms of the merger agreement so as to enable EyeMed to proceed with the transactions contemplated by the merger agreement.

     Any of the following, other than the merger with EyeMed and SAX, would be an "acquisition proposal" even if not delivered or made to our shareholders:

     * an offer or proposal to purchase a business that constitutes 15% or more of our consolidated net revenues, net income or assets;

     * an offer or proposal to purchase 15% or more of any class of our or any subsidiary's equity securities whose business constitutes 15% or more of our consolidated net revenues, net income or assets;

     * a tender offer or exchange offer that if consummated would result in any person beneficially owning 15% more of any class of our or any of our subsidiaries' equity securities whose business constitutes 15% or more of our consolidated net revenues, net income or assets; or

     * an offer or proposal to merge, consolidate, combine, recapitalize, liquidate, dissolve or engage in a similar transaction involving us or any of our subsidiaries whose business constitutes 15% or more of our consolidated net revenues, net income or assets.

     TERMINATION. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our shareholders:

     *    by our mutual written agreement with EyeMed;

     * by either EyeMed or us if the merger does not occur on or before December 31, 2001; provided that the party seeking to terminate the merger is not in material breach of any of its representations, warranties, covenants or other obligations under the merger agreement;

     * by either EyeMed or us if any law or regulation prohibits the completion of the merger or any court or other governmental body issues an injunction or other judgment, ruling or decree which enjoins the completion of the merger and such judgment, ruling or decree shall have become final and nonappealable;

     * by us if EyeMed or SAX breaches any of its material representations, warranties, covenants or other agreements which is not curable or, if curable, is not cured within ten calendar days after we give written notice of the breach;

     * by EyeMed if we shall have breached any of our representations, warranties, covenants or other agreements which is not curable or, if curable, is not cured on or prior to the earlier of (x) ten calendar days after EyeMed gives us written notice of the breach and (y) the date on which all conditions to the merger not related to the breach have been satisfied;

     * by either EyeMed or us if the merger agreement is not approved and adopted in accordance with Arizona law at our shareholders meeting;

     * by EyeMed if a Company Triggering Event (as defined on page 7 shall have occurred).

     *    by EyeMed if:

          - we do not provide them sufficient access to our books and records before the consummation of merger;

          - we fail to achieve at least 95% of certain minimum performance objectives during the period between January 1, 2001 and the effective time of the merger; or

          - we fail to cover 95% of the minimum number of lives disclosed in our representations and warranties for each category or type of vision care contract at any time from the date of the merger agreement until the effective time of the merger.

     EFFECT OF TERMINATION. The merger agreement provides that, in the event of the termination of the merger agreement by either party, the merger agreement will become void, other than provisions relating to the termination fee, the division of fees and expenses, public announcements, and certain other customary provisions. Termination of the merger agreement shall not relieve any party from liability for any breach of the agreement.

     TERMINATION FEE; FEES AND EXPENSES. All costs and expenses incurred in connection with the merger agreement are paid by the party incurring such expenses. Nevertheless, we must pay EyeMed a termination fee of $1.25 million and reimburse EyeMed for fees and expenses incurred by EyeMed and SAX related to the merger agreement up to a maximum of $700,000, if:

     * the merger agreement is terminated because the merger did not occur on or before December 31, 2001;

     * the merger agreement is terminated by EyeMed because we breached any of our representations, warranties, covenants or agreements in the merger agreement;

     * the merger agreement is terminated because our shareholders failed to approve the merger;

     * the merger agreement is terminated by EyeMed because a Company Triggering Event occurs; or

     * the merger agreement is terminated by EyeMed because we fail to provide EyeMed sufficient access to information, certain information that we provided is deemed to be inaccurate in a significant respect, or we failed to have achieved performance goals specified in the merger agreement.

     AMENDMENT; EXTENSION OR WAIVER; ASSIGNMENT. The merger agreement may be amended at any time in writing by the parties. After approval of the merger agreement by our shareholders, the merger agreement cannot be amended to decrease the merger price or to adversely affect the rights of our shareholders without the approval of our shareholders.

     The merger agreement provides that prior to the effective time of the merger, the parties may agree in writing to extend the time of the performance of any obligations under the merger agreement, waive any inaccuracy in any representation or warranty of the other party or waive compliance of any of the agreements of the other party.

     The merger agreement cannot be assigned by either party without prior written consent of the other party except EyeMed and/or SAX may assign its rights, interests and obligations to any of its affiliates or indirect subsidiaries without our prior consent; provided, that no such assignment shall relieve SAX of liability for the assignee's breach.

                              PARTIES TO THE MERGER

FIRST AMERICAN HEALTH CONCEPTS

     We are in the business of providing managed vision programs. We, together with our subsidiaries, market and administer three related products under our d.b.a. Eye Care Plan of America or ECPA: a direct-access, preferred pricing program; an insured program underwritten by various insurance carriers; and a self-funded program.

     The direct-access, preferred pricing program membership accesses providers directly and obtains savings on products and services based upon fee schedule agreements. The insured and self-funded programs are similar. Members access providers directly and pay only a co-payment (if applicable) for scheduled vision care benefits. We perform the claims administration for the underwriting carrier and interact directly with the providers. Insured benefits are underwritten by Security Life Insurance Company of America, the MEGA Life and Health Insurance Company, the Columbian Life Insurance Company and Starmount Life Insurance Company.

     Through our reinsurance subsidiary, we participate in insurance premiums with respect to our insured vision care plans in exchange for assuming a portion of the insurance risk. The insurance companies that underwrite the benefits for our vision care programs remit to our subsidiary a portion of the premiums they receive each month pursuant to quota share agreements.

     The preferred pricing, insured and self-funded products are distributed both directly and through a broker/agent network to employers and other sponsors having access to ten or more employees, clients or customers. Existing and potential sponsors include employer groups, insurance carriers, third party administrators, health maintenance organizations, multiple employer trusts, financial institution, associations, labor unions, governmental bodies and political subdivisions.

SELECTED FINANCIAL DATA - FIRST AMERICAN HEALTH CONCEPTS, INC.

     Our selected historical financial data set forth below for the five years ended July 31, 2000 has been derived from our audited consolidated financial statements. The financial data for the six-month period ended January 31, 2001 has been derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial positions and the results of operations for these periods. The financial data for the six-month period are not necessarily indicative of results for the full year. The financial data should be read in connection with our previously filed financial statements and related notes, including those in our annual report on Form 10-KSB for the fiscal year ended July 31, 2000 and our quarterly report on Form 10-QSB for the period ended January 31, 2001, each of which are attached as Appendix C and Appendix D, respectively.

                                AS OF SIX     AS OF FISCAL    AS OF FISCAL     AS OF FISCAL    AS OF FISCAL    AS OF FISCAL
                              MONTHS ENDED     YEAR ENDED      YEAR ENDED       YEAR ENDED      YEAR ENDED      YEAR ENDED
                                JAN. 31,        JULY 31,        JULY 31,         JULY 31,        JULY 31,        JULY 31,
                                  2001            2000            1999             1998            1997            1996
                              -----------     -----------      -----------      -----------     -----------     -----------
Operating revenues            $ 8,775,263     $12,133,034      $ 7,940,780      $ 7,594,393     $ 7,171,909     $ 5,678,016
Net income (loss)                 122,247        (169,295)        (124,521)         107,189         133,448         359,093
Net income (loss) per share
  - basic                             .05            (.06)            (.05)             .05             .06             .14
Net income (loss) per share
  - diluted                           .05            (.06)            (.05)             .05             .05             .14

Working Capital               $ 1,820,718     $ 2,343,443      $ 2,122,409      $ 2,201,559     $ 1,404,050     $ 2,666,329
Total Assets                    9,069,467       6,759,588        6,717,658        7,221,348       6,758,152       6,737,471
Shareholders' Equity            5,203,150       4,724,147        4,896,031        4,873,643       4,661,735       4,764,732

HISTORICAL COMMON STOCK PRICES - FIRST AMERICAN HEALTH CONCEPTS, INC.

                             Trading Range During the Years Ended July 31
                        --------------------------------------------------------
                              2001                2000                1999
                        ----------------    ----------------    ----------------
                         High      Low       High      Low       High      Low
                        ------    ------    ------    ------    ------    ------
QUARTER ENDED:
October 31                  --        --    $3.938    $2.438    $4.375    $  3.5
January 31              $ 7.45    $ 3.50    $4.375    $2.375      4.25    $  3.5
April 30                    --        --    $4.375    $2.125         5    $2.875
July 31                     --        --    $    3    $  2.5      4.25    $ 2.75

     Since August 4, 1999, our common stock has been traded on the American Stock Exchange (symbol: FAH) in order to take advantage of the AMEX specialist system. From February 27, 1995 to August 3, 1999, our common stock was traded on the NASDAQ National Market System (symbol: FAHC). Prior to that date, common shares were traded on the NASDAQ Over-the-Counter Market. On March 12, 2001 there were approximately 99 shareholders of record. We have neither declared nor paid any cash dividends to date and do not plan to do so in the immediate future.

     We have attached a copy of our annual report on Form 10-KSB for the fiscal year ended July 31, 2000 as Appendix C and our quarterly report on Form 10-QSB for the six month period ended January 31, 2001 as Appendix D. These documents contain important information about our company that you may want to consider prior to casting your vote. The mailing address of our executive offices is 7776
S. Pointe Parkway West, Suite 150, Phoenix, Arizona 85044 and the telephone number is (602) 414-1281.

EYEMED

     EyeMed is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Luxottica Group, S.p.A. The mailing address of EyeMed's principal office is 8650 Governor's Hill Drive, Cincinnati, Ohio 45242 and the telephone number is (513) 583-6000.

     EyeMed Vision Care is a managed vision care company that offers vision care to over 19 million members nationwide. EyeMed is a division of Luxottica Group, a world leader in eyeglass frame design and quality manufacturing with over 39 years of experience. LensCrafters, the nation's leading optical retailer with over 17 years experience, is also part of the Luxottica Group.

     The EyeMed provider panel is a diverse provider network with access to over 8,000 providers, allowing members to choose among private practice Optometrists, Ophthalmologists, Opticians, and the nation's leading optical retailer, LensCrafters. Both quality care and quality products are integral objectives of the EyeMed vision care program.

SAX

     SAX is an Arizona corporation formed solely for the purpose of entering into the merger agreement, and performing the transactions contemplated by the agreement. SAX has not engaged in any business activity other than those incident to its formation and the execution, delivery and performance of the merger agreement and the shareholder agreement. The mailing address of SAX's principal office is 8650 Governor's Hill Drive, Cincinnati, Ohio 45242 and the telephone number is (513) 583-6000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each shareholder known to us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) our chief executive officer and (4) all our current executive officers and directors as a group. Unless otherwise indicated, each person had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

     (a) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. As of March 12, 2001, the following persons were known by us to be the beneficial owners of more than 5% of the Company's common stock:

                                  Name and Address of              Amount and Nature of    Percent of
   Title of Class                   Beneficial Owner               Beneficial Ownership     Class (1)
   --------------                   ----------------               --------------------     ---------
No par value common     John R. Behrmann                                   199,883              7.6%
                        105 Leader Heights Road, Ste. #140
                        York, PA 17403

No par value common     Robert J. Delsol, Chairman of the Board            795,634             30.0%
                        1425 E. Leimert Blvd., Ste. #400                 (2)(3)(4)
                        Oakland, CA 94602

     (b) SECURITY OWNERSHIP OF MANAGEMENT. The stock beneficially owned by all directors and executive officers of ours as of March 12, 2001 is set forth below:

                                  Name and Address of              Amount and Nature of    Percent of
   Title of Class                 Beneficial Owner                 Beneficial Ownership     Class (1)
   --------------                 ----------------                 --------------------     ---------
No par value common     Robert J. Delsol, Chairman of the Board            795,634             30.0%
                        1425 E. Leimert Blvd., Ste. #400                 (2)(3)(4)
                        Oakland, CA 94602

No par value common     John W. Heidt, Director                             21,300              0.8%
                        6114 LaSalle Avenue                                 (2)(3)
                        Oakland, CA 94661

No par value common     James D. Hyman, Director, President and CEO
                        First American Health Concepts, Inc.                32,131              1.2%
                        7776 S. Pointe Parkway West, Suite 150              (2)(5)
                        Phoenix, AZ 85044

No par value common     Roy B. Kirkorian, Director                          22,700              0.9%
                        211 Lafayette Avenue                                   (2)
                        Piedmont, CA 94611

No par value common     Robert M. Topol, Director                          100,003              3.8%
                        825 Orienta Avenue                                  (2)(6)
                        Mamaroneck, NY 10543

Officers and directors as a group (9) persons                              991,742             36.4%
                                                                            (7)(8)

----------
(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from March 12, 2001 through the exercise of any option. Shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 2,635,691 shares of Common Stock outstanding as of March 12, 2001.
(2)  A Director.
(3) Includes 20,000 shares which may be acquired within 60 days of the record date upon exercise of stock options.

(4) Includes 395,722 shares owned of record by Pacific Steel Casting, a corporation of which Mr. Delsol is President and a major shareholder, with respect to which Mr. Delsol has shared voting and investment power; 163,086 shares owned of record by Pacific Steel Casting Pension Plan and 135,054 by Pacific Steel Casting Profit Sharing Plan, of which Mr. Delsol is a trustee with shared voting and investment power, 23,257 shares owned of record by Piece of the Pebble, L.P., of which Mr. Delsol as the general partner has sole voting and investment power; 12,000 shares owned by Tri-Pacific, Inc., a personal holding company of which Mr. Delsol as President has sole voting and investment power; and 46,515 shares owned by Alpha Capital Company, Inc., a corporation in which Mr. Delsol as an owner, officer, and director, has shared voting and investment power.
(5) Includes 30,000 shares which may be acquired within 60 days of the record date upon exercise of stock options.
(6) Includes 36,001 shares owned by spouse. Mr. Topol has no voting or investment power with regard to these shares.
(7) Includes shares held by officers and directors, as community property, in joint tenancy with spouses or having other shared voting rights.
(8) Includes an additional 19,974 exercisable options held by officers for a total of 89,974 shares which may be acquired within 60 days of the record date upon exercise of stock options.

                              SHAREHOLDER PROPOSALS

     If the merger is completed, we will no longer have public shareholders or any public participation in our shareholder meetings. If the merger is not completed for any reason, we intend to hold our next annual meeting on December 13, 2001. In that case, if you are still a shareholder as of the record date of the next annual meeting, you would continue to be entitled to attend and participate in our shareholder meetings.

     Our by-laws provide that the order of business at each meeting of the shareholders shall be determined by the chairman of such meeting, but the order of business may be changed by the vote of a majority in voting interest of those present in person or by proxy at such meeting and entitled to vote thereat.

                                  OTHER MATTERS

     We know of no other business to be presented at the special meeting. If other matters were to be properly presented at the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                                                                      APPENDIX A








                          AGREEMENT AND PLAN OF MERGER



                                     BETWEEN



                             EYEMED VISION CARE LLC,



                                   SAX CORP.,



                                       AND



                      FIRST AMERICAN HEALTH CONCEPTS, INC.




                          DATED AS OF FEBRUARY 26, 2001

                                Table of Contents
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I THE MERGER......................................................     1
   Section 1.01. The Merger...............................................     1
   Section 1.02. Effective Time; Closing..................................     2
   Section 1.03. Effects of the Merger....................................     2
   Section 1.04. Articles of Incorporation and By-Laws of the
                  Surviving Corporation...................................     2
   Section 1.05. Directors................................................     2
   Section 1.06. Officers.................................................     2
   Section 1.07. Conversion of Shares.....................................     2
   Section 1.08. Conversion of Purchaser Common Stock.....................     3
   Section 1.09. Company Option Plans.....................................     3
   Section 1.10. Employee Stock Ownership Plan............................     3

ARTICLE II PAYMENT FOR SHARES.............................................     3
   Section 2.01. Payment for Shares.......................................     3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................     5
   Section 3.01. Organization and Qualification; Subsidiaries.............     5
   Section 3.02. Articles of Incorporation and By-Laws....................     5
   Section 3.03. Capitalization...........................................     6
   Section 3.04. Authority Relative to this Agreement.....................     7
   Section 3.05. No Conflict; Required Filings and Consents...............     7
   Section 3.06. Compliance...............................................     8
   Section 3.07. SEC Reports and Financial Statements.....................     9
   Section 3.08. Information..............................................    10
   Section 3.09. Litigation...............................................    11
   Section 3.10. Compliance with Applicable Laws..........................    11
   Section 3.11. Employee Benefit Plans...................................    11
   Section 3.12. Intellectual Property....................................    13
   Section 3.13. Environmental Matters....................................    14
   Section 3.14. Taxes....................................................    14
   Section 3.15. Absence of Certain Material Adverse Changes..............    15
   Section 3.16. Affiliate Transactions...................................    16
   Section 3.17. Certain Approvals........................................    16
   Section 3.18. Labor Matters............................................    16
   Section 3.19. Relationships with Customers, Panel Members and Others...    16
   Section 3.20. Contracts................................................    17
   Section 3.21. Opinion of Financial Advisor.............................    19
   Section 3.22. Books and Records........................................    19
   Section 3.23. Absence of Undisclosed Liabilities.......................    19
   Section 3.24. Brokers..................................................    20
   Section 3.25. Real Property............................................    20
   Section 3.26. Insurance; Fidelity Bonds................................    20

ARTICLE IV REPRESENTATIONS AND WARRANTIES.................................    21
   Section 4.01. Organization and Qualification...........................    21

                                Table of Contents
                                -----------------
                                  (continued)

                                                                            Page
                                                                            ----

   Section 4.02. Authority Relative to this Agreement.....................    21
   Section 4.03. No Conflict; Required Filings and Consents...............    22
   Section 4.04. Information..............................................    22
   Section 4.05. Brokers..................................................    22
   Section 4.06. Financial Capability.....................................    22

ARTICLE V COVENANTS.......................................................    23
   Section 5.01. Conduct of Business of the Company.......................    23
   Section 5.02. Preparation of the Proxy Statement.......................    26
   Section 5.03. Shareholder Meeting......................................    26
   Section 5.04. Access to Information....................................    27
   Section 5.05. Further Assurances; Reasonable Best Efforts..............    27
   Section 5.06. Consents.................................................    28
   Section 5.07. Public Announcements.....................................    28
   Section 5.08. Indemnification..........................................    29
   Section 5.09. No Solicitation..........................................    29
   Section 5.10. Notification of Certain Matters..........................    31
   Section 5.11. State Takeover Laws......................................    32
   Section 5.12. Stockholder Litigation...................................    32
   Section 5.13. Additional Reports.......................................    32

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER.......................    33
   Section 6.01. Conditions to the Obligations of Each Party..............    33
   Section 6.02. Conditions to the Obligations of Parent and Purchaser....    33
   Section 6.03. Conditions to the Obligations of the Company.............    34

ARTICLE VII TERMINATION; AMENDMENTS; WAIVER...............................    34
   Section 7.01. Termination..............................................    34
   Section 7.02. Effect of Termination....................................    36
   Section 7.03. Fees and Expenses........................................    36
   Section 7.04. Amendment................................................    36
   Section 7.05. Extension; Waiver........................................    36

ARTICLE VIII MISCELLANEOUS................................................    37
   Section 8.01. Non-Survival of Representations and Warranties...........    37
   Section 8.02. Entire Agreement; Assignment.............................    37
   Section 8.03. Validity.................................................    37
   Section 8.04. Notices..................................................    37
   Section 8.05. Governing Law; Jurisdiction..............................    38
   Section 8.06. Waiver of Jury Trial.....................................    39
   Section 8.07. Descriptive Headings.....................................    39
   Section 8.08. Counterparts.............................................    39
   Section 8.09. Parties in Interest......................................    39
   Section 8.10. Certain Definitions......................................    39
   Section 8.11. Specific Performance.....................................    40

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of February 26, 2001, by and among EyeMed Vision Care LLC, a Delaware limited liability company ("Parent"), SAX Corp., an Arizona corporation and a subsidiary of Parent (the "Purchaser"), and First American Health Concepts, Inc., an Arizona corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Purchaser and the Company and the sole member of Parent have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the Arizona Business Corporation Act (the "ABCA"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, upon the Merger, all of the issued and outstanding shares of Common Stock, no par value, of the Company (the "Shares") will be converted into the right to receive $9.06 per Share in cash (without interest) (the "Merger Price") upon the terms and subject to the limitations and conditions of this Agreement;

     WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, the Board of Directors of the Company (the "Board") has approved the execution of and delivery of this Agreement and the transactions contemplated hereby and recommends the approval of this Agreement and the Merger to the Company's shareholders; and

     WHEREAS, the restrictions on "business combinations" set forth in Chapter 23, Article 3, Section 10-2741 of the ABCA (the "Business Combination Statute") do not and will not apply to Parent, the Purchaser or affiliates or associates of Parent as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby because neither Parent, the Purchaser nor any affiliates of associates of Parent or Purchaser is an interested shareholder of the Company as defined in Chapter 23, Article 3,
Section 10-2701 of the ABCA;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the ABCA, at the Effective Time (as defined in Section 1.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the option of Parent and provided that such amendment does not delay the Effective Time, the Merger may be structured so that, and this

Agreement shall thereupon be amended to provide that, the Company shall be merged with and into the Purchaser or another direct or indirect wholly-owned subsidiary of Parent, with the Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations and warranties herein if and to the extent such breach would have been attributable to such election.

     Section 1.02. Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 6.01, 6.02 and 6.03, the Company and the Purchaser shall execute in the manner required by the ABCA and deliver to the Arizona Corporation Commission a duly executed and verified plan of merger and duly executed and verified articles of merger, and the parties shall take such other and further actions (including publication of the articles of merger pursuant to Section 10-1105 of the ABCA) and make all other filings as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     Section 1.03. Effects of the Merger. The Merger shall have the effects set forth in Section 10-1106 of the ABCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.04. Articles of Incorporation and By-Laws of the Surviving Corporation.

          (a) The articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

          (b) Subject to the provisions of Section 5.08 of this Agreement, the by-laws of the Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     Section 1.05. Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.06. Officers. The individuals specified by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.07. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto) shall be converted into the right to receive in cash the Merger Price, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

     Section 1.08. Conversion of Purchaser Common Stock. At the Effective Time, each share of Common Stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 1.09. Company Option Plans. At the Effective Time, all outstanding and unexpired options (regardless of whether or not such options have vested) (the "Options") granted pursuant to the Company's 1987 Stock Option Plan and 1998 Stock Option Plan (collectively, the "Option Plans") shall be cancelled and each holder of a cancelled Option shall be entitled to receive, in consideration for the cancellation of such Option, an amount in cash equal to the product of
(x) the number of Shares previously subject to such Option and (y) the excess, if any, of the Merger Price over the exercise price per Share previously subject to such Option (such payment to be net of taxes and other amounts required by law to be withheld with respect thereto), payable to such holder, without interest thereon, upon surrender of the certificate or other document evidencing such Option to the Surviving Corporation. Delivery of any cash payment under this Section 1.09 to a holder of Options shall be conditioned upon receipt by Parent of a waiver of all of that holder's right, title and interest in and to his or her Options. Effective as of the Effective Time, the Company shall take all action as is necessary prior to the Effective Time to terminate all Option Plans and other Plans (as defined in Section 3.11) so that on and after the Effective Time no current or former employee, director, consultant or other person shall have any right or option to acquire, hold or transfer Shares or any other equity interests in the Company or any of its subsidiaries under any Option Plan or other Plan, agreement or instrument.

     Section 1.10. Employee Stock Ownership Plan. Prior to the Effective Time, the Company shall take all action as is necessary or, in the reasonable judgment of Parent, desirable so that the First American Health Concepts, Incorporated Employee Stock Ownership Plan and Trust (the "ESOP") shall formally terminate as of the Effective Time.

                                   ARTICLE II

                               PAYMENT FOR SHARES

     Section 2.01. Payment for Shares.

          (a) From and after the Effective Time, a bank or trust company selected by Parent shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Share Certificates") that, prior to the Effective Time, represented Shares entitled to payment of the Merger Price pursuant to Section 1.07. Promptly following the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent, the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.07.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Share Certificates that immediately prior to the Effective Time represented Shares (other than Share Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the
Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Paying Agent and instructions for use in surrendering such Share Certificates and receiving the aggregate Merger Price in respect thereof. Upon the surrender of each such Share Certificate, the Paying Agent shall pay the holder of such Share Certificate in respect of Shares, the applicable Merger Price multiplied by the number of Shares formerly represented by such Share Certificate in consideration therefor, and such Share Certificate shall forthwith be cancelled. Until so surrendered, each such Share Certificate (other than Share Certificates representing Shares held by Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Share Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Share Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Share Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Share Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Share Certificate formerly representing a Share may surrender such Share Certificate to the Surviving Corporation and (subject to the applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price as provided in this Article II.

          (e) If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate the applicable Merger Price to which the holder thereof is entitled pursuant to Section 1.07.

          (f) None of Parent, the Purchaser nor the Company shall be liable to any holder of the Shares for any consideration to be paid in the Merger delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or other securities such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and the Purchaser that:

     Section 3.01. Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Section 3.01 of the disclosure schedule delivered to Parent by the Company (the "Company Disclosure Schedule") contains a complete and correct list of all direct and indirect subsidiaries of the Company and the amount of capital stock or other equity interests owned by the Company and its subsidiaries in such subsidiaries. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its subsidiaries has the requisite power (corporate or otherwise) and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect that, either individually or in the aggregate with all other changes or effects, is or could reasonably be expected to be materially adverse to the business, results of operations, assets, liabilities (including contingent liabilities), prospects or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

     Section 3.02. Articles of Incorporation and By-Laws. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the articles of incorporation and the by-laws, each as amended to the date hereof, of the Company and each subsidiary of the Company. Such articles of incorporation and by-laws are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any provision of its articles of incorporation or by-laws. The Company has taken all action necessary to be exempt from the provisions of Chapter 23, Article 2 of the ABCA relating to "control share acquisitions" (the "Control Share Acquisition Statute") and Chapter 23, Article 3 of the ABCA relating to "business combinations."

     Section 3.03. Capitalization. The authorized capital stock of the Company consists of 8,000,000 Shares. As of the close of business on February 23, 2001, there were 2,635,691 Shares issued and outstanding, and 468,102 Shares were held in treasury. There are no other shares of capital stock of the Company authorized, issued or outstanding. The Company has no shares of capital stock reserved for issuance, except that, as of February 23, 2001, there were 226,947 Shares reserved for issuance pursuant to the Option Plans. Section 3.03 of the Company Disclosure Schedule sets forth the record and beneficial holders of all outstanding Options and the number, exercise prices, vesting schedules and expiration dates of each grant to such holders. Since July 31, 2000, the Company has not issued any shares of capital stock or securities exchangeable for or convertible into capital stock except pursuant to the exercise of Options. All the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to nor were they issued in violation of any preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into, or exchangeable for, securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. The ESOP is the record holder of 91,978 Shares that have not been released to participants in such plan and Carolyn Hall, as the Trustee under the ESOP, has the sole voting and investment power with respect to such Shares, subject to direction from participants. Except as set forth in this Section 3.03 and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any of its subsidiaries. Except as set forth in Section 3.03 of the Company Disclosure Schedule, to the knowledge of the Company, there are no outstanding proxies with respect to the Shares and there are no agreements or understandings by or among any persons which affect or relate to the voting of, or the execution of written consents with respect to, any security of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Company's subsidiaries are owned, beneficially and of record, by the Company in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). The Company does not directly or indirectly own capital stock of, or any other interest in, any entity other than its subsidiaries disclosed in Section 3.01 of the Company

Disclosure Schedule. Neither the Company nor any of its subsidiaries has any outstanding indebtedness for borrowed money or representing the deferred purchase price of any goods or services.

     Section 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, except for any required approval by the Company's shareholders in connection with the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of a majority of the outstanding Shares). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The restrictions set forth in the Business Combination Statute do not, and will not, apply to Parent or the Purchaser, affiliates or associates of Parent or the Purchaser or the transactions contemplated by this Agreement, including, without limitation, the Merger. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger or the other transactions contemplated by this Agreement.

     Section 3.05. No Conflict; Required Filings and Consents.

          (a) Assuming (i) the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any applicable state securities or "blue sky" laws are met and (ii) the filing of the plan of merger and articles of merger and other appropriate merger documents, if any, as required by the ABCA, is made, none of the execution and delivery of this Agreement by the Company, the performance or consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any Governmental Entity (as defined below) applicable to the Company or its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, (iii) result in a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Employee Benefit Arrangements (as hereinafter defined) or any grant or award made under any of the foregoing, or (iv) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any Lien on any of the property or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license (including, without limitation, any third party administrator license), permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties may be bound or affected.

          (b) None of the execution and delivery of this Agreement by the Company, the performance or consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization, order or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the plan of merger and articles of merger pursuant to the ABCA and (iii) Consents (all of which are set forth in Section 3.05(b)(1) of the Company Disclosure Schedule) the failure of which to obtain or make would not (A) have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby, (B) impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or delay consummation of any transactions contemplated by this Agreement. Except as set forth in Section 3.05(b)(2) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the Consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license (including, without limitation, any third party administrator license), lease, contract, agreement, Employee Benefit Arrangement, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound. The total maximum amount payable to the present and former directors, officers, consultants and employees of the Company and its subsidiaries as a direct or indirect result of the transactions contemplated by this Agreement and/or any subsequent employment or contract termination (including any cash-out or acceleration of Options and any "gross-up" payments with respect to any of the foregoing), based on compensation data applicable as of the date hereof, will not exceed the amount set forth in Section 3.05(b)(3) of the Company Disclosure Schedule.

          (c) Chapter 13, Article 1, Section 10-1302 of the ABCA, providing for the right of shareholders to dissent from the consummation of a plan of merger to which a corporation incorporated under the ABCA is a party, does not and will not apply to the transactions contemplated by this Agreement, including, without limitation, the Merger.

     Section 3.06. Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license (including, without limitation, any third party administrator license), permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected.

     Section 3.07. SEC Reports and Financial Statements.

          (a) Except as set forth in Section 3.07 of the Company Disclosure Schedule, the Company has filed on a timely basis with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, registration statements, proxy statements and other documents (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the "SEC Reports") required to be filed by the Company with the SEC since August 1, 1997. As of their respective dates, except as specifically set forth in Section 3.07 of the Company Disclosure Schedule, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No subsidiary of the Company is required to file any form, report or other document with the SEC.

          (b) The audited consolidated balance sheets as of July 31, 1999 and 2000 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended July 31, 2000 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-KSB for the year ended July 31, 2000 which was filed with the SEC on December 22, 2000, and is included in the SEC Reports (the "2000 Form 10-K") (a) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, (b) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements, (c) contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes and for all contingent liabilities, with respect to the periods then ended and all prior periods, and (d) with respect to contracts and commitments for the sale of goods or the provision of services by the Company and its subsidiaries, contain and reflect adequate reserves for all reasonably anticipated losses, returns and allowances and costs in excess of anticipated receipts.

          (c) The unaudited consolidated balance sheet as of October 31, 2000 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal quarter then ended of the Company (collectively, the "Most Recent Financial Statements") contained in the Company's Form 10-QSB for the fiscal quarter ended October 31, 2000 (a) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the date or for the period presented therein in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein, (b) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's consolidated financial position and the consolidated results of its operations for the period covered by such financial statements, (c) contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes and for all contingent liabilities, with respect to the period then ended and all prior periods, and (d) with respect to contracts and commitments for the sale of goods or the provision of services by the Company and its subsidiaries, contain and reflect adequate reserves for all reasonably anticipated losses, returns and allowances and costs in excess of anticipated receipts.

          (d) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) other than liabilities incurred in the ordinary course of business consistent with past practice since October 31, 2000 which could not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (e) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          (f) All accounts receivable reflected on the balance sheets as of July 31, 2000 and October 31, 2000 and all accounts receivables that have arisen since October 31, 2000: (i) resulted from valid sales in the ordinary course of business of the Company and its subsidiaries and represent fully completed bona fide transactions that require no further act on the part of the Company or its subsidiaries to make such accounts receivable payable by the account debtors;
(ii) are not subject to any claim, counterclaim, offset or deduction; (iii) represent valid obligations owing to the Company or its subsidiaries by account debtors that are not affiliates of the Company or its subsidiaries and are enforceable in accordance with their respective terms; and (iv) were, and are, owned by the Company or its subsidiaries free and clear of all Liens.

          (g) The accounting records of the Company and its subsidiaries that have been furnished to Parent and the Purchaser accurately and validly reflect, in all material respects, the consolidated financial position and results of operations of the Company and its subsidiaries as of the dates and for the periods covered thereby.

     Section 3.08. Information. (a) None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 5.02) or (ii) any other document filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Shareholder Meeting (as defined in Section 5.03) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Other Filings made by the Company will comply as to form with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

          (b) No representation or warranty by the Company contained in this Agreement or in any document delivered to Parent and the Purchaser from the Company nor any writing, certificate, exhibit, list or other instrument required to be furnished by the Company pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit any fact necessary in order to make the statements and information contained herein or therein not materially misleading. To the knowledge of the Company, the due diligence materials provided to Parent and the Purchaser by the Company are complete and responsive to Parent's and the Purchaser's due diligence requests. Such materials do not contain any untrue statements of a material fact or omit any material facts necessary to make the information contained therein not misleading.

     Section 3.09. Litigation. Section 3.09 of the Company Disclosure Schedule sets forth an accurate and complete description of every pending, or to the knowledge of the Company, threatened legal action, suit, claim, investigation, arbitration and legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting the Company or any of its subsidiaries or their respective operations, properties, financial condition or prospects. There is no legal action, suit, claim or legal, administrative or other proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries that, individually or in the aggregate, could have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated by this Agreement nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, that could have, individually or in the aggregate, a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     Section 3.10. Compliance with Applicable Laws. The Company and its subsidiaries hold all material permits, licenses (including, without limitation, all licenses required under any applicable federal, state or foreign insurance laws or regulations), variances, exemptions, orders and approvals of all Governmental Entities required in connection with the operation of their respective businesses. The operations of the Company and its subsidiaries are being conducted in material compliance with all laws, rules, regulations and orders of any Governmental Entity applicable to the Company or its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

     Section 3.11. Employee Benefit Plans.

          (a) Section 3.11 of the Company Disclosure Schedule includes a complete list of all severance, benefit, deferred compensation, incentive compensation, stock option or bonus, welfare benefit and other employee benefit plans and programs providing benefits to any present or former director, officer, consultant or employee of the Company or any of its subsidiaries, or any beneficiary or dependent of any such person (whether or not written), sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute (collectively, the "Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

          (c) The Company and each of its subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"), the IRS has issued a favorable determination letter.

          (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports filed prior to the date of this Agreement to the extent required under GAAP.

          (e) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. There does not now exist, nor do any circumstances exist that could result in, any liability under (i) Title IV of ERISA, (ii)
section 302 of ERISA, (iii) sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of section 601 ET SEQ. of ERISA and section 4980B of the Code, other than a liability that arises solely out of, or relates solely to, the Plans, that would be a liability of the Company or any of its subsidiaries following the Effective Time.

          (f) No Plan is a multiemployer plan, as defined Section 3(37) of ERISA. No claims are pending against the Plans, or the Company or any of its subsidiaries with respect to the Plans, except for benefit payments in the normal course of business, and no employee, beneficiary, dependent, or governmental agency has threatened any appeal or litigation regarding any matter with respect to the Plans. No Plan provides benefits to current or former employees, beneficiaries, or dependents of the Company or its subsidiaries which continue after termination of employment, other than as required by Section 601 ET SEQ. of ERISA.

          (g) Except as provided in Sections 1.09 and 1.10, on and after the date hereof, neither the Company nor any of its subsidiaries will establish, amend, modify or terminate any Plan in any manner without the written consent of the Parent.

     Section 3.12. Intellectual Property.

          (a) Section 3.12 of the Company Disclosure Schedule contains a list of all material patents, patent applications, patent disclosures, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, mask works registrations and mask works registration applications, both domestic and foreign, and internet domain names which are owned by the Company or any of its subsidiaries. The assets described on the Company Disclosure Schedule and all computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, internet domain names, source codes, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information which are owned or used by the Company or any of its subsidiaries are referred to as the "Intellectual Property." The Company and its subsidiaries own all right, title and interest in and to the Intellectual Property validly and beneficially, free and clear of all Liens with the sole and exclusive right to use the same, subject to those licenses listed on Section 3.12 of the Company Disclosure Schedule.

          (b) Section 3.12 of the Company Disclosure Schedule contains a list of
(i) all material licenses, assignments and other transfers of Intellectual Property granted to others by the Company or any of its subsidiaries, and (ii) all material licenses, assignments and other transfers of patents, trade names, trademarks, service marks, copyrights, internet domain names, mask works registrations, software, trade secrets, know-how, technology or other proprietary rights or information granted to the Company or any of its subsidiaries by others. None of the licenses, assignments or other transfers described above is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions provided for in this Agreement.

          (c) To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any Intellectual Property.

          (d) No claim with respect to the Intellectual Property has been asserted or, to the knowledge of the Company, is threatened by any person nor does the Company know of any valid ground for any bona fide claims (i) to the effect that the manufacture, sale or use of any product or process as used (currently or in the past) or offered or proposed for use or sale by the Company or any of its subsidiaries infringes on any copyright, trade secret, patent, trade name or other intellectual property right of any person, (ii) against the Company or any of its subsidiaries relating to the use of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any Intellectual Property. To the Company's knowledge, all granted and issued patents and all registered trademarks and service marks listed in Section 3.12 of the Company Disclosure Schedule and all copyrights held by the Company are valid, enforceable and subsisting.

          (e) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except indemnities agreed to in the ordinary course of business included as part of the Company's license agreements. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to Intellectual Property.

     Section 3.13. Environmental Matters. (i) There has been no Release of Hazardous Substances by the Company or any of its subsidiaries on any real property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, and to the knowledge of the Company, no real property currently or formerly owned, leased or operated by the Company or any subsidiary thereof is contaminated with any Hazardous Substances; (ii) no judicial or administrative proceeding, order, judgment, decree, settlement or investigation is pending or, to the knowledge of the Company, threatened relating to alleged violations of Environmental Laws, Releases or threatened Releases of Hazardous Substances on real property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, or liability for any off-site disposal of Hazardous Substances or contamination; (iii) the Company and its subsidiaries have not received in writing any claims, notices or correspondence alleging liability under any Environmental Law, and to the knowledge of the Company no facts or circumstances exist that could reasonably be expected to result in such claims; (iv) the business and operations of the Company and its subsidiaries comply with all Environmental Laws and the Company and its subsidiaries have obtained all material permits, authorizations and licenses relating to Environmental Laws necessary for the operation of their businesses; all such permits, authorizations and licenses are set forth on Section 3.13 of the Company Disclosure Schedule and are in full force and effect and the Company and its subsidiaries are in compliance with all terms and conditions of such permits; and (v) to the knowledge of the Company, any asbestos-containing material or presumed asbestos-containing material which is on or part of any real property currently owned or operated by the Company or any subsidiary is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any Environmental Law. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substances or the environment. "Hazardous Substance" means any toxic or hazardous substance or waste that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls. "Release" means spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

     Section 3.14. Taxes.

          (a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, the Company and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed. All Taxes of the Company and each of its subsidiaries shown to be due and payable on such Tax Returns have been paid and the Company has made adequate provisions in the Company's financial statements for all payments of Taxes anticipated to be payable for all relevant taxable periods (or portions thereof).

          (b) Section 3.14(b) of the Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company or any of its subsidiaries have been or are being examined or audited by the appropriate taxing authority or the period through which any assessments may be made by the appropriate taxing authority has expired. All material deficiencies and assessments asserted as a result of such examinations or audits have been paid, settled, or adequately provided for in the Company's financial statements.

          (c) No issue or claim has been asserted in writing for Taxes (i) the adverse determination of which would result in a material deficiency or (ii) that has given rise to a Lien against property of the Company or any of its subsidiaries.

          (d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns of the Company or any of its subsidiaries.

          (e) There is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company that could give rise, separately or in the aggregate, to a payment that would not be deductible by reason of Section 280G of the Code or Section 162(m) of the Code.

          (f) Neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for a group that has the Company as its common parent) or (ii) is a party to a Tax sharing or a Tax indemnity agreement or a similar agreement that remains in effect.

          (g) The term "Tax," as used in this Agreement, means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax, charge, fee, levy, custom duties, or other similar charge imposed by a taxing authority of the United States or any state, local, or foreign government or agency or subdivision thereof, including any interest, penalties, additions to tax, or additional amounts accrued under applicable law or charged by any taxing authority.

          (h) The term "Tax Return," as used in this Agreement, means any return, declaration, report, claim for refund, or information return or other statement in relation to Taxes, including any schedule or attachment thereto or amendment thereof.

     Section 3.15. Absence of Certain Material Adverse Changes. Since July 31, 2000, (i) there has not been an event which could have a Material Adverse Effect on the Company, (ii) the business of the Company and its subsidiaries has been conducted only in a manner consistent with past practice and (iii) neither the Company nor any of its subsidiaries has incurred any liabilities (direct, contingent or otherwise) or engaged in any transactions or entered into any agreement or commitment outside the ordinary course of business. In addition, except as set forth in Section 3.15 of the Company Disclosure Schedule, since July 31, 2000, there has not been (i) any change by the Company in its accounting methods, principles and practices, (ii) any reevaluation by the Company of any asset (including, without limitation, any write-down of inventory or write-off of accounts receivable) other than in the ordinary course of business consistent with past practice, (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any material property or asset of the Company or any of its subsidiaries, (iv) any failure by the Company to revalue any asset in accordance with GAAP applied consistent with past practice, (v) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries, taken as a whole, (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities and (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any director, officer or key employee of the Company or any of its subsidiaries.

     Section 3.16. Affiliate Transactions. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no agreements (oral or written) between the Company or any of its subsidiaries, on the one hand, and any affiliate thereof, on the other hand.

     Section 3.17. Certain Approvals. Neither the provisions of the Business Combination Statute, the Control Share Acquisition Statute nor any other state takeover statute or regulation will apply to any of the transactions contemplated by this Agreement.

     Section 3.18. Labor Matters. No employee of the Company or of any of its subsidiaries is represented by any labor union or any collective bargaining organization. No labor organization or group of employees of the Company or any of its subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and each of its subsidiaries has complied in all material respects with all labor agreements and all applicable laws, regulations, decrees, orders, judgments and other requirements relating to the employment of labor, including those related to equal employment opportunity, wages, hours, occupational safety, and the payment of social security and other payroll-related Taxes, and neither the Company nor any of its subsidiaries has received any notice alleging a failure to comply with such laws, regulations, decrees, orders, judgments and other requirements. No controversies, disputes or proceedings are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries with respect to their employees. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no employment, consulting or similar agreements covering employees or consultants of the Company or any of its subsidiaries.

     Section 3.19. Relationships with Customers, Panel Members and Others. The Company has not received notice that any customer (including, without limitation, any governmental agency), vision care plan sponsor, retailer, insurer, panel member, provider of vision care services, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify its relationship or any contract or agreement (including, without limitation, any third party administrator or reinsurance agreement) with the Company or any of its subsidiaries in any manner adverse to the Company or any of its subsidiaries. The Company and its subsidiaries have satisfied all performance guarantees and standards set forth in its Vision Care Contracts (as defined below).

     Section 3.20. Contracts. (a) Section 3.20(a) of the Company Disclosure Schedule lists all written or oral contracts, agreements, performance or fidelity bonds, plans, insurance policies, guarantees, leases, options, licenses or binding arrangements of any nature (each a "Contract") to which the Company or any of its subsidiaries is a party, or with respect to which the Company or any of its subsidiaries has a beneficial interest, and which fall within any of the following categories:

               (i) (a) Contracts that provide for direct access preferred pricing for vision care services for members, or "lives", furnished by the other party to the Contract, together with all related or ancillary agreements, documents, or instruments (collectively "Discount Contracts"); and (b) Contracts that provide for access for members furnished by a third party for vision care services that are funded by such other party (with or without a co-payment by the member), together with all related third party administrator and reinsurance agreements, insurance policies and other agreements, documents or instruments related or ancillary thereto (collectively "Funded Contracts" and, together with the Discount Contracts, "Vision Care Contracts"),

               (ii)  joint  venture,   partnership,   reinsurance   and  similar
agreements involving a sharing of profits, losses, costs or liabilities,

               (iii) Contracts containing terms purporting to limit the ability of the Company or any of its subsidiaries to solicit or secure the business of any person, award business to any person or compete in any line of business in any geographic area or to hire, solicit or conduct business with any individual or other person,

               (iv) Contracts which after the Effective Time would purport to restrict the business or operations of Parent or any of its affiliates or any their of respective business relationships,

               (v) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any of its subsidiaries or which would limit or adversely affect the contractual relationships of Parent or any of its affiliates,

               (vi) Contracts that, individually or in the aggregate, relate to any outstanding commitments for capital expenditures in excess of $100,000,

               (vii) indentures, mortgages, promissory notes, loan agreements and guarantees of amounts in excess of $50,000, letter of credit, fidelity or performance bonds or other agreements, instruments or commitments of the Company or any of its subsidiaries for the borrowing or the lending of amounts in excess of $50,000 or providing for the creation of any Lien upon any of the assets of the Company or any of its subsidiaries,

               (viii) Contracts with or for the benefit of any affiliate of the Company,

               (ix) Contracts pursuant to which any person is or will become, pursuant to the terms thereof, entitled to any benefit or right (including, without limitation, a right to notice, termination or acceleration) as a result of any of the transactions contemplated by this Agreement,

               (x) any Contract for the employment of any officer, consultant or employee, including, without limitation, any employee manual or policy (whether written or oral) or any Contract, program or policy (whether written or oral) providing for severance or similar benefits, bonuses, profit-sharing payments, post-retirement benefits or other compensation of any nature,

               (xi) any Contract (A) for the sale of goods or services outside the ordinary course of business, or (B) providing for the grant of any preferential right to purchase any assets or rights of the Company or any of its subsidiaries,

               (xii) any power of attorney granted by the Company or any of its subsidiaries and that is currently effective,

               (xiii) any Vision Care Contract whose terms may vary depending on the terms of any other Vision Care Contract to which the Company or any of its subsidiaries or other affiliates is a party,

               (xiv) licenses issued by Governmental Entities, including, without limitation, third party administrator licenses and other licenses necessary for the conduct of the respective businesses of the Company and its subsidiaries,

               (xv) any provider agreement with a retailer or retailers having a termination date of more than twelve months from the date of this Agreement, together with a summary of the termination date and relevant renewal provisions; and

               (xvi) any other Contract not otherwise set forth in Section 3.20(a) of the Company Disclosure Schedule which involves an amount or has a value in excess of $200,000.

     All of the Contracts required to be disclosed by this Section 3.20(a) are valid and binding obligations of the Company or a subsidiary of the Company and the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any such Contract.

          (b) Based on Discount Contracts in existence on the date of this Agreement, the Discount Contracts of the Company and its subsidiaries generate aggregate monthly premiums and other fees to the Company of not less than $325,000 and cover not less than 5.725 million lives. The Discount Contract with

FISI Madison Financial covers not less than 2.23 million primary subscribed lives, the Discount Contract with The American Legion covers not less than 2.7 million primary subscribed lives and the other Discount Contracts to which the Company and its subsidiaries are a party cover not less than 795,000 primary subscribed lives.

          (c) Based on Funded Contracts in existence on the date of this Agreement, the Funded Contracts of the Company and its subsidiaries that include third party insurance carriers (including the related third party administrator and reinsurance agreements) generate aggregate monthly premium revenue to the Company and its subsidiaries of not less than $1.025 million and cover not less than 501,000 lives, including dependents.

          (d) Based on Funded Contracts in existence on the date of this Agreement, the Funded Contracts of the Company and its subsidiaries that are self-insured by plan sponsors (including the related third party administrator agreement) generate aggregate monthly revenue to the Company and its subsidiaries of not less than $75,000 and cover not less than 196,000 lives, including dependents.

          (e) The copies of the Vision Care Contracts of the Company previously furnished by the Company to Parent and the Purchaser, including all related insurance policies, third party administrator agreements, reinsurance agreements, provider agreements, provider manuals (including any reimbursement schedules contained therein) and other agreements and documents entered into and/or delivered in connection therewith, are accurate and complete in all material respects. The financial and other data provided to Parent and the Purchaser in connection with its evaluation of the Vision Care Contracts was prepared by the Company's management in good faith, was derived from sources that the Company believes are reliable, was prepared on a basis consistent with the preparation of the Company's financial statements and presents fairly and accurately the information set forth therein and the matters purportedly covered thereby.

          (f) Neither the Company nor any its subsidiaries has violated any covenant in any Vision Care Contract to which it is a party, including the contract with The American Legion, that provides that discounts or other terms offered to any members be no less favorable than discounts or other terms offered to any member under any other Vision Care Contract.

     Section 3.21. Opinion of Financial Advisor. The Company has received the written opinion of BCC Valuation Services, LLC to the effect that the consideration to be received by the holders of the Shares pursuant to the Merger is fair to the holders of the Shares from a financial point of view. The Company has previously delivered to Parent a copy of such opinion.

     Section 3.22. Books and Records. The books and records of the Company and its subsidiaries accurately reflect in all material respects the business and affairs of the Company and its subsidiaries and are maintained in a manner sufficient to permit the preparation of financial statements prepared in accordance with GAAP.

     Section 3.23. Absence of Undisclosed Liabilities. As of July 31, 2000, none of the Company nor any of its subsidiaries had any Liabilities and Costs which were required to be but were not reflected in the audited consolidated balance sheet of the Company and its subsidiaries as of July 31, 2000 included in the Company's 2000 Form 10-K. Since July 31, 2000, (y) neither the Company nor any of its subsidiaries has incurred any Liabilities and Costs outside of the ordinary course of business consistent with past practices and (z) the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and have not taken any of the actions proscribed by Section 5.01. As used herein, the term "Liabilities and Costs" shall mean all indebtedness, claims, liabilities, obligations, responsibilities, losses, diminutions in value, damages, judgments, personal injury, death, punitive damages, economic damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert, engineering and consulting fees and costs and any fees and costs associated with any investigation, feasibility, or remedial action studies), fines, penalties and monetary sanctions, and interest, whether accrued, absolute or contingent, and whether or not of a kind required by GAAP to be set forth on a financial statement or in notes thereto.

     Section 3.24. Brokers. Except for BCC Valuation Services, LLC, none of the Company, any of its subsidiaries, or any of their respective officers, directors, or employees has employed any investment broker, financial advisor, broker, finder or other intermediary or incurred any liability for any brokerage or investment banking fees, commissions, finder's fees or similar fees in connection with the transactions contemplated by this Agreement. The aggregate Merger Fees (as defined herein) owed or which will be owing by the Company and its subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement will not exceed the amount set forth in Section
3.24 of the Company Disclosure Schedule. "Merger Fees" means all fees and expenses paid or payable by or on behalf of the Company or any of its subsidiaries to all attorneys, accountants, investment bankers, financial advisors and other experts and advisors incident to the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby, and all amounts payable to any officer, director or employee of the Company or any of its subsidiaries arising out of severance of employment following consummation of the transactions contemplated by this Agreement, the change of control that will result herefrom or otherwise attributable, directly or indirectly, to the consummation of the transactions contemplated by this Agreement, exclusive of payments in respect of Options.

     Section  3.25.   Real  Property.   Neither  the  Company  nor  any  of  its
subsidiaries owns any real property. All of the real property leases (the "Company Leases") to which the Company or any of its subsidiaries is a party are set forth in Section 3.25 of the Company Disclosure Schedule, and there are no other agreements, written or oral, between the Company or any of its subsidiaries and any third parties relating to or otherwise affecting the use or occupancy of the property leased under each Company Lease. The scheduled termination dates and material lease terms of each Company Lease are set forth in Section 3.25 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries is in default under any Company Lease and no defaults by the Company or any of its subsidiaries have been alleged thereunder.

     Section 3.26. Insurance; Fidelity Bonds. The Company and its subsidiaries have insurance policies, including, without limitation, policies of liability, errors and omissions, directors' and officers' liability and workers' compensation insurance, that are reasonable and sufficient for the operation of their respective businesses. To the Company's knowledge, the current policies of directors' and officers' liability insurance maintained by the Company are adequate to cover claims based on facts, circumstances or occurrences in existence or arising on or prior to the date of this Agreement. The Company and its subsidiaries have procured the fidelity and performance bonds necessary for the operation of their respective businesses, including those bonds required by Governmental Entities and those required pursuant to agreements with third parties (including third party administrator and reinsurance agreements).

     When used in this Article III, references to "the Company's knowledge" or similar phrases shall mean to the best knowledge of the officers and directors of the Company after diligent investigation.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

     Section 4.01. Organization and Qualification. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of Parent and the Purchaser has the requisite power (corporate or otherwise) and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, results of operations, assets, liabilities (including contingent liabilities), prospects or condition (financial or otherwise) of Parent or any of its subsidiaries that would materially impair the ability of Parent or the Purchaser to satisfy its obligations under this Agreement.

     Section 4.02. Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary power (corporate or otherwise) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Purchaser, the sole member of Parent and by Parent, as stockholder of the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing of the appropriate merger documents as required by the ABCA). This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 4.03. No Conflict; Required Filings and Consents.

          (a) Assuming (i) the requirements of the Exchange Act and any applicable state securities or "blue sky" laws are met and (ii) the filing of the plan of merger and articles of merger and other appropriate merger documents, if any, as required by the ABCA is made, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) conflict with or result in a violation of the terms of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, which, in any case, would reasonably be expected to have a Material Adverse Effect on Parent.

          (b) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require Parent or the Purchaser to obtain any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the plan of merger and articles of merger pursuant to the ABCA, (iii) compliance with applicable state securities or "blue sky" laws and (iv) Consents the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Parent.

     Section 4.04. Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Shareholder Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 4.05. Brokers. Except for the engagement of Goldman Sachs, whose fees will be paid by the Purchaser, none of Parent, Purchaser, or any of their respective subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company is or might be liable prior to the Effective Time.

     Section 4.06. Financial Capability. Parent has and, at all times prior to the consummation of the transactions contemplated by this Agreement will have, direct or indirect access to the financial resources necessary to consummate the Merger on the terms set forth herein.

                                   ARTICLE V

                                    COVENANTS

     Section 5.01. Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice and (ii) use its reasonable best efforts to preserve intact the business or organization of the Company and each of its subsidiaries and to keep available the services of its and their present officers, consultants and employees, (iii) preserve the goodwill of those having business relationships with the Company and each of its subsidiaries, including, but not limited to, their respective relationships with customers, vision care plan sponsors, retailers, insurers, panel members and others with whom they have business relationships, as well as with officials and employees of government agencies and other entities which regulate the Company, its subsidiaries and their respective businesses; and (iv) not take any action which could adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

          (a) adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents;

          (b) sell, pledge or encumber any stock or other assets owned by it in any of its subsidiaries;

          (c) except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, (i) issue, reissue, sell or convey, or authorize the issuance, reissuance, sale or conveyance of (A) shares of capital stock (or other ownership interests) of any class (including shares held in treasury), or securities convertible or exchangeable into capital stock (or other ownership interests) of any class, or any rights, warrants or options to acquire any such convertible or exchangeable securities or capital stock (or other ownership interests), or any Voting Debt, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof and set forth in Section 3.03 of the Company Disclosure Schedule, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof; or (ii) make any other changes in the capital structure of the Company, or in the case of clauses (i) and (ii) propose or agree to do any of the foregoing;

          (d) declare, set aside or pay any dividend or other actual, constructive or deemed distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or otherwise make any payments to shareholders in their capacity as shareholders, other than any distribution by a subsidiary of the Company to the Company;

          (e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or any of its other securities;

          (f) increase the compensation or fringe benefits payable or to become payable to its present or former directors, officers, consultants or employees (whether from the Company, the Surviving Corporation or any of their respective subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plans or otherwise) or grant any severance or termination pay to, or enter into any employment, severance or other compensation agreement with, any director, officer, consultant or employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting or exercisability under any collective bargaining, bonus profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any present or former director, officer, consultant or employee (any of the foregoing being an "Employee Benefit Arrangement");

          (g) acquire, mortgage, encumber, license, sell, lease or dispose of any material assets or securities, or enter into any commitment to do any of the foregoing or enter into any commitment or transaction outside the ordinary course of business;

          (h) (i) incur, assume, guarantee or pre-pay any indebtedness, except that the Company and its subsidiaries may incur, assume or pre-pay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit set forth in Section 5.01 of the Company Disclosure Schedule,
(ii) assume, guarantee, endorse or otherwise becomes liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Most Recent Financial Statements, (iv) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, (v) authorize or make capital expenditures not provided for in the Company's capital budget included in Section 5.01 of the Company Disclosure Schedule which are, individually or in the aggregate, in excess of $50,000 or (vi) vary the Company's business practices in any respect from the Company's past practices;

          (i) initiate, settle or compromise any suit or claim or threatened suit or claim where the amount involved is, individually or in the aggregate, greater than $25,000;

          (j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;

          (k) make any tax election not required by law or settle or compromise any material tax liability;

          (l) (i) waive any rights of value, (ii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries or (iii) make any payment, direct or indirect, of any material liability of the Company or any of its subsidiaries before the same comes due in accordance with its terms;

          (m) permit any insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated;

          (n) enter into or amend any contract or agreement other than in the ordinary course of business consistent with past practice; provided, however, that the Company may not under any circumstance (y) waive or release any of its rights under any confidentiality or standstill agreement to which it is a party or (z) amend or modify in any respect any Vision Care Contract (including, without limitation, any related third party administrator or reinsurance agreement) to which it is a party, in each case without Parent's prior consent;

          (o) enter into any agreement with any customer, vision care plan sponsor, retailer, insurer, panel member or provider of vision care services either (A) covering more than 100 persons or (B) resulting in or requiring aggregate payments by either party over the term of the contract in excess of $100,000, or amend or modify any such existing agreements, in each case whether or not such action is taken in the ordinary course of business;

          (p) alter or modify in any significant respect any vision care plan, policy or program offered by the Company or any of its subsidiaries;

          (q) except as may be required as a result of a change in law or under GAAP, make any change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

          (r) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, any assets;

          (s) enter into any joint venture, partnership, reinsurance or similar agreement;

          (t) make any application or filing with any Governmental Entity outside the ordinary course of business consistent with past practice; or

          (u) agree in writing or otherwise to take any of the foregoing actions or any action which could cause any representation or warranty in this Agreement to be or become untrue or incorrect or could cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

     Section 5.02. Preparation of the Proxy Statement.

          (a) As soon as reasonably practicable following the date of this Agreement (and, in any event, no later than ten (10) business days after the date hereof), the Company shall prepare a proxy statement relating to the meeting of the Company's shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, the "Proxy Statement") and, following approval by Parent, shall file the Proxy Statement with the SEC. The Proxy Statement shall include a recommendation of the Board of Directors of the Company (the "Company Board Recommendation") that its stockholders vote in favor of the Merger and this Agreement (subject to Section 5.09 hereof). The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable (and, in any event, within five (5) business days) after the Proxy Statement is cleared by the SEC.

          (b) If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser shall use its best efforts after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

     Section 5.03. Shareholder Meeting. The Company shall, through its Board of Directors, take all action necessary, in accordance with and subject to the ABCA and its Articles of Incorporation and Bylaws, to convene a special meeting of its shareholders not earlier than thirty (30) calendar days after the date the Proxy Statement is first mailed to shareholders, but in no event later than fifty (50) calendar days after the Proxy Statement is first mailed to shareholders, to consider and vote upon the adoption and approval of this Agreement and the Merger (such special shareholder meeting, the "Shareholder Meeting"). The Company shall include in the Proxy Statement the Company Board Recommendation and the Board of Directors shall use its best efforts to obtain the approval of the Merger and this Agreement, subject to the duties of the Board of Directors of the Company to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 5.09 hereof. If the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing, the Company shall nevertheless remain obligated to call, give notice of, convene and hold the Shareholder Meeting.

     Section 5.04. Access to Information. From the date hereof until the Effective Time, the Company shall, and shall cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors, accountants, financial advisors and representatives (collectively, the "Company Representatives") to, provide Parent and the Purchaser and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, affiliate and representatives (collectively, the "Parent Representatives") full and complete access during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records of the Company and its subsidiaries, as will permit Parent and the Purchaser to make inspections of such as either of them may reasonably require, and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such financial and operating data and other information with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time reasonably request. Without limiting the generality of the foregoing, immediately following the execution and delivery of this Agreement, the Company shall, and shall cause its subsidiaries and the Company Representatives to, provide Parent, the Purchaser and the Parent Representatives with full and complete access to its financial and accounting records and all Vision Care Contracts listed or required to be listed in Section 3.20 of the Company Disclosure Schedule, together with all written or oral agreements, instruments, notices, documents, licenses, permits, financial data or other information related or ancillary thereto, or reasonably requested by Parent in connection with its evaluation thereof. In addition, the Company shall, and shall cause its subsidiaries and the Company's Representatives to, cooperate fully and assist Parent, the Purchaser and the Parent Representatives in their review of the Company's books and records and in their evaluation of the Vision Care Contracts and all related documents and information delivered or requested under this Section 5.04, including, without limitation, by making the Company Representatives (including the Company's independent accounting firm) available to assist Parent and Parent Representatives in their review of such books and records, Vision Care Contracts and related information, permitting Parent and the Parent Representatives to review the Company's independent accounting firm's workpapers for the fiscal years ended July 31, 1999 and 2000 and providing copies to Parent of written documents promptly upon request. Parent and the Purchaser shall be subject to the terms of the Mutual Confidentiality Agreement dated October 20, 2000, as supplemented by the Letter Agreement, dated as of December 12, 2000 (the "Confidentiality Agreement") with respect to any information obtained from the Company and its subsidiaries and the Company Representatives pursuant to this section 5.04.

     Section 5.05. Further Assurances; Reasonable Best Efforts. (a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the Company, Parent and the Purchaser shall, and the Company shall cause its subsidiaries to, cooperate and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

          (b) The Company agrees that commencing on the date hereof and until the Effective Time it will engage a consultant designated by the Parent for a monthly retainer not to exceed $10,000 plus reimbursement of reasonable expenses. Such consultant, who may be an officer or employee of Parent or one of its affiliates, shall also be an advisor to Purchaser and accordingly be provided the access to information provided for in Section 5.04 hereof. Such consultant shall, in consultation with the Parent, provide the Company from time to time with recommendations pertaining to the operations of the Company and its subsidiaries. The Company, consistent with the fiduciary duties of the Company's Board of Directors, shall review such recommendations and, to the extent the Company deems advisable, adopt such recommendations and utilize its best efforts to implement those recommendations it deems advisable.

          (c) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, agreements, resignation letters or other documents, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

     Section 5.06. Consents.

          (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any breaches or violations of any Contracts, permits, licenses or other agreements that may be caused by, the consummation of the transactions contemplated by this Agreement.

          (b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, insurance or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority.

          (c) Each party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice, the Securities and Exchange Commission, any state securities commission or any other domestic or foreign government or governmental authority regarding any of the transactions contemplated by this Agreement or any matter that could cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

     Section 5.07. Public Announcements. So long as this Agreement is in effect, Parent, the Purchaser and the Company agree to consult promptly with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, agree to provide to the other party for review a copy of any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     Section 5.08. Indemnification.

          (a) Parent agrees that all rights to indemnification now existing for actions occurring prior to the Effective Time in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company or any of its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time unless otherwise required by law, provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than three years (except as provided in the last proviso of this Section 5.08(b)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not significantly less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 125% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be $22,500 for the twelve month period ending January 30, 2002) and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.08(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Section 5.09. No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, directly or indirectly, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries (collectively, the "Company Representatives") to, directly or indirectly through another person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (as defined in Section
8.10 hereof), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an Acquisition Proposal, provided, however, that, prior to the adoption and approval of this Agreement by the requisite vote of the Company's shareholders in accordance with the ABCA and the Company's Bylaws and Articles of Incorporation, the foregoing shall not prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to enter into a business combination with the Company pursuant to an Acquisition Proposal which the Board of Directors of the Company (or any committee thereof considering such proposal) in good faith reasonably determines is likely to be more favorable to the Company's shareholders than the transactions contemplated by this Agreement (a "Superior Proposal"), so long as:

               (i) prior to furnishing any information to, or entering into discussions or negotiations with, such a person the Company provides at least 48 hours' advance written notice to Parent to the effect that it is furnishing information to, or entering into substantive discussions or negotiations with, a person from whom the Company shall have received an executed confidentiality agreement in form and substance similar to, and containing provisions that are not less restrictive than those in, the Confidentiality Agreement prior to furnishing such information, provided that such confidentiality agreement shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company's ability to consummate the transactions contemplated under this Agreement;

               (ii) such notice shall include the terms and conditions of such Superior Proposal or any agreement proposed by, or any information supplied to, any such person;

               (iii) prior to furnishing any nonpublic information to any such person, the Company furnishes such nonpublic information to Parent (to the extent that such nonpublic information has not been previously furnished by the Company to Parent);

               (iv) neither the Company nor any of its subsidiaries nor any of the Company Representatives shall have violated any of the provisions set forth in this Section 5.09;

               (v) such unsolicited bona fide proposal relating to a Superior Proposal is made by a third party that the Board of Directors of the Company (or any committee thereof considering such proposal) determines in good faith has the good faith intent to proceed with negotiations to consider such Superior Proposal;

               (vi) the Board of Directors of the Company (or any committee thereof considering such proposal), after duly considering the written advice of outside legal counsel to the Company, reasonably determines in good faith that its failure to authorize any such action on the Company's part would result in a breach of the Board of Directors' fiduciary duties to the Company's shareholders under Arizona law; and

               (vii) the Company uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto.

          (b) The Company shall notify Parent orally and in writing of the fact that it has received inquiries, offers or proposals that it reasonably believes to be bona fide with respect to an Acquisition Proposal within 24 hours after the Company obtains knowledge of the receipt thereof. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other person that have been conducted heretofore with respect to a potential Acquisition Proposal. The Company agrees to inform the Company Representatives of the obligations undertaken in this
Section 5.09.

          (c) The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Company or any of its subsidiaries is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

          (d) Except as expressly permitted by this Section 5.09, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company (or any authorized committee thereof considering an Acquisition Proposal) determines in good faith, after duly considering the written advice of outside legal counsel to the Company, that in light of a Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to the provisions of this sentence) withdraw, modify or change its recommendation of the Merger, but only after 48- hours following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to do so, and only if, during such 48 hour period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated herein on such adjusted terms.

          (e) Nothing contained in this Section 5.09 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and/or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after duly considering the written advice of outside legal counsel to the Company, failure so to disclose would be inconsistent with its obligations under applicable law.

     Section 5.10. Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or regarding any violation, or alleged violation of law; (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries; (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (e) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     Section  5.11.  State  Takeover  Laws.  (a) Without  limiting  the terms of
Section 5.09, the Company covenants and agrees that it will not take any action that would make the Business Combination Statute inapplicable to an Acquisition Proposal (other than the Merger) unless (x) the Board reasonably determines in good faith, upon written advice of its outside legal counsel, that failing to take such action would result in a breach of the fiduciary duties of the Board of Directors to the Company's shareholders under Arizona law, and (y) prior to such action the Company shall have paid to Parent a fee of $1.25 million plus the Parent Expenses (as defined in Section 7.03(b)) (which amount shall be paid in lieu of any Termination Fee and Parent Expenses payable pursuant to Section 7.03(b)).

          (b) The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by Parent or the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

     Section 5.12. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense of any stockholder litigation against the Company and/or its officers or directors relating to the transactions contemplated by this Agreement. The Company shall, and shall cause each of its officers and directors, to cooperate with Parent in connection with any such stockholder litigation.

     Section 5.13. Additional Reports. The Company shall timely file with the SEC all reports, proxy statements and other documents required under the Securities Act and the Exchange Act (including, without limitation, the Company's Form 10-Q/SB for the Company's fiscal quarter ended January 31, 2001), furnish to Parent copies of such documents which it files with the SEC on or after the date of this Agreement, and the Company represents and warrants that as of the respective dates thereof, such documents will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated subsidiaries, as the case may be, as of the dates thereof and their results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that unaudited financial statements may not include all of the footnote disclosures notes required by GAAP).

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 6.01. Conditions to the Obligations of Each Party. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a) Shareholder Approval. The shareholders of the Company shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of the Company's articles of incorporation and applicable law.

          (b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined, prohibited or materially restricted or delayed by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents or materially restricts or delays the consummation of the Merger. No action or proceeding by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against the Company, Parent or Purchaser or any of their respective affiliates, partners, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

     Section 6.02. Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Effective Time of the following further conditions:

          (a) Performance. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of this condition.

          (b)  Consents.  All  Consents  of, or  notices  to,  third  parties or
Governmental Entities necessary for consummation of the transactions contemplated hereby (including, without limitation, those set forth in Section
3.05 of the Company Disclosure Schedule) shall have been obtained or made, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect on the Company.

          (c) Legal Opinion. Parent and the Purchaser shall have received a written opinion from Jennings, Strouss & Salmon, P.L.C., in form and substance reasonably satisfactory to Parent, covering the matters referred to in the last sentence of Section 3.02 and in Sections 3.03, 3.04 and 3.17.

     Section 6.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following further condition:

          (a) Performance. Each of Parent and the Purchaser shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent and the Purchaser contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and the Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent as to the satisfaction of this condition.

                                  ARTICLE VII

                         TERMINATION; AMENDMENTS; WAIVER

     Section 7.01. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a) by the mutual written consent of Parent and the Company;

          (b) by Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 2001 (the "Termination Date"); provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall not have breached in any material respect its representations, warranties, covenants or obligations under this Agreement;

          (c) by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

          (d) by the Company, if there shall have occurred, on the part of Parent or Purchaser, a breach of any material representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to Parent;

          (e) by Parent, if there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured on or prior to the earlier of (x) ten (10) calendar days after written notice of such breach is given by Parent to the Company and (y) the date on which all conditions to the Merger not related to such breach have been satisfied;

          (f) by Parent or the Company, if the requisite shareholder approval referred to in Section 6.01(a) shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

          (g) by Parent, if a Company Triggering Event shall have occurred. A "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company (or any committee thereof) shall have failed to recommend that the Company's shareholders vote to adopt this Agreement and approve the Merger, or shall have withdrawn or modified its recommendation in a manner adverse to Parent; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's shareholders; (iii) the Board of Directors of the Company (or any committee thereof) fails to publicly reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company's shareholders, within ten business days after Parent reasonably requests in writing that such recommendation or determination be reaffirmed; (iv) the Board of Directors of the Company (or any committee thereof) shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any Acquisition Agreement relating to any Acquisition Proposal or shall have consummated a transaction with respect to an Acquisition Proposal;
(vi) the Company shall have failed to file the preliminary Proxy Statement with the SEC within ten (10) business days after the date of this Agreement; (vii) the Company shall have failed to hold the Shareholder Meeting to vote on the merger as promptly as practicable and in any event within fifty (50) calendar days after the Proxy Statement is approved by the SEC; (viii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (ix) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release that reaffirms the Company Board Recommendation within ten (10) business days after such Acquisition Proposal is announced, (x) the Company or any of its affiliates or any of their respective officers, directors, employees, investment bankers, advisors, representatives or agents shall have violated the restrictions set forth in Section 5.09 or (xi) the Company or any director or officer of the Company shall have asserted, in any manner, that any provision of this Agreement is invalid or unenforceable in any respect; or

          (h) by Parent if, (i) the Company has breached, in any material respect, its obligations under Section 5.04, or (ii) the Company shall have breached any representation or warranty set forth in Section 3.20(b), (c) or (d) by failing to have achieved at least 95% of the minimum number of lives for any category or type of Vision Care Contract referred to therein at any time from the date of this Agreement to the Effective Time, or (iii) the Company shall have breached any representation or warranty set forth in Section 3.20(b), (c) or (d) by failing to have achieved at least 95% of each of the minimum revenue levels set forth therein in any calendar month ending during the period between January 1, 2001 and the Effective Time or (iv) any information (including any financial information) contained in Section 3.20 of the Company Disclosure

Schedule or  encompassed  by the  representations  and  warranties  set forth in
Section 3.07 or Section 3.20(e) is determined by Parent to be inaccurate in any significant respect. For purposes of this paragraph (h), the financial information contained in Section 3.20 of the Company Disclosure Schedule or encompassed by the representations and warranties set forth in Section 3.07 or
Section 3.20(e) shall be deemed to be inaccurate in a "significant respect" if the effect of any correction to such information would be to (A) reduce aggregate revenues or change (plus or minus) aggregate claims costs for any period reflected in Section 3.20 of the Company Disclosure Schedule by more than 5%, or (B) increase the Company's consolidated operating loss for its fiscal year ended July 31, 2000 or decrease the Company's consolidated operating income for the Company's fiscal quarter ended October 31, 2000, included in the SEC Reports, by more than $500,000. This paragraph (h) shall not be deemed to limit Parent's rights under Section 7.01(e) in any respect.

     Section 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than pursuant to the provisions of the last sentence of Section 5.04, Section 5.07, this Section 7.02, Section 7.03, Section 7.04, Section 8.04 and Section 8.05, which shall survive any such termination. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

     Section 7.03. Fees and Expenses.

          (a) Whether or not the Merger is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) In the event this Agreement is terminated pursuant to Sections 7.01(b) or 7.01(f), or Parent shall have terminated this Agreement pursuant to Sections 7.01(e), 7.01(g) or 7.01(h), then the Company shall promptly (and, in any event, within one (1) business day after such termination by the Parent or, in the case of any termination by the Company, prior to such termination) reimburse Parent for the fees and expenses of Parent and the Purchaser related to this Agreement, the transactions contemplated hereby and any related financing, subject to a maximum of $700,000, (the "Parent Expenses"), and pay Parent a termination fee of $1.25 million (the "Termination Fee").

     Section 7.04. Amendment. This Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.01. Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.01, Section 5.05(c) and Section 5.08 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     Section 8.02. Entire Agreement; Assignment.

          (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supercedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and the Purchaser may assign its rights, interests and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company, provided that no such assignment shall relieve the Purchaser of liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.03. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     Section 8.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

          If to Parent or the Purchaser:

          Luxottica Group S.p.A.
          Piazzale Lotto, 2
          Milan 20148
          Italy
          Attention: Luciano Santel
          Facsimile:  011-39-02-4399-5757

          EyeMed Vision Care LLC
          8650 Governor's Hill Drive
          Cincinnati, OH 45242
          Attention: Cliff Bartow
          Facsimile: 513-583-6388

          with a copy to:

          Winston & Strawn
          200 Park Avenue
          New York, New York  10166
          Attention: Jonathan Goldstein
                     Daniel A. Ninivaggi
          Facsimile:  212-294-4700

          If to the Company:

          First American Health Concepts, Inc.
          7776 S. Pointe Parkway West
          Suite 150
          Phoenix, AZ 85044
          Attention: Jim Hyman
          Facsimile: 602-414-0300

          with a copy to:

          Jennings, Strouss & Salmon, P.L.C.
          One Renaissance Square
          Two North Central Avenue
          Suite 1600
          Phoenix, AZ 85004
          Attention: Douglas Dunipace
          Facsimile: 602-405-2613

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     Section 8.05. Governing Law; Jurisdiction. (a) This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (b) In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Southern District of New York or any New York state court located in the Borough of Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal court located in the Southern District of New York or a state court located in the Borough of Manhattan.

     Section 8.06. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

     Section 8.07. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 8.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to
Section 5.08, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.10. Certain Definitions. As used in this Agreement:

          (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise, and a person shall be deemed to control another person if the controlling person owns 10% or more of any class of voting securities (or other ownership interest) of the controlled person;

          (b) the term "Acquisition Proposal" shall mean any offer or proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally), from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          (c) the term "lives," when used with respect to a Vision Care Contract, means primary subscribed members (or primary subscribed lives) covered by such Vision Care Contract together with their subscribed dependents;

          (d)  the  term  "person"  shall  include  individuals,   corporations,
partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

          (e) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                  EYEMED VISION CARE LLC
                                  By: LENSCRAFTERS, INC., as sole member

                                  By: /s/ Cliff Bartow
                                      ---------------------------------------
                                      Name:  Cliff Bartow
                                      Title: Chief Operating Officer


                                  SAX CORP.

                                  By: /s/ Cliff Bartow
                                      ---------------------------------------
                                      Name:  Cliff Bartow
                                      Title: Chief Executive Officer


                                  FIRST AMERICAN HEALTH CONCEPTS, INC.

                                  By: /s/ James D. Hyman
                                      ---------------------------------------
                                      Name:  James D. Hyman
                                      Title: President & CEO

                                                                      APPENDIX B

February 26, 2001

                                                       PERSONAL AND CONFIDENTIAL

Board of Directors
FIRST AMERICAN HEALTH CONCEPTS, INC.
7776 S. Pointe Parkway West, Ste. 150
Phoenix, AZ 85044-5424

Members of the Board:

First American Health Concepts, Inc., an Arizona corporation (the "Company"), and SAX Corporation, an Arizona corporation (the "Acquirer"), a wholly owned subsidiary of EyeMed Vision Care LLC, a Delaware Limited Liability Company (the "Parent"), propose to enter into an Agreement and Plan of Merger, dated as of February 26, 2001 (the "Agreement"), pursuant to which the Company will be merged with and into the Acquirer (the "Merger"). In the Merger, and as set forth more fully in the Agreement, each share of the Company's common stock (the "Company Shares"), issued and outstanding as of the date and time the Merger becomes effective (the "Effective Time"), will be converted into the right to receive $9.06 per share in cash.

You have asked us whether, in our opinion, the Cash Offer is fair from a financial point of view to the holders of the Company Shares.

In arriving at the opinion set forth below, we have, among other things:

     1. Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

     2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, and prospects of the Company that was furnished to us by the Company or was publicly available;

     3. Conducted discussions with members of senior management of the Company concerning the business and future prospects for the Company;

     4. Reviewed the historical market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

Board of Directors
FIRST AMERICAN HEALTH CONCEPTS, INC.
February 26, 2001
Page 2


     5. Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

     6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

     7.   Reviewed the Agreement;

     8. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of current general economic, market and monetary conditions.

In Preparing our opinion, we have assumed and relied, with your consent, on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, discussed with us or reviewed by or for us, as well as all publicly available information, and we have not assumed any responsibility for independently verifying such information. In accordance with your instructions, we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With regard to financial forecasts, we reviewed the forecast data with members of senior management of the Company and, with your consent, we have assumed that these financial forecasts reviewed with senior management of the Company reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that they provide a reasonable basis upon which we can form an opinion.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us, as of the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, that all conditions to the consummation of the Merger will be satisfied without waiver thereof, and that the Merger is in fact consummated pursuant to the terms of the Agreement.

Board of Directors
FIRST AMERICAN HEALTH CONCEPTS, INC.
February 26, 2001
Page 3


In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. Consequently, we express no opinion as to whether any alternative transaction might produce consideration for the holders of Company Shares in an amount in excess of that contemplated in the Merger.

This opinion is for the use and benefit of the Board of Directors of the Company. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement to be provided to the Company's Shareholders. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration of $9.06 per share in cash, is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,
BCC CAPITAL PARTNERS LLC

By: /s/ Terrance McGovern
    ---------------------------
    Terrance McGovern
    Managing Partner

                                                                      APPENDIX C

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-KSB

[X] Annual Report  Pursuant to Section 13 or 15 (d) of the  Securities  Exchange
    Act of 1934.

     For the fiscal year July 31, 2000.

[ ] Transition  Report  Pursuant  to Section  13 or 15 (d) of the  Securities
    Exchange Act of 1934.

    For the transition period from     N/A        to      N/A      .
                                  ---------------    --------------

                         Commission File Number: 0-15207

                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                 (Name of small business issuer in its charter)

      Arizona                                           86-0418406
(State of Incorporation)                    (IRS Employer Identification Number)

7776 South Pointe Parkway West, Suite 150, Phoenix, Arizona   85044-5424
        (Address of principal executive offices)               (Zip Code)

                                 (602) 414-0300
                (Issuer's telephone number, including area code)

           Securities Registered Pursuant to Section 12(b) of the Act:

                                      None

           Securities Registered Pursuant to Section 12(g) of the Act:

                         Common Stock without par value
                                (Title of Class)

     Check  whether  the issuer (1) filed all  reports  required  to be filed by
Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes
[X] No [ ]

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

     Issuer's revenue for the fiscal year ended July 31, 2000 was $12,133,034.

     Registrant's Common Stock outstanding at November 22, 2000 was 2,604,736 shares after deducting 468,102 shares of treasury stock. At such date, the aggregate market value of Registrant's Common stock held by non-affiliates, based upon the closing price at which such stock was sold on AMEX on such date was approximately $4,659,515.

                       DOCUMENTS INCORPORATED BY REFERENCE

     Portions of Registrant's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on January 24, 2001 are incorporated in Part III as set forth herein.

                                TABLE OF CONTENTS


                                     PART I                                 PAGE
                                                                            ----

Item 1.  Description of Business                                              2
Item 2.  Description of Property                                              3
Item 3.  Legal Proceedings                                                    3
Item 4.  Submission of Matters to a Vote of Security Holders                  3

                          Part II

Item 5.  Market for Common Equity and Related Stockholder Matters             4
Item 6.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                            4
Item 7.  Financial Statements                                                 8
Item 8.  Changes in and Disagreements with Accountants on Accounting
         and Financial Disclosure                                             8

                         Part III

Item 9.  Directors, Executive Officers, Promoters and Control Persons;
         Compliance with Section 16 (a) of the Exchange Act                  10
Item 10. Executive Compensation                                              10
Item 11. Security Ownership of Certain Beneficial Owners and Management      10
Item 12. Certain Relationships and Related Transactions                      11
Item 13. Exhibits and Reports on Form 8-K                                    11

Signatures                                                                   12

                                     PART I

                      FIRST AMERICAN HEALTH CONCEPTS, INC.


ITEM 1. DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

     First American Health Concepts, Inc. ("FAHC" or the "Company") was incorporated in Arizona in 1981 and first offered common stock publicly in October 1985. FAHC markets and administers vision care programs under the registered trade names of Eye Care Plan of America(R) and ECPA(R).

     Initially, FAHC's growth came from the development of a direct access preferred pricing program. This program is delivered through a national preferred provider ("PPO") network of independent and retail optometrists, opticians and ophthalmologists. The most significant growth in the past three years has occurred in the self-funded products and the insured products that are underwritten by primary insurance carriers. Prior to January 1998, the Company received administrative fee revenue in association with the insured revenue. In January 1998, FAHC formed a captive reinsurance company, First American Reinsurance Company ("FARC") in order to share in the underwriting profits of the primary carrier.

In December 1999, the California subsidiary Eye Care Plan of America - California, Inc. ("ECPA-CA") received licensure approval from the state. ECPA-CA allows the Company to operate as an HMO in the number one vision care market in the country. ECPA-CA operates as a specialized Knox-Keene Health Care Service Organization.

BUSINESS OF ISSUER

     FAHC markets and administers three related products under its d.b.a. ECPA; a direct access preferred pricing program, an insured program underwritten by various insurance carriers and a self funded program.

     The direct access preferred pricing program membership accesses providers directly and obtains savings on products and services based upon fee schedule agreements. The insured and self-funded programs are similar. Members access providers directly and pay only a co-payment (if applicable) for scheduled vision care benefits. The Company performs the claims administration for the underwriting carrier and interacts directly with the providers. Insured benefits are underwritten by Security Life Insurance Company of America (founded in
1956), The MEGA Life and Health Insurance Company (founded in 1982), Columbian Life Insurance Company (founded in 1990), Columbian Mutual Life Insurance (founded in 1882), and Starmount Life Insurance Company (founded in 1983).

     The preferred pricing, insured and self-funded products are distributed both directly and through a broker/agent network to employers and other sponsors having access to ten or more employees, clients or customers. Existing and potential sponsors include employer groups, insurance carriers, third party administrators, health maintenance organizations, multiple employer trusts, financial institutions, associations, labor unions, governmental bodies and political subdivisions.

ITEM 2. DESCRIPTION OF PROPERTY

     The Company leases an aggregate of 18,247 square feet of Class B office space for its sales and administrative offices. The Company's headquarters office in Phoenix, Arizona is leased at an effective rate of $28,292 per month with an original expiration date of September 2003, subject to renewal options. Sales offices are located in California, Colorado, Georgia, Massachusetts, Ohio, Pennsylvania and Texas with effective rates ranging from $400 to $1,800 per month and lease expiration dates through March 2002.

     The Company maintains cash reserves for use in corporate expansion, financing growth of its business and general corporate purposes. FAHC invests excess cash in interest-bearing securities including U.S. Treasuries, generally with maturities of less than one year. The Company also invests in equity securities consisting of preferred stock. Investments are governed by guidelines established by a committee of the Board of Directors and are generally not limited by type.

ITEM 3. LEGAL PROCEEDINGS

     The Company is subject to various claims and litigation arising out of the ordinary course of business. In the opinion of management, the Company has adequate legal defenses and the outcome of those matters will not materially effect the Company's financial condition.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

                                     PART II

                      FIRST AMERICAN HEALTH CONCEPTS, INC.

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK PRICES

                       TRADING RANGE DURING THE YEARS ENDED JULY 31,
                       ---------------------------------------------
                               2000                     1999
                         ----------------         --------------
                          HIGH      LOW            HIGH     LOW
      QUARTER ENDED:
      October 31         $3.938    $2.438         $4.375    $3.5
      January 31         $4.375    $2.375         $4.25     $3.5
      April 30           $4.375    $2.125         $5        $2.875
      July 31            $3        $2.5           $4.25     $2.75

     Beginning August 4, 1999, the Company's common stock is traded on the American Stock Exchange (symbol: FAH) in order to take advantage of the AMEX specialist system. From February 27, 1995 to August 3, 1999, the Company's common stock traded on the NASDAQ National Market System (symbol: FAHC). Prior to that date, common shares were traded on the NASDAQ Over-the-Counter Market. On November 22, 2000 there were approximately 100 shareholders of record, not including those shares held in street name. The Company has neither declared nor paid any cash dividends to date and does not plan to do so in the immediate future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended July 31, 2000 and July 31, 1999 presented below reflects certain restatements to the Company's previously reported results of operations for the year ended July 31, 1999. See Note 11 of the notes to consolidated financial statements for discussions of these restatements.

ACCOUNTING SYSTEMS AND CONTROLS

     As a result of the appointment of new senior executive officers by the Board and their review of the Company's books and records, current management concluded that there had been a break down in the internal accounting controls and the related audit function. Accordingly, they immediately undertook steps to strengthen and maintain the adequacy of their internal accounting systems and controls and replaced the former auditors, KPMG. Since then, management has adopted a comprehensive plan to improve, implement and maintain reliable accounting systems and controls which address the reportable conditions identified.

RESULTS OF OPERATIONS

     Loss before change in accounting principle for the year ended July 31, 2000 was $10,000, or $0.00 per share basic and diluted, compared to a net loss, before change in accounting principle, of $125,000, or $0.05 per share basic and diluted, for the year ended July 31, 1999. The loss for the year ended July 31, 2000 was further increased by $159,000, net of taxes of $95,000, or $0.06 per share basic and diluted, due to a change in accounting principle resulting from the Company's adoption of Statement of Position 98-5 which requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. After giving effect for the change in accounting principle the net loss for the year ended July 31, 2000 was $169,000, or $0.06 per share basic and diluted, compared to a net loss of $125,000, or $0.05 per share basic and diluted for the year ended July 31, 1999.

     First American Health Concepts, Inc. ("FAHC" or the "Company") reported a $4,192,000 or 53% increase in operating revenues, with a growth from $7,941,000 for 1999 to $12,133,000 for 2000. Non-insured products decreased $216,000 or 5% from $3,969,000 in 1999 to $3,753,000 in 2000. This decrease is a reflection of changing market demand for vision care preferred pricing or "discount" programs that the Company has been anticipating for several years. Insured and self-funded product revenues increased $2,698,000 or 77% from $3,487,000 in 1999 to $6,185,000 in 2000. The significant increase in insured and self-funded revenue was due to a significant increase in the volume of insured customers marketed through its captive reinsurance subsidiary. Other revenues increased $1,710,000 or 353% from $485,000 in 1999 to $2,195,000 in 2000. The significant increase in other revenues was due to various administrative and marketing services provided to the Company's carriers through its captive reinsurance subsidiary, as well as an increase in new self-funded clients. Market research continues to show an increasing demand for full-benefit, managed vision care programs. The Company anticipates that revenues from its managed vision care programs (insured and self-funded) will continue to be the source of growth in the future. This is the reason that FARC was formed in January 1998. FARC assumes a portion of the insured premium from the underwriting carrier through a Quota Share agreement. The premium assumed under this agreement during fiscal 2000 was $4,695,000 of the insured and self-funded revenues discussed above. The premium assumed during fiscal 1999 was $1,353,000.

     The Company does not experience significant seasonal fluctuations. While the non-insured product membership is renewed annually, most fees are remitted and recognized as revenue monthly. The insured product and self-funded products are calculated and billed monthly and recognized accordingly. The Company's largest growth in membership, and resultant revenues, normally occurs in its second and third quarters due to the significant number of companies whose benefits are coordinated with the calendar year.

     Total operating expenses increased $3,975,000 or 48% from $8,291,000 in 1999 to $12,266,000 in 2000. The majority of the increase in total operating expenses is due to reinsurance expense which increases proportionately with reinsurance revenues. Total operating expense decreased as a percentage of total operating revenue from 104% in 1999 to 101% in 2000, reflective of an investment made in prior years in the infrastructure necessary to support managed vision care. Overall operating expenses as a percentage of operating revenues are expected to continue to decrease as the Company continues to increase its volume of activity through its reinsurance subsidiary.

     Sales and marketing expenses increased $58,000 or 4% from $1,385,000 in 1999 to $1,443,000 in 2000. The majority of the increase is attributable to approximately $58,000 of product development expense incurred during fiscal 2000 as a result of new product enhancements and was further increased by consulting costs and the opening of five new sales offices. This increase was offset by lower telemarketing expenses resulting from an elimination of telemarketing sales and staff due to our broker driven strategy.

     Direct membership expenses increased $526,000 or 25% from $2,109,000 in 1999 to $2,635,000 in 2000. The majority of the increase of direct membership expenses is due to increased staffing and contract labor which increased by approximately $395,000 from 1999 and costs associated with supplying vision plan members with membership materials, maintaining a national provider network and administering claims processing functions which further increased expenses by approximately $172,000. These cost increases were offset by lower costs of consulting, travel and entertainment, employee training -nd subscriptions primarily due to continued efforts by management to cut cost.

     General and administrative expenses ("G&A") increased $507,000 or 17% from $2,936,000 in 1999 to $3,443,000 in 2000. G&A increased by $166,000 as a result of opening five new sales offices. The remainder of the increase in G&A during 2000 is primarily due to costs incurred for information systems contract labor and software support necessary for various fiscal year 2000 hardware, software systems upgrades, normal rent escalations of existing office leases, higher accounting and audit fees.

     Reinsurance expense increased $2,865,000 or 226% from $1,268,000 in 1999 to $4,133,000 in 2000. Reinsurance expense is the claims, marketing and administration expense associated with the assumed reinsurance premium. FARC was created in January 1998 and only assumed insured business incepting during or after January 1998, all other insured revenue was fee related and only included overhead expense. All new insured business written in 1999, plus all business written January 1, 1998 and later, was subject to the Quota Share agreement in fiscal 1999. Furthermore, beginning July 1, 1999 all business written prior to January 1998 is also subject to the Quota Share agreement. Therefore, the increase in reinsurance expense corresponds to the increase in reinsurance revenue. Reinsurance expense as a percentage of reinsurance revenue was 94% in 1999 compared to 88% in 2000. Reinsurance expense as a percentage of reinsurance revenue is expected to continue to decrease in the future as the volume of insured product sales increases.

     Interest income was $146,000 in 1999 compared to $113,000 in 2000. The decrease is due to lower average invested balances.

     Income tax benefit decreased $76,000 or 89% from $86,000 in 1999 to $10,000 in 2000. The decrease is attributable to the lower net loss from operations

CHANGE IN ACCOUNTING PRINCIPLE

        The Company adopted Statement of Position ("SOP") 98-5 "REPORTING THE COSTS OF START-UP ACTIVITIES" which requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. This new standard, which was effective for the Company for the fiscal year ending July 31, 2000, was evaluated by management and any relevant costs were expensed during the quarter ending October 31, 1999. The Company was previously deferring start-up costs associated with ECPA-CA. Accordingly, the Company recorded a $159,000 change in accounting principle (after reduction for income taxes of $95,000) which is included in the net loss for the year ended July 31, 2000. This change in accounting principle resulted in an increase of loss per share of $0.06 per share basic and diluted.

SUBSTANTIAL PROFESSIONAL SERVICES EXPENSES

     The Company has incurred substantial costs in connection with the process of reviewing, reconciling and restating its books and records, the investigation of its prior accounting practices and preparation of its audited financial statements for the years ended July 31, 2000 and July 31, 1999. Included in these expenses are the costs of the PKF audits, legal costs, and costs of retaining outside accounting assistance to assist management in reviewing and reconciling its books and records of which $50,000 has been accrued as of July 31, 2000. Management expects that an additional $120,000 to $150,000 of professional service costs will be incurred to complete the fiscal year 2000 review which will be expensed during the first two quarters of fiscal 2001.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital increased 10% from $2,122,000 and a current ratio of 2.17 to 1 at July 31, 1999 to working capital of $2,343,000 and the current ratio was
2.15 to 1 at July 31, 2000. Cash and cash equivalents and marketable investment securities decreased $352,000 or 19% from $1,866,000 at July 31, 1999 to $1,514,000 at July 31, 2000.

     The Company's cash and cash equivalents decreased $341,000 or 21% from $1,626,000 at July 31, 1999 to $1,285,000 at July 31, 2000. The majority of the
Company's use of funds for the year ended July 31, 2000 was the purchase of new computer hardware and software and necessary system support. Cash flow from operating activities was $94,000 for the year ended July 31, 2000 compared to cash used in operating activities of $(161,000) for the year ended July 31, 1999. A majority of cash flows during the year ended July 31, 1999 was derived from the redemption of certain marketable securities of approximately $1 million, the proceeds of which were used to acquire property and equipment, purchase additional marketable securities and to continue funding the start-up operations of ECPA-CA while it was awaiting licensure approval from the state of California.

     Management anticipates moderate capital expansion in 2001 through capital additions and infrastructure expenditures to accommodate growth as it occurs. The Company believes its ongoing cash flow will support all anticipated capital expenditures and operating expenses.

CONTRACTUAL ARRANGEMENTS

     The Company's insured line of business is underwritten by Security Life Insurance Company of America ("SLICA"), The MEGA Life and Health Insurance Company ("MEGA"), Columbian Life, Columbian Mutual, and Starmount Life. According to the management agreement with SLICA (dated April 15, 1992), SLICA is responsible to "process, investigate, settle and pay all claims arising," including claims underwritten by the MEGA Life and Health Insurance Company. The Company assumes both premium and risk of loss on the policies under the terms of a Reinsurance Agreement between FARC and SLICA (dated January 1, 1998). The risk of loss is based upon the schedule of benefits attached to each policy. Under the terms of the agreement, SLICA retains adequate cash reserves on a funds withheld basis.

LICENSURE ISSUES

     The Company markets and administers insured vision care under its own licenses, or the license of other insurance carriers, in each state where insured vision care is provided. To meet legal and regulatory requirements, a subsidiary, First American Administrators, Inc. ("FAA") was created to provide these services. Both FAHC and FAA hold various third-party administrator licenses in markets where they do business. The Company holds 33 licenses at the present time, 11 states do not require a license. The Company anticipates completing the licensing process in the remaining states in 2001 for the remaining 7 licenses.

     The  primary  licensing  activity  involving  FAHC's  subsidiary,   ECPA-CA
resulted in the filing of an application for licensure as a Specialized Knox-Keene Health Care Services Organization in the State of California. The license was approved on December 30, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

     DERIVATIVES - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at fair value. Depending on the intended use of the derivatives, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income.

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133" ("SFAS No. 137"). SFAS No. 137 delays the effective date for implementation of SFAS No. 133 for one year making SFAS No. 133 effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Retroactive application to periods prior to adoption is not allowed. The Company has not quantified the impact of adoption on its financial statements or the date it intends to adopt. Earlier application of SFAS No. 133 is encouraged, but not prior to the beginning of any fiscal quarter that begins after issuance of SFAS No. 137.

     There are certain matters affecting accounting and disclosure, which have been pronounced by the Financial Accounting Standards Board and other authoritative accounting bodies. Management has evaluated and implemented those currently required, and is evaluating the applicability and impact of those pronouncements that are not yet effective.

FORWARD-LOOKING STATEMENTS

     This Report on Form 10-KSB contains forward-looking statements. The words "believe," "expect," "anticipate," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, projections of revenues, income, or loss, capital expenditures, plans for future operations, financing needs or plans, the impact of inflation and plans relating to the foregoing.

ITEM 7. FINANCIAL STATEMENTS

     The Company's financial statements and notes thereto are included in this report beginning at page F-1.


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     During the fiscal year ending July 31, 2000 Company management and the firm of KPMG LLP ("KPMG") engaged in discussions regarding the Company's present size and scope of operations and mutually agreed that the Company may better be served by a different firm of independent auditors. Prior to Company management making a change, KPMG resigned as independent auditors on July 24, 2000. On September 7, 2000, the Company engaged Pannell Kerr Forster of Texas, P.C. ("PKF") to replace KPMG as its independent auditors. On July 31, 2000, a Form 8-K was filed in connection with the resignation of KPMG which included a letter delivered by KPMG regarding its resignation as the Company's independent auditors. On September 12, 2000, a Form 8-K was filed in connection with its engagement of PKF to replace KPMG. The complete text of each of the Form 8-Ks and their respective exhibits are incorporated herein by reference. In connection with a review, by new management, of past accounting practices and the conduct of the fiscal year 2000 audit, and subsequent to filing of the restated 1999 Form 10-KSB/A on June 20, 2000, the Company discovered that further adjustments were required to correct the previously restated financial statements. The Company then engaged PKF to reaudit the year ended July 31, 1999, which resulted in a further restatement of the finacial statements of the Company as of and for the fiscal year ended July 31, 1999. See Note 11 to the consolidated financial statements for further discussion.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

     The information called for by this Item, with respect to directors, and with respect to officers regarding compliance with Section 16(a) is incorporated by reference to the Company's 2000 Definitive Notice of Meeting and Proxy Statement.

                       AGE AT                CURRENT TITLE AND POSITIONS HELD
EXECUTIVE OFFICER      7/31/00               DURING THE LAST FIVE YEARS
-----------------      -------               --------------------------

James D. Hyman       55   President  and Chief  Executive  Officer  since  April
                          2000;  Vice  President of Marketing and Sales from May
                          1997 to April 2000;  a Principal & Vice  President  of
                          Managed Care for Physicians Eyecare Network, Inc. from
                          1993 to 1996,  Vice  President of Marketing  for Davis
                          Vision, Inc. from 1987 to 1993.

David M. Bungert     50   Vice President of Sales and Marketing  since May 2000;
                          formerly Vice  President,  Special  Markets  Marketing
                          1997 to May 2000; Vice President, Group Division 1992 to 1997; Director, Group Division 1989 to 1992 with
                          Security Life Insurance Company of America.

James A. Gresko      47   Vice President of Finance and Chief Financial  Officer
                          since  April 2000;  Executive  Vice  President/CFO  of
                          Acordia of California from October 1997 to April 2000;
                          Chief  Financial  Officer of  Acordia of Arizona  from
                          October 1993 to October 1997.

Carolyn Hall         60   Secretary and Treasurer  since 1988;  Secretary  since
                          1987.

Timothy MacDonald    42   Vice President of Administration  since August,  2000;
                          Director  of  Customer  Satisfaction  August  1995  to
                          August 2000.

Glenn M. Sheley      60   Vice President of Corporate  Development since October
                          2000; Director of Provider Relations for Eye Care Plan of America - California, Inc. from May 2000 to October
                          2000;  President and CEO of National Health Plans from
                          June 1995 to June 1998; Chief Operating Officer of PPO
                          Alliance from March 1993 to February 1995.

ITEM 10. EXECUTIVE COMPENSATION

     The information called for by this Item is incorporated by reference to the Company's 2000 Definitive Notice of Meeting and Proxy Statement.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information called for by this Item is incorporated by reference to the Company's 2000 Definitive Notice of Meeting and Proxy Statement.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Additional information called for by this Item is incorporated by reference to the Company's 2000 Definitive Notice of Meeting and Proxy Statement.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

         EXHIBIT
         NUMBER      DESCRIPTION                        METHOD OF FILING
         ------      -----------                        ----------------
          3-A  Articles of Incorporation    Incorporated by reference to Exhibit
               of the Company as amended    3-A of 1990 10-K.

          3-B  Bylaws of the Company        Incorporated by reference to Exhibit
                                            3-B of 1992 10-K.


          4-A  Specimen Stock Certificate   Incorporated by reference to Exhibit
                                            4-A of S-18 33-00118-LA

          11.1 Earnings Per Share           Included herein

          27.1 Financial Data Schedule      Included herein

          28   Notice of Meeting and        Incorporated by reference to the
               Proxy Statement              Company's 2000 Definitive Notice and
                                            Proxy Statement

     (b) Reports on Form 8-K

          The  Company  filed a Form  8-K on July 31,  2000 as a  result  of the resignation of KPMG L.L.P, the Company's Independent Public Accountants. The Company filed a Form 8-K on September 12, 2000 to announce the appointment of Pannell Kerr Forster of Texas, P.C. as its Independent Public Accountants. The complete text of each of the Form 8-Ks and their respective exhibits are incorporated herein by reference.

                                   SIGNATURES

     In accordance with Section 13 or 15 (d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                                                 (Registrant)


Date: December 21, 2000                By: /s/ James D. Hyman
                                           -------------------------------------
                                           James D. Hyman
                                           President and Chief Executive Officer

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             SIGNATURE                          TITLE                     DATE
             ---------                          -----                     ----


/s/ James D. Hyman             President and Chief Executive Officer    12/21/00
---------------------------
(James D. Hyman)


/s/ James A. Gresko            Vice President Finance and Chief         12/21/00
---------------------------    Financial Officer
(James A. Gresko)


/s/ John R. Behrmann           Chairman of the Board                    12/21/00
---------------------------
(John R. Behrmann)


/s/ Robert J. Delsol           Director                                 12/21/00
---------------------------
Robert J. Delsol


/s/ Thomas B. Morgan           Director                                 12/21/00
---------------------------
(Thomas B. Morgan)


/s/ Robert M. Topol            Director                                 12/21/00
---------------------------
(Robert M. Topol)

                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                                AND SUBSIDIARIES


                                      INDEX

                   Index to Consolidated Financial Statements

                                                                            Page
                                                                            ----
CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:
     Independent Auditors' Report............................................F-1

     Consolidated Balance Sheets as of July 31, 2000 and 1999................F-2

     Consolidated Statements of Operations for the Years Ended
     July 31, 2000 and 1999..................................................F-3

     Consolidated Statements of Shareholders' Equity for the Years Ended
     July 31, 2000 and 1999..................................................F-4

     Consolidated Statements of Cash Flows for the Years Ended
     July 31, 2000 and 1999..................................................F-5

     Notes to Consolidated Financial Statements..............................F-6

CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

NONE

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
First American Health Concepts, Inc.

We have audited the accompanying consolidated balance sheets of First American Health Concepts, Inc. and subsidiaries as of July 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First American Health Concepts, Inc. and subsidiaries as of July 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed further in Note 11, the consolidated financial statements have been restated to reflect the correction of certain accounting errors.

                                  /s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
December 21, 2000

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                         JULY 31,
                                                              -----------------------------
                                                                  2000             1999
                                                              -----------       -----------
                                                                                (RESTATED)
                         ASSETS
Current assets:
 Cash and cash equivalents                                    $ 1,284,896       $ 1,625,874
 Marketable investment securities                                 229,000           239,875
 Member fees receivable, net of an allowance
     of $345,292 and $230,245, respectively                     1,966,013         1,515,262
 Note receivable-officer                                               --            28,794
 Deferred costs                                                   139,591            79,428
 Prepaid expenses                                                  98,789           149,950
 Income taxes receivable                                           75,543            61,576
 Deferred income taxes                                            148,782            67,511
 Other current assets                                             436,268           175,766
                                                              -----------       -----------
      Total current assets                                      4,378,882         3,944,036
                                                              -----------       -----------
Property and equipment:
 Office furniture and fixtures                                    325,372           318,986
 Computers and office equipment                                 3,979,162         3,543,137
 Leasehold improvements                                           201,083           201,083
                                                              -----------       -----------
                                                                4,505,617         4,063,206

 Less accumulated depreciation and amortization                (2,893,160)       (2,300,889)
                                                              -----------       -----------
      Net property and equipment                                1,612,457         1,762,317
                                                              -----------       -----------

Intangible assets, net                                            768,249         1,011,305
                                                              -----------       -----------

      Total assets                                            $ 6,759,588       $ 6,717,658
                                                              ===========       ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                             $   180,768       $    60,925
 Claims payable                                                   312,400           261,000
 Bank loan, current                                                    --            21,100
 Accrued expenses                                                 335,838           355,197
 Deferred revenue                                               1,206,433         1,123,405
                                                              -----------       -----------
      Total current liabilities                                 2,035,439         1,821,627
                                                              -----------       -----------
Commitments and contingencies

Shareholders' equity:
 Common stock, no par value; 8,000,000 shares
  authorized; 3,072,838 shares issued                             757,296           757,296
 Additional paid-in capital                                     2,550,795         2,565,067
 Retained earnings                                              2,923,562         3,092,857
 Unearned ESOP shares                                                  --           (22,560)
 Net unrealized loss on marketable investment securities          (21,772)          (10,897)
 Treasury stock, at cost, 468,102 shares                       (1,485,732)       (1,485,732)
                                                              -----------       -----------
      Total shareholders' equity                                4,724,149         4,896,031
                                                              -----------       -----------

      Total liabilities and shareholders' equity              $ 6,759,588       $ 6,717,658
                                                              ===========       ===========

               See accompanying notes to consolidated financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          YEARS ENDED JULY 31,
                                                                   -------------------------------
                                                                       2000               1999
                                                                   ------------       ------------
                                                                                       (RESTATED)
Operating revenues:
 Fee revenues                                                      $  7,437,965       $  6,587,662
 Reinsurance revenues                                                 4,695,069          1,353,118
                                                                   ------------       ------------

      Total operating revenues                                       12,133,034          7,940,780

Operating expenses:
 Sales and marketing expenses                                         1,442,664          1,385,081
 Direct membership expenses                                           2,635,497          2,109,175
 General and administrative expenses                                  3,443,038          2,936,027
 Reinsurance expense                                                  4,132,754          1,267,837
 Depreciation and amortization                                          603,640            541,802
 ESOP charges                                                             8,288             50,770
                                                                   ------------       ------------

      Total                                                          12,265,881          8,290,692
                                                                   ------------       ------------

      Operating loss                                                   (132,847)          (349,912)
                                                                   ------------       ------------
Non-operating income (expense):
 Interest income                                                        113,354            146,170
 Interest expense                                                          (458)            (6,725)
                                                                   ------------       ------------

      Total non-operating income                                        112,896            139,445
                                                                   ------------       ------------
      Loss before income tax benefit and
       change in accounting principle                                   (19,951)          (210,467)

Income tax benefit                                                        9,552             85,946
                                                                   ------------       ------------

      Loss before change in accounting principle                        (10,399)          (124,521)

Change in accounting principle, net of tax benefit of $95,337          (158,896)                --
                                                                   ------------       ------------

      Net loss                                                     $   (169,295)      $   (124,521)
                                                                   ============       ============
Basic and diluted net loss per share:
 Loss before change in accounting principle                        $         --       $      (0.05)
 Change in accounting principle                                           (0.06)                --
                                                                   ------------       ------------

      Basic and diluted net loss per share                         $      (0.06)      $      (0.05)
                                                                   ============       ============
Basic and diluted weighted average common
 and equivalent shares outstanding                                    2,604,736          2,598,270
                                                                   ============       ============

               See accompanying notes to consolidated financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             JULY 31, 2000 AND 1999
                                   (RESTATED)

                                                                                         UNREALIZED
                                                                                         GAIN (LOSS)
                            OUTSTANDING             ADDITIONAL                UNEARNED  ON MARKETABLE                  TOTAL
                              COMMON    COMMON       PAID-IN      RETAINED      ESOP     INVESTMENT    TREASURY     SHAREHOLDERS'
                              SHARES     STOCK       CAPITAL      EARNINGS     SHARES    SECURITIES      STOCK         EQUITY
                              ------     -----       -------      --------     ------    ----------      -----         ------
Balances at July 31, 1998   2,564,736  $681,546   $ 2,554,348   $ 3,460,907   $(95,945)   $  2,048    $(1,485,732)  $ 5,117,172

Prior period effect of
 restatement                       --        --            --      (243,529)        --          --             --      (243,529)
                            ---------  --------   -----------   -----------   --------    --------    -----------   -----------
Restated balances at
 July 31, 1998              2,564,736   681,546     2,554,348     3,217,378    (95,945)      2,048     (1,485,732)    4,873,643

Stock options exercised        40,000    75,750            --            --         --          --             --        75,750

Income tax benefit arising
 from employee stock option
 plan                              --        --        33,333            --         --          --             --        33,333
Cost of ESOP shares
 released                          --        --       (22,614)           --     73,385          --             --        50,771

Comprehensive loss:
  Net loss                         --        --            --      (124,521)        --          --             --      (124,521)

  Net unrealized loss on
   marketable investment
   securities                      --        --            --            --         --     (12,945)            --       (12,945)
                                                                                                                    -----------
Comprehensive loss                 --        --            --            --         --          --             --      (137,466)
                            ---------  --------   -----------   -----------   --------    --------    -----------   -----------

Balances at July 31, 1999   2,604,736   757,296     2,565,067     3,092,857    (22,560)    (10,897)    (1,485,732)    4,896,031

Cost of ESOP shares
 released                          --        --       (14,272)           --     22,560          --             --         8,288

Comprehensive loss:
  Net loss                         --        --            --      (169,295)        --          --             --      (169,295)

  Net unrealized loss on
   marketable investment
   securities                      --        --            --            --         --     (10,875)            --       (10,875)
                                                                                                                    -----------
Comprehensive loss                 --        --            --            --         --          --             --      (180,170)
                            ---------  --------   -----------   -----------   --------    --------    -----------   -----------

Balances at July 31, 2000   2,604,736  $757,296   $ 2,550,795   $ 2,923,562   $     --    $(21,772)   $(1,485,732)  $ 4,724,149
                            =========  ========   ===========   ===========   ========    ========    ===========   ===========

               See accompanying notes to consolidated financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED JULY 31,
                                                                  -----------------------------
                                                                      2000              1999
                                                                  -----------       -----------
                                                                                     (RESTATED)
Cash flows from operating activities:
  Net loss                                                        $  (169,295)      $  (124,521)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Change in accounting principle                                    158,896                --
    Depreciation and amortization                                     603,640           541,802
    Income tax benefit arising from stock option plan                      --            33,333
    ESOP shares committed to be released                                8,288            50,771
    Provision for losses on accounts receivable                       115,047            83,145
    Increase in deferred taxes                                          2,889           (91,368)
  Changes in assets and liabilities:
    Member fees receivable                                           (566,603)         (349,472)
    Deferred costs                                                    (71,532)         (298,403)
    Prepaid expenses and other current assets                        (208,537)           57,955
    Income taxes receivable                                           (13,967)         (152,384)
    Accounts payable                                                  119,844          (146,735)
    Claims payable                                                     51,400           261,000
    Accrued expenses                                                  (19,359)          124,975
    Deferred revenue                                                   83,028          (151,022)
                                                                  -----------       -----------

        Net cash provided by (used in) operating activities            93,739          (160,924)
                                                                  -----------       -----------
Cash flows from investing activities:
  Purchases of property and equipment                                (442,411)         (303,749)
  Purchases of marketable investment securities                            --          (250,772)
  Redemptions/sales of marketable investment securities                    --         1,000,110
  Note receivable-officer                                              28,794            16,731
                                                                  -----------       -----------

        Net cash provided by (used in) investing activities          (413,617)          462,320
                                                                  -----------       -----------
Cash flows from financing activities:
  Repayments of bank loan                                             (21,100)          (84,400)
  Repayments of capital lease obligation                                   --            (9,631)
  Proceeds from exercised stock options                                    --            75,750
                                                                  -----------       -----------

        Net cash used in financing activities                         (21,100)          (18,281)
                                                                  -----------       -----------

        Net increase (decrease) in cash and cash equivalents         (340,978)          283,115

Cash and cash equivalents, beginning of year                        1,625,874         1,342,759
                                                                  -----------       -----------

Cash and cash equivalents, end of year                            $ 1,284,896       $ 1,625,874
                                                                  ===========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for income taxes                      $        --       $   152,740
                                                                  ===========       ===========

  Cash paid during the year for interest                          $       458       $     4,554
                                                                  ===========       ===========
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
  Unrealized loss on marketable investment securities             $   (10,875)      $   (12,945)
                                                                  ===========       ===========

               See accompanying notes to consolidated financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS DESCRIPTION AND REVENUE RECOGNITION

      First American Health Concepts, Inc. ("FAHC" or the "Company") receives membership fees through its various Eye Care Plan of America ("ECPA") programs. ECPA Non-Insured membership generally is renewed annually and fees are remitted to the Company monthly by sponsors, based on the number of members represented by the sponsor. Revenues are recognized monthly based on the aggregate number of members reported to the Company. Membership fees may also be remitted on an annual basis and, in such cases, are amortized ratably to income over a twelve-month period. Premiums and fees related to ECPA Insured and ECPA Self-Funded Programs are calculated and billed on a monthly basis and recognized accordingly. The premium for these policies is remitted directly to the insurance carrier. For policies incepting prior to January 1, 1998, the insurance carrier remits fees to the Company on a monthly basis. The Company created a captive reinsurance company, First American Reinsurance Company ("FARC") in January 1998. Therefore, for policies incepting after January 1, 1998, the insurance carrier remits a quota share portion of the premium to the Company on a monthly basis. Beginning July 1, 1999 all business written prior to January 1998 is also subject to the quota share agreement.

      PRINCIPLES OF CONSOLIDATION AND BASIS FOR PRESENTATION

      The consolidated financial statements include the financial statements of the Company and its three wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. As discussed in Note 11, the Company restated its consolidated financial statements for fiscal year 1999. Similarly, amounts included within the footnotes for fiscal 1999 have also been restated to conform with that presentation. Additionally, Certain prior year amounts have been reclassified to conform to current year presentation.

      CHANGE IN ACCOUNTING PRINCIPLE

      The Company adopted Statement of Position ("SOP") 98-5 "REPORTING THE COSTS OF START-UP ACTIVITIES" which requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. This new standard, which was effective for the Company for the fiscal year ending July 31, 2000, was evaluated by management and any relevant costs was expensed during the quarter ending October 31, 1999. The Company was previously deferring start-up costs associated with the Eye Care Plan of America-California, Inc. ("ECPA-CA"). Accordingly, the Company recorded a $158,896 change in accounting principle (after reduction for income taxes of $95,377) which is included in the net loss for the year ended July 31, 2000. This change in accounting principle resulted in an increase of loss per share of $0.06 per share basic and diluted. ECPA-CA operates as a Specialized Knox-Keene Health Care Service Organization having received its licensure in the State of California in December 1999.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


      DEVELOPMENT COSTS

      The Company expenses its costs of developing the eye care provider network and sponsor network as they are incurred.

      MARKETABLE INVESTMENT SECURITIES

      Marketable investment securities at July 31, 2000 consist of preferred stock securities. Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES" ("SFAS No. 115"), the Company classifies its equity securities as available for sale and such securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities, net of related tax effects, are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses on securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

      INTANGIBLE ASSETS

      Intangible assets consist of costs associated with ECPA-CA's preparation and application for a Specialized Knox-Keene Health Care Services Organization license with the State of California This license was necessary in order to market and administer vision care products and services in the State of California. The cost of this license is being amortized to expense on a straight-line basis over 40 years.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives of three to five years. Equipment under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Costs of the integrated managed care information system are amortized using the straight-line method over a seven-year period.

      EARNINGS (LOSS) PER SHARE

      The Company accounts for its earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE," ("SFAS No. 128") which establishes the requirements for presenting earnings per share ("EPS"). SFAS No. 128 requires the presentation of "basic" and "diluted" EPS on the face of the income statement. Basic earnings (loss) per common share amounts are calculated using the average number of common shares outstanding during each period. Diluted earnings
      (loss) per share assumes the exercise of all stock options having exercise prices less than the average market price of the common stock using the treasury stock method. During the years ended July 31, 2000 and 1999, the Company reported a net loss, thus the effects of stock options are antidilutive.

      Weighted average outstanding shares do not include shares held by the Employee Stock Ownership Plan at July 31, 2000 and 1999. Shares held by the ESOP are not considered outstanding for net income (loss) per share calculations until the shares are released to the employees' accounts.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

      STOCK OPTION PLAN

      The Company accounts for its stock option plan in accordance with the provisions of SFAS No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION" ("SFAS No. 123"). SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" ("APB No. 25"), and related operations and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

      INCOME TAXES

      The  Company  accounts  for  income  taxes  using an asset  and  liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 8).

      IMPAIRMENT OF LONG-LIVED ASSETS

      SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" ("SFAS No. 123"), requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less, costs to sell. At July 31, 2000 and July 31, 1999, there was no impairment.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      Fair value estimates of financial instruments are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates and, since the fair values are estimated as of July 31, 2000, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different. The Company does not trade in derivative financial instruments.

      Management believes that the recorded amount of current assets and current liabilities approximate fair value because of the short term nature of these instruments.

      CLAIMS PAYABLE

      Claims payable consist of estimated claims relating to insured events that have occurred but have not been reported by the insured as of the date of financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


      USE OF ESTIMATES

      Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, disclosure of contingent assets and liabilities, and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

      RECENT ACCOUNTING PRONOUNCEMENTS

      DERIVATIVES - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at fair value. Depending on the intended use of the derivatives, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income.

      In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133" ("SFAS No. 137"). SFAS No. 137 delays the effective date for implementation of SFAS No. 133 for one year making SFAS No. 133 effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Retroactive application to periods prior to adoption is not allowed. The Company has not quantified the impact of adoption on its financial statements or the date it intends to adopt. Earlier application of SFAS No. 133 is encouraged, but not prior to the beginning of any fiscal quarter that begins after issuance of SFAS No. 137.

      There are certain matters affecting accounting and disclosure, which have been pronounced by the Financial Accounting Standards Board and other authoritative accounting bodies. Management has evaluated and implemented those currently required, and is evaluating the applicability and impact of those pronouncements that are not yet effective.

(2)  MARKETABLE INVESTMENT SECURITIES

      At July 31, 2000, the actual cost, net of unrealized holding losses and the fair value of available-for-sale securities were as follows. There were no material realized gains or losses included in income in 2000 and 1999.

                                                  2000              1999
                                                ---------         ---------

            Equity securities, at cost          $ 250,772         $ 250,772
            Net unrealized holding loss           (21,772)          (10,897)
                                                ---------         ---------
            Equity securities, at fair value    $ 229,000         $ 239,875
                                                =========         =========

(3)  NOTE RECEIVABLE - OFFICER

      The Company had an outstanding note receivable due from the former President and Chief Executive Officer. The note was secured by an insurance policy on the life of the officer. The terms of the note required annual installments through August 1, 1999. The July 31, 1999 outstanding balance of $28,794 was fully repaid during the first quarter of fiscal year 2000.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(4)  LEASE OBLIGATIONS

      The Company operates from leased premises under operating leases. Rental expense related to these leases was $378,871 in 2000 and $299,175 in 1999.

      Future minimum lease payments under noncancellable operating leases as of July 31, 2000 are as follows:

                    YEARS ENDING JULY 31,
                    ---------------------
                            2001              $377,505
                            2002               355,584
                            2003                77,922
                                              --------

                                              $811,011
                                              ========

(5)  STOCK OPTIONS

      The Company maintains a non-qualified stock option plan (the "Plan") which covers all employees, officers, executives, and directors of, and consultants and advisors to the Company and provides for the granting of non-qualified stock options.

      The Company has reserved 1,000,000 shares of common stock for issuance upon exercise of stock options granted under the Plan.

      Options are granted at not less than fair market value on the date of grant and become exercisable based on conditions set by the Board of Directors. Options generally expire if unexercised at the end of five years.

      The Company's previous stock option plan which covered all employees, officers and directors of the Company and provided for the granting of incentive and non-qualified stock options expired on December 31, 1997, however, under the Plan, all outstanding options that were granted prior to the Plan expiration continue in full force and effect until exercised or expired under the provisions of the Plan as if the Plan had remained in full force and effect.

      As previously discussed, the Company applies APB No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan. Had compensation costs for the Company's plan been determined consistent with FASB Statement No. 123, the Company's net loss and net loss per share would have been the same as those reported.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(5)  STOCK OPTIONS (CONTINUED)

      At July 31, 2000, 730,598 stock options were available for grant under this Plan and 186,902 stock options were exercisable. Activity related to stock options is summarized, as follows:

                                           INCENTIVE STOCK OPTIONS     NONQUALIFIED STOCK OPTIONS
                                           -----------------------     --------------------------
                                                         WEIGHTED                      WEIGHTED
                                                         AVERAGE                        AVERAGE
                                                         OPTION                         OPTION
                                             NUMBER     PRICE PER        NUMBER        PRICE PER
              DATE         ACTIVITY        OF SHARES      SHARE        OF SHARES        SHARE
              ----         --------        ---------      -----        ---------        -----
         July 31, 1998    Outstanding        34,402       $4.83         247,500         $4.09
                          Granted                --          --          27,500          4.97
                          Exercised              --          --         (40,000)         1.91
                          Expired            (5,000)       6.00         (50,000)         6.15
                                           --------       -----        --------         -----
         July 31, 1999    Outstanding        29,402        3.60         185,000          4.81
                          Granted                --          --          55,000          3.50
                          Exercised              --          --              --            --
                          Expired                --          --              --            --
                                           --------       -----        --------         -----
         July 31, 2000    Outstanding        29,402       $3.60         240,000         $4.51
                                           ========       =====        ========         =====
                          Exercisable        29,402       $3.60         157,500         $4.51
                                           ========       =====        ========         =====

      The Company realizes an income tax benefit from the exercise or ea rly disposition of certain stock options. For financial reporting purposes, the tax effect of this deduction is accounted for as an increase in additional paid-in capital, rather than as a reduction of income tax expense. A tax benefit of $33,333 was recognized for the year ended July 31, 1999.

(6)  EMPLOYEE STOCK OWNERSHIP PLAN

      The Company maintains an employee stock ownership plan ("ESOP"), qualified as a stock bonus plan under Section 401(a) of the Internal Revenue Code. The ESOP is designed to invest primarily in Company stock exclusively for the benefit of eligible employees of the Company. Eligible employees become participants in the ESOP upon completion of one year of service, as defined by the ESOP plan agreement. Company contributions are determined each year by the Company's Board of Directors (subject to certain limitations) and are allocated among the accounts of participants in proportion to their total compensation.

      During fiscal 1995, the Trust borrowed $422,000 from a bank for a term of five years at an annual interest rate of 8.42%. The proceeds, along with the Company's 1994 ESOP contribution, were used to purchase 91,978 treasury shares from the Company. Because the Company has guaranteed the bank loan, it is reported as debt of the Company. The shares sold by the Company to the Trust are reflected in shareholders' equity, and an amount corresponding to the borrowing (the guaranteed ESOP obligation) is reported as a reduction of shareholders' equity. On November 15, 1999 this borrowing was completely repaid and the final 3,220 shares of common stock were released by the bank and transferred to the ESOP plan. The loan agreement required quarterly payments of principal and interest which were paid from the Company's contributions to the ESOP. As the principal amount

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


      of the borrowing is repaid, the liability and the guaranteed ESOP obligation are reduced. The Company recognizes compensation expense equal to the average fair market value of the shares committed to be released for allocation to participants in the ESOP, which is based on total debt service requirements. Such expense amounted to $8,288 and $50,771 for the years ended July 31, 2000 and 1999, respectively.

7)  EMPLOYEE BENEFIT PLAN

      The Company has a qualified 401(k) plan (defined contribution plan). The plan covers substantially all employees who have completed at least three months of service and attained age 18. Subject to limits imposed by Internal Revenue Service regulations and other options retained by the Company affecting participant contribution, participants may voluntarily contribute a percentage of their annual wages not to exceed limits established by the Tax Reform Act of 1986. Participants are immediately vested in the amount of their direct contribution. The Company does not contribute to the plan.

(8)  INCOME TAXES

      Components of income tax benefit (expense) for the years ended July 31, 2000 and 1999 are as follows:

                             CURRENT         DEFERRED           TOTAL
                             -------         --------           -----
          2000:
            Federal         $ 10,846         $ (2,519)        $  8,327
            State              1,595             (370)           1,225
                            --------         --------         --------

                            $ 12,441         $ (2,889)        $  9,552
                            ========         ========         ========
          1999:
            Federal         $ (4,727)        $ 73,835         $ 69,108
            State               (695)          17,533           16,838
                            --------         --------         --------

                            $ (5,422)        $ 91,368         $ 85,946
                            ========         ========         ========

      Actual tax benefit (expense) differs from the "expected" tax benefit (computed by applying the applicable U.S. Federal corporate tax rate of 34% to loss before income tax benefit and change in accounting principle) as follows:

                                                          2000        1999
                                                        --------     --------

      Computed "expected" tax benefit                   $  6,783     $ 71,559
      Increase (reduction) in income tax benefit
         resulting from:
          Effect of permanent items                      (13,217)     (18,279)
          State income taxes, net of federal benefit       1,225       16,838
          Other                                           14,761       15,828
                                                        --------     --------

                                                        $  9,552     $ 85,946
                                                        ========     ========

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(8)  INCOME TAXES (CONTINUED)

      The temporary differences that give rise to deferred tax assets and liabilities at July 31, 2000 and 1999 are as follows:

                                                        2000            1999
                                                     ---------       ---------
      Deferred tax assets:
         Bad debt reserve                            $ 116,439       $  89,796
         Accrued expenses                              223,588         184,201
         Intangible assets                              57,655          71,803
         Other                                           4,906           4,906
                                                     ---------       ---------
             Total gross deferred tax assets           402,588         350,706
                                                     ---------       ---------
      Deferred tax liabilities:
         Deferred costs                               (204,035)       (209,529)
         Accelerated depreciation                      (24,413)        (19,382)
         Prepaid expenses                              (25,358)        (54,284)
                                                     ---------       ---------
             Total gross deferred tax liabilities     (253,806)       (283,195)
                                                     ---------       ---------

             Net deferred tax asset                  $ 148,782       $  67,511
                                                     =========       =========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Despite incurring losses in recent years, the Company has determined that a valuation allowance is not necessary.

      During the year ended July 31, 2000 the Company was advised of the preliminary results of an examination by the Internal Revenue Service ("IRS") of tax years 1996 and 1997. The Company is vigorously contesting the results of this examination but has elected to reflect the preliminary IRS findings in its fiscal years 2000 and 1999 financial statements. The impact of the IRS examination has resulted in a reclassification of amounts previously recorded as deferred tax liabilities to current tax liabilities. Management believes that the final outcome of this IRS examination will not have a materially adverse affect on the Company's results of operations.

(9)  BUSINESS SEGMENTS AND MAJOR CUSTOMERS

      The Company's operations are in one business segment throughout the United States - the development and marketing of vision care cost-containment programs. One customer accounted for 5% and 4% of operating revenues during fiscal 2000 and 1999, respectively.

      The Company operates in a very competitive market. The Company's success is dependent upon the ability of its marketing group, and its network of agents, to identify and contract with businesses and organizations nationwide, and to administer its networks. Changes in the insurance and health care industries, including the regulation thereof by federal and state agencies, may significantly affect management's estimates of the Company's performance.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


      The allowance for doubtful accounts is based on the creditworthiness of the Company's customers as well as consideration for general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debts.

(10)  COMMITMENTS AND CONTINGENCIES

      The Company is subject to various claims and litigation arising out of the ordinary course of business. In the opinion of management, the Company has adequate legal defenses and the outcome of those matters will not materially affect the Company's financial condition.

      Certain agreements with customer companies and networks are cancelable at the option of those -arties with written notice which varies from 30 to 90 days. Management generally attempts to renegotiate any such canceled agreements. Management believes that there is very little likelihood that there would be cancellations sufficient to have a material adverse affect on the Company's results of operations or financial condition.


(11)  RESTATEMENT

      On June 20, 2000, the Company filed its restated fiscal 1999 annual report on Form 10-KSB/A which included its consolidated financial statements covering fiscal years 1999 and 1998 to correct for certain accounting entries, a number of which were considered at the time of prior audits. Subsequent to filing of the restated 1999 Form 10-KSB/A, the Company discovered that additional adjustments were required to correct the previously restated financial statements. These additional adjustments consist of several items. The principal reasons and significant effects of the adjustments to the accompanying consolidated financial statements from amounts originally reported in the 1999 annual report on Form 10-KSB are summarized as follows:

      ORIGINAL RESTATEMENTS OF FISCAL 1999 FORM 10-KSB

      During 2000, subsequent to the initial filing of the Company's 1999 annual report on form 10-KSB, several accounting issues were identified that required adjustment. The Company restated its 1999 annual report on Form 10-KSB/A on June 20, 2000 to reflect those accounting adjustments. These 1999 restatement adjustments are summarized as follows:

      UNRECORDED CLAIMS RESERVE

      In January 1998, the Company formed a captive reinsurance company with operations commencing in early 1999. The Company determined that it had failed to accurately accrue a liability for "incurred but not reported" insured claims in the period in which they were incurred. Accordingly, fiscal year 1999's reinsurance expense was increased by $261,000 and a corresponding liability was recorded.

      TAX CREDIT

      During 1999, the Company recorded as a deferred tax asset, a tax credit that was expected to be realized in future periods. Management determined that this tax credit was not available to the Company and thus should not be considered a deferred tax asset. Accordingly, tax expense was increased by $109,000 to accurately reflect this expense in the period incurred.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


      ACCRUALS FOR REVENUE AND OPERATING EXPENSES

      During 1999, several year end expense accruals were made by the Company that had been expensed as paid in previous years. These accruals included accounting fees, legal fees, Form 10-KSB annual report preparation and printing costs and employee travel expenses. Thus, fiscal year 1999's operating expenses were double counted as a result of similar expenses not having been accrued in prior years. Management determined that comparable amounts of costs, recorded as paid, were incurred in fiscal years prior to 1999. Correspondingly, the Company originally restated its financial statements to reflect these costs retroactively and record the expense when the liability was incurred. Accordingly, 1999's general and administrative expenses were reduced by $119,856 and a corresponding amount was recorded as a reduction of retained earnings at August 1, 1997, before taxes of $46,631, to reflect these expenses in the period the liability was incurred.

      At July 31, 1999, the Company failed to accrue for certain member fee revenues totaling $50,861. As reflected in the original restatement of the 1999 Form 10-KSB/A, filed on June 20, 2000, this accrual was inadvertently recorded as a reduction of general and administrative expenses. This amount has been reclassified to member fee revenue in these statements.

      DEFERRED COSTS

      Subsequent to the filing of the 1999 Form 10-KSB, management determined that certain member costs deferred and amortized over the life of the renewal premiums were in fact period costs and should have been charged to expense as incurred. In evaluating both the capitalized deferred cost balances in years prior to 1999, as well as the total cost amortized to expense in those years, all amounts were comparable and the amounts capitalized were consistent from period to period. Correspondingly, the Company originally restated its financial statements to reflect these costs retroactively and record the expense as incurred. Accordingly, the reduction of deferred member costs at July 31, 1999 of $146,802 was recorded as a reduction of opening retained earnings at August 1, 1997, before taxes of $57,114, to reflect the expenses in the period incurred.

      ADDITIONAL RESTATEMENTS OF FISCAL 1999 FORM 10-KSB/A

      REVENUE RECOGNITION

      Prior to the fiscal year ended July 31, 2000, the Company failed to reconcile, on a timely basis, the detailed activity of its customer accounts receivable to the general ledger. The reconciliation process revealed that various of its customers' account histories did not properly account for billings, billing adjustments and/or bad debts that should have been reflected in prior years. Accordingly, fiscal year 1999's revenues have been reduced by $557,372, resulting from accounting errors, and general and administrative expenses have been increased by $83,146, resulting from increased bad debt expense, to correctly reflect income or expense in the period incurred or realized. Beginning 1999 retained earnings was also reduced by $197,615, net of taxes of $126,344, to correctly reflect the effect of the reconciliation, referred to above, on fiscal years prior to fiscal 1999.

      DEFERRED COMMISSIONS

      In the normal course of conducting business, the Company employs third party brokers to assist in marketing its insured and non-insured eyecare products. As premiums are collected, the Company incurs brokerage commission cost associated with selling its insured and non-insured

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


      DEFERRED COMMISSIONS (CONTINUED)

      eyecare products. These brokerage commissions are amortized to expense over the life of the insurance policy, which is generally twelve months. At July 31, 1999 certain deferred brokerage commissions, recorded as other assets, should have been charged to expense in the period in which the policy expired. Accordingly, fiscal year 1999's sales and marketing expenses were increased by $61,627 to correctly reflect brokerage commissions expense in the period in which they were incurred.

      ACCRUALS FOR OPERATING EXPENSES

      The restated financial statements reflect adjustments to general and administrative expenses in the period incurred and to record a corresponding liability for the items not paid at the end of the 1999 fiscal year. Such costs primarily include vacation pay, sick pay, employee severance expense and miscellaneous general corporate expenses. Accordingly, fiscal year 1999's sales and marketing expenses and general and administrative expenses were increased by $51,609 and $59,869, respectively. Opening 1999 retained earnings was also reduced by $45,914, net of taxes of $29,355, to correctly reflect the effect of these accruals on fiscal years prior to July 31, 1999.

      RECLASSIFICATIONS

      INCOME TAXES - During the year ended July 31, 2000, the Company was advised of the preliminary results of an examination by the Internal Revenue Service ("IRS") of tax years 1996 and 1997. The Company is vigorously contesting the results of this examination but have elected to reflect the preliminary IRS findings in its fiscal year 1999 financial statements. The impact of the IRS examination has resulted in a reclassification of amounts previously recorded as deferred tax liabilities to current tax liabilities. Management believes that the final outcome of this IRS examination will not have a materially adverse effect on the Company's results of operations.

      OPERATING EXPENSES - Certain amounts recorded within certain operating expense captions have been reclassified to conform with the fiscal year 2000 presentation. The impact of these reclassifications had no impact on the results of operations for the year ended July 31, 1999.

      SUMMARY

      The  overall  effect  of  the  1999  restatement   adjustments  previously
      reflected in the 1999 Form 10-KSB/A, as filed on June 20, 2000, and further 1999 adjustments subsequently discovered and their effects on the accompanying consolidated 1999 balance sheet and statement of operations are summarized below.

      The total impact of the above restatements reduced fiscal 1999 net income by $668,180, net of tax benefit of $235,626, from net income of $543,659 to a net loss of $(124,521). Earnings per share, basic and diluted, was reduced by $0.26 per share from net income of $0.21 per share, basic and diluted, to a net loss of $(0.05) per share, basic and diluted. The impact of the above restatements also resulted in a reduction of beginning retained earnings of $406,442, net of taxes of $259,444.

      The affects on the July 31, 1999 financial statements of the above restatements are as follows:

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

                                                              Restatement
                                                             Adjustments as
                                                               Previously       Further                         As Restated and
                                                            Reported in 1999   Restatement                        Reclassified
                                            July 31, 1999     Form 10-KSB/A    Adjustments    Reclassifications   July 31, 1999
                                            -------------     -------------    -----------    -----------------   -------------
ASSETS
Current assets
 Cash and cash equivalents                  $ 1,625,874       $        --     $        --       $        --       $ 1,625,874
 Marketable investment securities               239,875                --              --                --           239,875
 Member fees receivable, net allowance
  for doubtful accounts of $230,245           2,407,109            50,861        (942,708)               --         1,515,262
 Note receivable-officer                         28,794                --              --                --            28,794
 Deferred expenses                              287,857          (146,802)        (61,627)               --            79,428
 Prepaid expenses                               149,950                --              --                --           149,950
 Income tax receivable                          382,889           (26,688)        189,155          (483,780)           61,576
 Deferred income taxes                               --                --         264,796          (197,285)           67,511
 Other current assets                           175,766                --              --                --           175,766
                                            -----------       -----------     -----------       -----------       -----------
      Total current assets                    5,298,114          (122,629)       (550,384)         (681,065)        3,944,036
                                            -----------       -----------     -----------       -----------       -----------
Property and equipment
 Office furniture and fixtures                  318,986                --              --                --           318,986
 Computers and office equipment               3,543,137                --              --                --         3,543,137
 Leasehold improvements                         201,083                --              --                --           201,083
                                            -----------       -----------     -----------       -----------       -----------
                                              4,063,206                --              --                --         4,063,206
 Less accumulated
 Depreciation and amortization               (2,300,889)               --              --                --        (2,300,889)
                                            -----------       -----------     -----------       -----------       -----------
      Net property and equipment              1,762,317                --              --                --         1,762,317
                                            -----------       -----------     -----------       -----------       -----------

Intangible assets, net                        1,011,305                --              --                --         1,011,305
                                            -----------       -----------     -----------       -----------       -----------

Total assets                                $ 8,071,736       $  (122,629)    $  (550,384)      $  (681,065)      $ 6,717,658
                                            ===========       ===========     ===========       ===========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable                           $    60,925       $        --     $        --       $        --       $    60,925
 Claims payable                                      --           261,000              --                --           261,000
 Current portion of bank loan                    21,100                --              --                --            21,100
 Accrued expenses                               168,448                --         186,749                --           355,197
 Deferred revenue                             1,101,638                --          21,767                --         1,123,405
 Accrued income taxes                                --                --         483,780          (483,780)               --
 Deferred income taxes                          748,972           (55,278)       (496,409)         (197,285)               --
                                            -----------       -----------     -----------       -----------       -----------
      Total current liabilities               2,101,083           205,722         195,887          (681,065)        1,821,627
                                            -----------       -----------     -----------       -----------       -----------
Shareholders' equity
 Common stock, no par  value; authorized
  8,000,000 shares; issued 3,072,838 shares     757,296                --              --                --           757,296
 Additional paid-in capital                   2,565,067                --              --                --         2,565,067
 Retained earnings                            4,167,479          (328,351)       (746,271)               --         3,092,857
 Unearned ESOP shares                           (22,560)               --              --                --           (22,560)
 Net unrealized gain on
  marketable investment securities              (10,897)               --              --                --           (10,897)
 Treasury stock, at cost, 468,102 shares     (1,485,732)               --              --                --        (1,485,732)
                                            -----------       -----------     -----------       -----------       -----------
     Total shareholder's equity               5,970,653          (328,351)       (746,271)               --         4,896,031
                                            -----------       -----------     -----------       -----------       -----------
Total liabilities and shareholders' equity  $ 8,071,736       $  (122,629)    $  (550,384)      $  (681,065)      $ 6,717,658
                                            ===========       ===========     ===========       ===========       ===========

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                                                           Restatement
                                                          Adjustments as
                                                            Previously       Further                         As Restated and
                                                         Reported in 1999   Restatement                        Reclassified
                                         July 31, 1999     Form 10-KSB/A    Adjustments    Reclassifications   July 31, 1999
                                         -------------     -------------    -----------    -----------------   -------------
Operating revenues
  Fee revenues                            $ 7,051,722       $        --    $  (514,921)      $    50,861       $ 6,587,662
  Reinsurance revenues                      1,395,569                --        (42,451)               --         1,353,118
                                          -----------       -----------    -----------       -----------       -----------

      Total                                 8,447,291                --       (557,372)           50,861         7,940,780

Operating expenses
  Sales and marketing expenses              1,304,004                --        113,236           (32,159)        1,385,081
  Direct membership expenses                2,477,132                --             --          (367,957)        2,109,175
  General and administrative expense        2,512,852          (170,817)       143,015           450,977         2,936,027
  Reinsurance expenses                      1,006,837           261,000             --                --         1,267,837
  Depreciation and amortization               541,802                --             --                --           541,802
  ESOP charges                                 50,770                --             --                --            50,770
                                          -----------       -----------    -----------       -----------       -----------

      Total                                 7,893,397            90,183        256,251            50,861         8,290,692
                                          -----------       -----------    -----------       -----------       -----------

      Operating income (loss)                 553,894           (90,183)      (813,623)               --          (349,912)

Non-operating income (expense)
  Interest income                             146,170                --             --                --           146,170
  Interest expense                             (6,725)               --             --                --            (6,725)
                                          -----------       -----------    -----------       -----------       -----------

                                              139,445                --             --                --           139,445
                                          -----------       -----------    -----------       -----------       -----------

  Income (loss) before income
    tax (expense) benefit                     693,339           (90,183)      (813,623)               --          (210,467)

Income tax (expense) benefit                 (149,680)          (75,255)       310,881                --            85,946
                                          -----------       -----------    -----------       -----------       -----------

     Net income (loss)                    $   543,659       $  (165,438)   $  (502,742)      $        --       $  (124,521)
                                          -----------       -----------    -----------       -----------       -----------
Basic net income (loss) per share         $      0.21       $     (0.06)   $     (0.19)                        $     (0.05)

Diluted net income (loss) per share       $      0.21       $     (0.07)   $     (0.19)                        $     (0.05)

Basic weighted average common
 equivalent shares outstanding              2,598,270         2,598,270      2,598,270                           2,598,270

Diluted weighted average common
 equivalent shares outstanding              2,627,541         2,627,541      2,598,270                           2,598,270

                                                                    EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

For the following periods the registrant had no securities that were dilutive for the calculation of earnings per share.

                                                      Weighted average number of
Summary from the audited     Basic and diluted        basic and diluted common
 financial statements      loss per common share       stock shares outstanding
 --------------------      ---------------------       ------------------------

Year ended 7/31/2000              $(0.06)                     2,604,736

Year ended 7/31/1999              $(0.05)                     2,598,270

                                                                      APPENDIX D

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

[X] Quarterly Report under Section 13 or 15(d) of the Securities Exchange
    Act of 1934.

    For the quarter ended January 31, 2001.

[ ] Transition Report under Section 13 or 15(d) of the Securities Exchange
    Act of 1934.

    For the transition period from N/A to N/A.

    Commission File Number: 0-15207


                      FIRST AMERICAN HEALTH CONCEPTS, INC.
              (Exact name of small business issuer in its charter)


        ARIZONA                                          86-0418406
(State of Incorporation)                    (IRS Employer Identification Number)


7776 South Pointe Parkway West, Suite 150, Phoenix, Arizona           85044-5424
         (Address of principal executive offices)                     (Zip Code)


                                 (602) 414-0300
                (Issuer's telephone number, including area code)


           Securities Registered Pursuant to Section 12(b) of the Act:

                                      NONE

           Securities Registered Pursuant to Section 12(g) of the Act:

                         Common Stock without par value
                                (Title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing  requirements  for the past 90 days.
Yes [X]  No [ ]

Registrant's common stock outstanding at March 15, 2001 was 2,635,691 shares after deducting 468,102 shares of treasury stock.

                                TABLE OF CONTENTS

PART I. FINANCIAL INFORMATION                                               PAGE
                                                                            ----

     Item 1.  Financial Statements (Unaudited)

              Consolidated Balance Sheet as of January 31, 2001               2

              Consolidated Statements of Operations for the three
              months and six months ended January 31, 2001 and 2000           3

              Consolidated Statements of Cash Flows for the six
              months ended January 31, 2001 and 2000                          4

              Notes to the Consolidated Financial Statements                  5

     Item 2.  Management's Discussion and Analysis of Financial
              Condition and Results of Operations                             8

PART II.  OTHER INFORMATION

     Item 4.  Submission of Matters to a Vote of Security Holders,
              Directors, Executive Officers, Promoters and
              Control Persons;                                               12

     Item 6.  Exhibits and Reports on Form 8-K                               13

Signatures                                                                   14

                          PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES

                     Consolidated Balance Sheet (Unaudited)
                                January 31, 2001

                                     ASSETS
Current assets:
  Cash and cash equivalents                                         $ 1,820,718
  Marketable investment securities                                      142,960
  Member fees receivable, net of an allowance of $228,903             4,270,341
  Deferred expenses                                                      93,065
  Prepaid expenses                                                       96,479
  Deferred income taxes                                                 173,872
  Other current assets                                                  295,248
                                                                    -----------

      Total current assets                                            6,892,683
                                                                    -----------
Property and equipment:
  Office furniture and fixtures                                         350,310
  Office equipment and software                                       3,954,910
  Leasehold improvements                                                201,083
                                                                    -----------
                                                                      4,506,303
  Less accumulated depreciation and amortization                     (3,088,022)
                                                                    -----------

      Property and equipment, net                                     1,418,281
                                                                    -----------
  Intangible assets, net                                                758,503
                                                                    -----------

      Total assets                                                  $ 9,069,467
                                                                    ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                  $   644,495
  Claims payable                                                        544,000
  Deferred revenue                                                    2,226,907
  Accrued expenses                                                      374,873
  Accrued income taxes                                                   76,042
                                                                    -----------

      Total current liabilities                                       3,866,317
                                                                    -----------

Commitments and contingencies                                                --

Shareholders' equity:
  Common stock, no par value; authorized, 8,000,000 shares;
    3,103,793 shares issued                                             954,434
  Additional paid-in capital                                          2,561,739
  Net unrealized loss on marketable investment securities                (7,812)
  Retained earnings                                                   3,180,521
  Treasury stock, at cost, 468,102 shares                            (1,485,732)
                                                                    -----------

      Total shareholders' equity                                      5,203,150
                                                                    ===========

      Total liabilities and shareholders' equity                    $ 9,069,467
                                                                    ===========

          See accompanying notes to consolidated financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES

                Consolidated Statements of Operations (Unaudited)

                                                                  THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                     JANUARY 31,                    JANUARY 31,
                                                             ---------------------------     ---------------------------
                                                                2001            2000            2001            2000
                                                             -----------     -----------     -----------     -----------
Operating revenues:
 Fee revenues                                                $ 2,464,655     $ 1,655,604     $ 4,508,505     $ 3,345,037
 Reinsurance revenues                                          2,503,483         916,958       4,266,758       1,731,398
                                                             -----------     -----------     -----------     -----------
      Total operating revenues                                 4,968,138       2,572,562       8,775,263       5,076,435

Operating expenses:
 Sales and marketing costs                                       517,745         317,572         860,590         615,036
 Direct membership costs                                         884,205         692,938       1,497,340       1,264,667
 General and administrative expenses                           1,237,786         697,796       2,168,579       1,446,610
 Reinsurance expense                                           2,079,308         613,556       3,599,608       1,260,259
 ESOP compensation expense                                        21,000          20,035          42,000          22,560
 Depreciation                                                    137,456         177,627         278,589         313,599
                                                             -----------     -----------     -----------     -----------
      Total operating expenses                                 4,877,500       2,519,524       8,446,706       4,922,731
                                                             -----------     -----------     -----------     -----------

      Operating income                                            90,638          53,038         328,557         153,704
                                                             -----------     -----------     -----------     -----------
Non-operating income (expense):
 Interest income                                                  34,168          22,019          65,829          49,470
 Interest expense                                                     --             (10)             --            (458)
                                                             -----------     -----------     -----------     -----------
      Total non-operating income                                  34,168          22,009          65,829          49,012
                                                             -----------     -----------     -----------     -----------
      Income before income tax expense and change in
       accounting principle                                      124,806          75,047         394,386         202,716

Income tax expense                                               (57,265)        (37,061)       (137,427)        (80,469)
                                                             -----------     -----------     -----------     -----------
      Net income before change in accounting principle            67,541          37,986         256,959         122,247
                                                             -----------     -----------     -----------     -----------
Change in accounting principle, net of tax
 benefit of $95,337                                                   --              --              --        (158,896)
                                                             -----------     -----------     -----------     -----------

      Net income (loss)                                      $    67,541     $    37,986     $   256,959     $   (36,649)
                                                             ===========     ===========     ===========     ===========
Basic and diluted net income (loss) per share:
 Net income before change in accounting principle            $      0.03     $      0.01     $      0.10     $      0.05
 Change in accounting principle                                       --              --              --           (0.06)
                                                             -----------     -----------     -----------     -----------

 Basic and diluted net income (loss) per share               $      0.03     $      0.01     $      0.10     $     (0.01)
                                                             ===========     ===========     ===========     ===========

Basic - weighted average common shares outstanding             2,606,714       2,604,736       2,605,724       2,604,736
                                                             ===========     ===========     ===========     ===========

Diluted - weighted average common shares outstanding           2,635,545       2,623,715       2,629,657       2,625,155
                                                             ===========     ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES

                Consolidated Statements of Cash Flows (Unaudited)
                   Six months ended January 31, 2001 and 2000

                                                                       SIX MONTHS ENDED JANUARY 31,
                                                                     --------------------------------
                                                                         2001                 2000
                                                                     -----------          -----------
Cash flows from operating activities:
  Net income (loss)                                                  $   256,959          $   (36,649)
  Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
    Depreciation                                                         278,589              313,599
    Change in accounting principle                                            --              158,896
    ESOP shares committed to be released                                      --               22,560
    Income tax benefit of stock options                                   10,944                   --
    Allowance for doubtful accounts receivable                          (116,389)              57,524
    Deferred income taxes                                                (25,090)             (39,099)
  Changes in assets and liabilities:
    Member fees receivable                                            (2,187,939)            (949,727)
    Deferred expenses                                                     46,526              (21,214)
    Prepaid expenses and other current assets                            143,330               85,967
    Income tax receivable                                                     --              (91,028)
    Accounts payable                                                     463,727              170,577
    Claims payable                                                       231,600               67,000
    Deferred revenue                                                   1,020,474              111,061
    Accrued income taxes                                                 151,585                   --
    Accrued expenses                                                      39,035              (66,121)
                                                                     -----------          -----------

        Net cash provided by (used in) operating activities              313,351             (216,654)
                                                                     -----------          -----------
Cash flows from investing activities:
  Proceeds from the sale of marketable securities                        100,000                   --
  Note receivable - officer                                                   --               28,794
  Purchases of property and equipment                                    (74,667)            (158,276)
                                                                     -----------          -----------

        Net cash provided by (used in) investing activities               25,333             (129,482)
                                                                     -----------          -----------
Cash flows from financing activities:
  Proceeds from stock options exercised                                  197,138                   --
  Repayments of bank loan                                                     --              (21,100)
                                                                     -----------          -----------

        Net cash provided by (used in) financing activities              197,138              (21,100)
                                                                     -----------          -----------

        Net increase (decrease) in cash and cash equivalents             535,822             (367,236)

Cash and cash equivalents, beginning of period                         1,284,896            1,625,874
                                                                     -----------          -----------

Cash and cash equivalents, end of period                             $ 1,820,718          $ 1,258,638
                                                                     -----------          -----------
SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES:
  Unrealized gain (loss) on marketable investment securities         $    13,960          $    (9,712)
                                                                     ===========          ===========

          See accompanying notes to consolidated financial statements.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - GENERAL

First American Health Concepts, Inc. ("FAHC" or the "Company") was incorporated in Arizona in 1981 and first offered common stock publicly in October 1985. FAHC markets and administers vision care programs under the registered trade names of Eye Care Plan of America(R) and ECPA(R).

Initially, FAHC's growth came from the development of a direct access preferred pricing program. This program is delivered through a national preferred provider ("PPO") network of independent and retail optometrists, opticians and ophthalmologists. The most significant growth in the past three years has occurred in the self-funded products and the insured products that are underwritten by primary insurance carriers. Prior to January 1998, the Company received administrative fee revenue in association with the insured revenue. In January 1998, FAHC formed a captive reinsurance company, First American Reinsurance Company ("FARC") in order to share in the underwriting profits of the primary carrier.

In December 1999, the subsidiary Eye Care Plan of America - California, Inc. ("ECPA-CA") received licensure approval from the state of California. ECPA-CA allows the Company to operate as an HMO in the number one vision care market in the country. ECPA-CA operates as a specialized Knox-Keene Health Care Service Organization.

PRINCIPLES OF CONSOLIDATION AND BASIS FOR PRESENTATION

These financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, the unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, the results of operations, and statements of cash flows for the periods presented.

The unaudited consolidated financial statements presented herein were prepared using the underlying accounting principles utilized in the Company's fiscal year 2000 annual audited consolidated financial statements, filed on Form 10-KSB with the Securities and Exchange Commission on December 22, 2000. Operating results for the three and six month periods ended January 31, 2001 are not necessarily indicative of the results that may be expected for the year ending July 31, 2001. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's fiscal year 2000 audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the year ended July 31, 2000.

The consolidated financial statements include the financial statements of the Company and its three wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Additionally, certain prior period amounts have been reclassified to conform to current year presentation. The effects of the reclassifications had no impact on net income
(loss).

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - CHANGE IN ACCOUNTING PRINCIPLE

The Company adopted Statement of Position ("SOP") 98-5 "REPORTING THE COSTS OF START-UP ACTIVITIES" which requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. This new standard, which was effective for the Company for the fiscal year ended July 31, 2000, was evaluated by management and any relevant costs were expensed during the quarter ended October 31, 1999. The Company was previously deferring start-up costs associated with ECPA-CA. Accordingly, the Company recorded a $159,000 change in accounting principle (after reduction for income taxes of $95,000) which is included in the net loss for the six months ended January 31, 2000. This change in accounting principle resulted in a reduction of net income per share of $0.06 per share basic and diluted.

NOTE 3 - EMPLOYEE STOCK OWNERSHIP PLAN

During fiscal 1994, the Company implemented an employee stock ownership plan (First American Health Concepts, Inc. Employee Stock Ownership Plan and related Trust) (the "ESOP Plan"), qualified as a stock bonus plan under Section 401(a) of the Internal Revenue Code. The ESOP Plan is designated to invest primarily in Company stock exclusively for the benefit of eligible employees of the company. Each eligible employee becomes a participant in the Plan upon completion of one year of service as defined by the ESOP Plan agreement. Company contributions are determined each year by the Company's Board of Directors (subject to certain limitations) and are allocated among the accounts of the participants in proportion to their total compensation.

In October 1994, the Trust borrowed $422,000 from a bank for a term of five years at an annual interest rate of 8.42%. The proceeds, along with the Company's 1994 ESOP contribution, were used to purchase 91,978 treasury shares from the Company. Because the Company guaranteed the bank loan, it is reported as long-term debt of the Company. The shares sold by the Company to the Trust were reflected in shareholders' equity, and an amount corresponding to the borrowing (the guaranteed ESOP obligation) was reported as a reduction of shareholders' equity.

The loan agreement required quarterly payments of principal and interest, which were paid from the Company's contributions to the ESOP. As the principal amount of the borrowing was repaid, the liability and the guaranteed ESOP obligation were reduced. The Company recognized compensation expense equal to the average fair market value of the shares committed to be released for allocation to participants in the ESOP Plan, which was based on total debt service requirements.

The loan was paid in full during the quarter ended January 31, 2000.

              FIRST AMERICAN HEALTH CONCEPTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - EARNINGS PER SHARE

The following is presented as a reconciliation of the numerators and the denominators of basic and diluted earnings per share computations, in accordance with SFAS No. 128.

                                                                  FOR THE THREE MONTHS ENDED JANUARY 31,
                                          -----------------------------------------------------------------------------------
                                                            2001                                        2000
                                          ---------------------------------------     ---------------------------------------
                                             INCOME        SHARES       PER SHARE       INCOME         SHARES       PER SHARE
                                          (NUMERATOR)   (DENOMINATOR)    AMOUNTS      (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                          -----------   -------------    -------      -----------   -------------    -------
BASIC EPS:
Income available to Common shareholders     $ 67,541      2,604,736       $0.03       $  37,986       2,604,736      $ 0.01

Exercise of Common stock options                  --          1,978          --              --              --          --

EFFECT OF DILUTIVE SECURITIES:
Common stock options                              --         28,831          --              --          18,979          --
                                            --------      ---------       -----       ---------       ---------      ------
DILUTED EPS:
Income available to Common shareholders     $ 67,541      2,635,545       $0.03       $  37,986       2,623,715      $ 0.01
                                            --------      ---------       -----       ---------       ---------      ------

                                                                   FOR THE SIX MONTHS ENDED JANUARY 31,
                                          -----------------------------------------------------------------------------------
                                                            2001                                        2000
                                          ---------------------------------------    ----------------------------------------
                                             INCOME        SHARES       PER SHARE    INCOME (LOSS)     SHARES       PER SHARE
                                          (NUMERATOR)   (DENOMINATOR)    AMOUNTS      (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                          -----------   -------------    -------      -----------   -------------    -------
BASIC EPS:
Income available to Common shareholders     $256,959      2,604,736       $0.10       $ 122,247       2,604,736      $ 0.05

Change in accounting principle                    --             --          --        (158,896)             --       (0.06)

Exercise of Common stock options                  --            988          --              --              --          --

EFFECT OF DILUTIVE SECURITIES:
Common stock options                              --         23,933          --              --          20,419          --
                                            --------      ---------       -----       ---------       ---------      ------
DILUTED EPS:
Income (loss) available to Common
shareholders                                $256,959      2,629,657       $0.10       $ (36,649)      2,625,155      $(0.01)
                                            --------      ---------       -----       ---------       ---------      ------

NOTE 5 - SUBSEQUENT EVENTS

On January 25, 2001, the Company elected Robert J. Delsol as Chairman of the Board. Mr. Delsol succeeds John R. Behrmann who had served as Chairman of the Board since January 1997. On February 21, 2001 John R. Behrmann submitted his resignation from the Board of Directors.

On February 26, 2001, Italian eyewear maker Luxottica Group S.p.A., which markets and administers vision care plans, announced plans to acquire First American Health Concepts, Inc., for $25 million in cash, or $9.06 per share, in a bid to expand its geographic reach and marketing resources. The merger is subject to customary closing conditions and is expected to be completed during the second quarter of 2001.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Net income for the three and six month periods ended January 31, 2001 was $68,000 and $257,000, respectively, or $0.03 and $0.10, respectively, per share basic and diluted, compared to net income, before change in accounting principle, for the three and six month periods ended January 31, 2000 of $38,000 and $122,000, respectively, or $0.01 and $0.05, respectively, per share basic and diluted. Net income for the three and six month periods ended January 31, 2001 increased significantly as a result of an increase in insured and self-funded revenue resulting from a significant increase in the volume of insured customers marketed through the Company's captive reinsurance subsidiary. Net income for the six months ended January 31, 2000 was reduced by $159,000, net of taxes of $95,000, or $0.06 per share basic and diluted, due to a change in accounting principle resulting from the Company's adoption of Statement of Position 98-5 which required that costs incurred during start-up activities, including organization costs, be expensed as incurred.

Operating revenues for the three months ended January 31, 2001, were $4,968,000 compared to $2,573,000 for the three months ended January 31, 2000, an increase of over 93%. Operating revenues for the six months ended January 31, 2001, were $8,775,000 compared to $5,076,000 for the same period in fiscal 2000, an increase of over 73%. Reinsurance revenues generated from the Company's indemnity plans increased 173% to $2,503,000 for the three months ended January 31, 2001, as compared to $917,000 for the same period in the prior year. Reinsurance revenues for the six months ended January 31, 2001 were $4,267,000, a 146% increase over the same period in fiscal 2000. The significant increase in reinsurance revenue for the three and six month periods ended January 31, 2001, as compared to the same period in the prior year is due to continued growth in the insured products segment of our business. This segment is anticipated to continue to grow as company sponsored cafeteria plans continue to expand insured benefits offered to their employees. Revenues from the Company's traditional vision care savings product were $1,108,000 and $2,033,000 for the three and six months ended January 31, 2001, as compared to revenues of $914,000 and
$1,854,000, respectively, for the corresponding periods in fiscal 2000. Non-insured revenues from the vision care savings products are expected to remain flat due to a decreasing demand for these products.

Total operating expenses increased 94% to $4,878,000 for the three months ended January 31, 2001 as compared to $2,520,000 for the same period in fiscal 2000. Total operating expenses for the six months ended January 31, 2001 increased 72% to $8,447,000, as compared to $4,923,000 for the same period in fiscal 2000. However, the ratio of total operating expenses to total revenue decreased to 96% for the six months ended January 31, 2001, as compared to 97% for the same period a year ago. The majority of the overall increase in operating expenses resulted from increased reinsurance expenses which corresponds with the increased reinsurance revenues. A significant portion of the remaining increase in operating expenses is attributable to the substantial costs incurred in connection with the process of reviewing, reconciling and restating the Company's books and records, the investigation of its prior accounting practices and preparation of its audited consolidated financial statements for the years ended July 31, 2000 and 1999. Additionally, the Company's California subsidiary, Eye Care Plan of America - California, Inc. (ECPA-CA) continues to incur increased general and administrative expenses as it expands its marketing efforts in California.

Sales and marketing costs increased 63% to $518,000 for the three months ended January 31, 2001, as compared to $318,000 for the three months ended January 31, 2000. Sales and marketing expense for the six month period ended January 31, 2001 increased 40% to $861,000, as compared to $615,000 for the same period in fiscal 2000. The increase in sales and marketing expenses incurred during the

2001 periods were primarily due to increased salaries and related benefits and sales commissions as well as higher costs of promotional materials and related postage.

Direct membership costs increased 28% to $884,000 for the three months ended January 31, 2001, as compared to $693,000 for the same period in fiscal 2000. Direct membership costs increased 18% to $1,497,000 for the six month period ended January 31, 2001, as compared to $1,265,000 for the same period in fiscal 2000. The majority of the increase of direct membership costs is due to increased staffing and contract labor and costs associated with supplying vision plan members with membership materials, maintaining a national provider network and administering claims processing functions.

General and administrative expenses increased 77% to $1,238,000 for the three months ended January 31, 2001, as compared to $698,000 for the same quarter in the prior year. General and administrative expenses for the six months ended January 31, 2001 increased 50% to $2,169,000, as compared to $1,447,000 for the same period in the prior year. During the six months ended January 31, 2001, the Company incurred substantial costs in connection with the process of reviewing, reconciling and restating its books and records, the investigation of its prior accounting practices for the years ended July 31, 2000 and 1999. Included in these expenses are the costs of the audits for fiscal years 2000 and 1999, legal costs, and costs of retaining outside accounting resources to assist management in reviewing and reconciling its books and records. Total cost incurred to date is approximately $267,000 of which $48,000 was incurred during the first quarter of 2001.

Reinsurance expense increased to $2,079,000 for the three months ended January 31, 2001, as compared to $614,000 for the three months ended January 31, 2000. Reinsurance expense for the six months ended January 31, 2001 was $3,600,000 as compared to $1,260,000 for the same period in fiscal 2000. The increased expense corresponds to the increase in reinsurance revenues. As discussed above, the increase in reinsurance revenues is due to the increased volume of lives insured under our quota share agreements with our primary insurance carriers.

ESOP compensation expense represents contributions committed for the periods in accordance with the Company's employee stock ownership plan implemented during fiscal 1994. Expense recognized is affected by compensation expense of eligible participating employees and the average market price of the Company's common stock during the periods.

Depreciation was $137,000 for the three months ended January 31, 2001, as compared to $178,000 for the same period in the prior year. Depreciation for the six months ended January 31, 2001 was $279,000, as compared to $314,000 for the same period in the prior year. The decrease was due to certain fixed assets becoming fully depreciated during the six months ended January 31, 2001.

Interest income was $34,000 and $66,000 for the three and six month periods ended January 31, 2001, respectively, as compared to $22,000 and $49,000 for the same periods in fiscal 2000. The increase in interest income is due to a higher weighted average balance of invested funds during the three and six month periods ended January 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

Working capital increased 29% from $2,343,000 and a current ratio of 2.15:1 at July 31, 2000 to working capital of $3,026,000 and a current ratio of 1.78:1 at January 31, 2001. Cash and cash equivalents and marketable investment securities increased $450,000, or 30%, from $1,514,000 at July 31, 2000 to $1,964,000 at
January 31, 2001.

The Company's cash and cash equivalents increased $536,000, or 42%, from $1,285,000 at July 31, 2000 to $1,821,000 at January 31, 2001. Cash flow from operating activities was $313,000 for the six months ended January 31, 2001 compared to cash used in operating activities of $(217,000) for the same period in fiscal 2000. The increase in cash flows from operating activities for the six months ended January 31, 2001 was due to a focus on collection efforts of past due accounts and due to the significant increase in the volume of insured customers marketed through the Company's captive reinsurance subsidiary which accounted for the majority of the increase in overall earnings.

Investing activities for the six months ended January 31, 2001 contributed $100,000 from the sale of certain of its marketable securities offset by capital expenditures of $75,000. During the six months ended January 31, 2000 the Company collected $28,000 on a note receivable from an officer of the Company offset by capital expenditures of $158,000. The majority of capital expenditures for the six months ended January 31, 2001 and 2000 were for the purchase of new computer hardware and software and necessary system implementation support.

Financing activities generated $197,000 during the six months ended January 31, 2001 from the exercise of stock options, the majority of which was received from a member of the Board of Directors. For the six months ended January 31, 2000, the Company repaid its remaining ESOP loan obligation of $21,000 which matured in November 1999.

Management anticipates moderate capital expansion in 2001 through capital additions and infrastructure expenditures to accommodate growth as it occurs. The Company believes its ongoing cash flow will support all anticipated capital expenditures and operating expenses.

CHANGE IN ACCOUNTING PRINCIPLE

The Company adopted Statement of Position ("SOP") 98-5 "REPORTING THE COSTS OF START-UP ACTIVITIES" which requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. This new standard, which was effective for the Company for the fiscal year ended July 31, 2000, was evaluated by management and any relevant costs were expensed during the quarter ended October 31, 1999. The Company was previously deferring start-up costs associated with ECPA-CA. Accordingly, the Company recorded a $159,000 change in accounting principle (after reduction for income taxes of $95,000) which is included in the net loss for the six months ended January 31, 2000. This change in accounting principle resulted in a reduction of net income of $0.06 per share basic and diluted.

SUBSEQUENT EVENTS

On January 25, 2001, the Company elected Robert J. Delsol as Chairman of the Board. Mr. Delsol succeeds John R. Behrmann who had served as Chairman of the Board since January 1997. On February 21, 2001 John R. Behrmann submitted his resignation from the Board of Directors.

On February 26, 2001, Italian eyewear maker Luxottica Group S.p.A., which markets and administers vision care plans, announced plans to acquire First American Health Concepts Inc., for $25 million in cash, or $9.06 per share, in a bid to expand its geographic reach and marketing resources. The merger is subject to customary closing conditions and is expected to be completed during the second quarter of 2001.

FORWARD-LOOKING STATEMENTS

This Report on Form 10-QSB contains forward-looking statements. The words "believe," "expect," "anticipate," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, projections of revenues, income, or loss, capital expenditures, plans for future operations, financing needs or plans, the impact of inflation and plans relating to the foregoing.

                           PART II. OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

           Incorporated by reference to the Company's 2000 Definitive Notice and Proxy Statement filed January 4, 2001.

Item 4(a)  Annual Meeting of Shareholders: January 24, 2001

Item 4(b) Proposal No. 1: Adoption of an amendment to Article X of the Company's Articles of Incorporation to allow from three (3) to seven
           (7) directors rather than requiring five (5) to seven (7) directors:

                                                  1,552,662   For
                                                     49,972   Against
                                                      3,200   Abstain

Item 4(c)  Proposal No. 2: Election of Directors:

           John R. Behrmann                       1,436,951   For
                                                     48,192   Withhold Authority
                                                          0   Abstain

           Robert J. Delsol                       3,128,985   For
                                                     23,493   Withhold Authority
                                                          0   Abstain

           Thomas B. Morgan                       1,151,487   For
                                                     42,381   Against
                                                          0   Abstain

           Robert M. Topol                        2,037,485   For
                                                     27,673   Against
                                                          0   Abstain

           James D. Hyman                         1,151,487   For
           (Nominee)                                 42,381   Against
                                                          0   Abstain

           Roy Kirkorian                          1,666,400   For
           (Nominee)                                      0   Against
                                                          0

           John W. Heidt                          1,495,465   For
           (Nominee)                                      0   Against
                                                          0   Abstain

On January 25, 2001 James D. Hyman was elected as a member of the Board of Directors by a majority vote of the newly elected Board of Directors.

Item 4(d) Proposal No. 3: To ratify the Board of Directors recommendation to appoint Pannell Kerr Forster of Texas, P.C. the Company's independent public accountants for fiscal year 2001.

                                                  2,353,216   For
                                                      3,640   Against
                                                     21,877   Abstain

Item 4(e) There were no settlements between registrant and any other participant terminating any solicitation, subject to Rule 14a-11.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

Item 6 (a) Exhibits

       11.1  Computation of earnings per share

Item 6 (b) Reports on Form 8-K

          No reports on Form 8-K have been filed during the quarter for which this report is filed.

                                   SIGNATURES

     In accordance with Section 13 or 15 (d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       FIRST AMERICAN HEALTH CONCEPTS, INC.
                                                  (Registrant)


Date: March 15, 2001                   By: /s/ James D. Hyman
                                           -------------------------------------
                                           (James D. Hyman)
                                           President, Chief Executive Officer
                                           and Director

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                               TITLE                            DATE
---------                               -----                            ----


/s/ James D. Hyman            President, Chief Executive                3/15/01
--------------------------    Officer and Director
   (James D. Hyman)



/s/ James A. Gresko           Vice President of Finance and             3/15/01
--------------------------    Chief Financial Officer
   (James A. Gresko)

                                                                    Exhibit 11.1

                       COMPUTATION OF PER SHARE EARNINGS

                                                                  FOR THE THREE MONTHS ENDED JANUARY 31,
                                          -----------------------------------------------------------------------------------
                                                            2001                                        2000
                                          ---------------------------------------     ---------------------------------------
                                             INCOME        SHARES       PER SHARE       INCOME         SHARES       PER SHARE
                                          (NUMERATOR)   (DENOMINATOR)    AMOUNTS      (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                          -----------   -------------    -------      -----------   -------------    -------
BASIC EPS:
Income available to Common shareholders     $ 67,541      2,604,736       $0.03       $  37,986       2,604,736      $ 0.01

Exercise of Common stock options                  --          1,978          --              --              --          --

EFFECT OF DILUTIVE SECURITIES:
Common stock options                              --         28,831          --              --          18,979          --
                                            --------      ---------       -----       ---------       ---------      ------
DILUTED EPS:
Income available to Common shareholders     $ 67,541      2,635,545       $0.03       $  37,986       2,623,715      $ 0.01
                                            --------      ---------       -----       ---------       ---------      ------

                                                                   FOR THE SIX MONTHS ENDED JANUARY 31,
                                          -----------------------------------------------------------------------------------
                                                            2001                                        2000
                                          ---------------------------------------    ----------------------------------------
                                             INCOME        SHARES       PER SHARE    INCOME (LOSS)     SHARES       PER SHARE
                                          (NUMERATOR)   (DENOMINATOR)    AMOUNTS      (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                          -----------   -------------    -------      -----------   -------------    -------
BASIC EPS:
Income available to Common shareholders     $256,959      2,604,736       $0.10       $ 122,247       2,604,736      $ 0.05

Change in accounting principle                    --             --          --        (158,896)             --       (0.06)

Exercise of Common stock options                  --            988          --              --              --          --

EFFECT OF DILUTIVE SECURITIES:
Common stock options                              --         23,933          --              --          20,419          --
                                            --------      ---------       -----       ---------       ---------      ------
DILUTED EPS:
Income (loss) available to Common
shareholders                                $256,959      2,629,657       $0.10       $ (36,649)      2,625,155      $(0.01)
                                            --------      ---------       -----       ---------       ---------      ------

                                      PROXY
                      FIRST AMERICAN HEALTH CONCEPTS, INC.
                     7776 S. POINTE PARKWAY WEST, SUITE 150
                           PHOENIX, ARIZONA 85044-5424

                PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO
                     BE HELD ON MAY ____, 2001 At 2:00 P.M.

The undersigned hereby appoints James D. Hyman and Robert J. Delsol, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock, no par value, of First American Health Concepts, Inc. held by the undersigned at the close of business on March 12, 2001, which the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held on May ____, 2001 at 2:00 p.m., local time, at Another Pointe in Tyme Restaurant at The Pointe South Mountain Resort, 7777 S. Pointe Parkway, Phoenix, Arizona 85044, and at any adjournment thereof, upon the matters described in the accompanying notice of special meeting of shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the notice of special meeting of shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

PROPOSAL OF THE BOARD OF DIRECTORS TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 26, 2001, BY AND AMONG FIRST AMERICAN HEALTH CONCEPTS, INC., EYEMED VISION CARE, LLC AND SAX CORP. AND THE MERGER CONTEMPLATED THEREBY.

[ ]   FOR                        [ ]   AGAINST                     [ ]   ABSTAIN

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST AMERICAN HEALTH CONCEPTS, INC. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.

A FAILURE TO VOTE OR A VOTE TO ABSTAIN HAS THE SAME EFFECT AS A VOTE CAST AGAINST ADOPTION OF THE MERGER AGREEMENT.

                           Dated: ______________, 2001

                                    Signature

                    Please sign exactly as your name(s) appear(s) hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please add your full title as such. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.